UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ZELTIQ Aesthetics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.001 per share, of ZELTIQ Aesthetics, Inc.
(2)

Aggregate number of securities to which transaction applies:

44,292,921 shares of Common Stock, which includes restricted stock units and performance stock units to purchase 1,288,625 shares of Common Stock, options to purchase 2,540,122 shares of Common Stock with exercise prices at or below $56.50 per share and 49,000 shares of common stock issuable through the end of the current offering period under ZELTIQ Aesthetics, Inc.’s 2011 Employee Stock Purchase Plan.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) 40,415,174 shares of Common Stock multiplied by $56.50 per share, (B) 1,288,625 shares of Common Stock issuable pursuant restricted stock units and performance stock units multiplied by $56.50 per share, (C) 49,000 shares of common stock issuable through the end of the current offering period under ZELTIQ Aesthetics, Inc.’s 2011 Employee Stock Purchase Plan multiplied by $56.50 per share and (D) options to purchase 2,540,122 shares of Common Stock with exercise prices below $56.50 multiplied by $45.25 per share (which is the difference between $56.50 and the weighted average exercise price per share for such options). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.0001159 by the sum of the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $2,473,973,664
	(5)	Total fee paid: $286,733.55
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Preliminary Copy

ZELTIQ Aesthetics, Inc.

4410 Rosewood Drive

Pleasanton, California 94588

(925) 474-2500

[            ], 2017

Dear Stockholder:

We invite you to attend a special meeting of stockholders of ZELTIQ Aesthetics, Inc. (“ZELTIQ”) to be held at the Rosewood Conference Center, 4400 Rosewood Dr., Pleasanton, CA 94588, at [        ] [    ].m., local time, on [            ], 2017 (the “Special Meeting”). Only holders of record of ZELTIQ common stock at the close of business on [            ], 2017, will be entitled to vote at the Special Meeting or any adjournment or postponement of the Special Meeting.

At the Special Meeting, we will ask you to vote for the adoption of the Agreement and Plan of Merger, dated as of February 13, 2017, by and among Allergan Holdco US, Inc. (“Allergan US”), Blizzard Merger Sub, Inc., a wholly-owned subsidiary of Allergan US, and ZELTIQ (the “merger agreement”). As a result of the merger contemplated by the merger agreement (the “merger”), ZELTIQ will become a direct wholly-owned subsidiary of Allergan US.

We are also asking you (a) to approve, on an advisory basis, the merger-related compensation that may be paid or become payable to ZELTIQ’s named executive officers and (b) to expressly grant the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement.

If the merger is completed, you will be entitled to receive $56.50 in cash, without interest, for each share of ZELTIQ common stock that you own, and you will have no ongoing ownership interest in the continuing business of ZELTIQ. We cannot complete the merger unless all of the conditions to the completion of the merger, including the adoption of the merger agreement by holders of a majority of the outstanding shares of ZELTIQ common stock, are satisfied or waived.

Our board of directors carefully reviewed and considered the terms and conditions of the proposed merger. Based on its review, our board of directors has unanimously approved the merger agreement, the merger and the other transactions contemplated thereby, determined that it is advisable and in the best interests of ZELTIQ and its stockholders that ZELTIQ enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement, directed that the merger agreement be submitted to a vote for adoption at the Special Meeting, and unanimously recommended that our stockholders adopt the merger agreement and thereby approve the merger.

Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and thereby approve the merger, “FOR” the proposal to approve, on an advisory basis, the merger-related compensation for ZELTIQ’s named executive officers, and “FOR” the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of the proposal to adopt the merger agreement.

YOUR VOTE IS IMPORTANT.

In the materials accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a proxy statement relating to the actions to be taken by our shareholders at the Special Meeting and a proxy card.

The proxy statement includes other important information about the merger agreement and the merger. We encourage you to read the entire proxy statement and its annexes carefully. A copy of the merger agreement is attached as Annex A to the attached proxy statement.

Your vote is very important, regardless of how many shares you own. Whether or not you plan to attend the Special Meeting, please complete, sign, date and return your proxy card in the enclosed envelope as promptly as possible or submit your proxy over the Internet or by telephone as instructed in these materials. It is important that your shares be represented and voted at the Special Meeting. If you are a shareholder of record, you may vote in person at the Special Meeting as you wish, even if you have previously returned your proxy card or appointed a proxy over the Internet or by telephone. If your shares are held in the name of your bank, brokerage firm or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Special Meeting.

If your shares of ZELTIQ’s common stock are held in street name by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee as to how to vote your shares of ZELTIQ’s common stock, following the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of the Company’s common stock “FOR” approval of the proposal to approve the merger agreement and the principal terms of the merger will have the same effect as voting against the proposal to approve the merger agreement and the principal terms of the merger.

If you have any questions or need assistance voting your shares of ZELTIQ’s common stock, please call Alliance Advisors, our proxy solicitor, toll-free at 1-855-601-2248.

On behalf of our board of directors, I thank you for your support and urge you to vote “FOR” the approval of the merger agreement and the principal terms of the merger.

Sincerely,

Sergio Garcia
Senior Vice President, General Counsel and Corporate Secretary

Neither the United States Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in the proxy statement or determined if the proxy statement is adequate or accurate. Any representation to the contrary is a criminal offense.

Preliminary Copy

ZELTIQ Aesthetics, Inc.

4410 Rosewood Drive

Pleasanton, California 94588

(925) 474-2500

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [            ], 2017

The proxy statement is dated [            ], 2017, and the proxy statement and form of proxy are first being mailed to stockholders of ZELTIQ on or about [            ], 2017.

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders of ZELTIQ Aesthetics, Inc., a Delaware corporation (“ZELTIQ”), that will be held at the Rosewood Conference Center, 4400 Rosewood Dr., Pleasanton, CA 94588, at [        ] [    ].m., local time, on [            ], 2017 (the “Special Meeting”), for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of February 13, 2017, by and among Allergan Holdco US, Inc. (“Allergan US”), Blizzard Merger Sub, Inc., a wholly-owned subsidiary of Allergan US, and ZELTIQ (the “merger agreement”);

2.	To consider and vote, on an advisory basis, upon a proposal to approve the merger-related compensation for ZELTIQ’s named executive officers;

3.	To vote to adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of adoption of the merger agreement; and

4.	To transact such other business that may properly come before the Special Meeting or any postponement or adjournment of the meeting.

Our board of directors carefully reviewed and considered the terms and conditions of the merger contemplated by the merger agreement (the “merger”). Based on its review, our board of directors has approved the merger agreement, the merger and the other transactions contemplated thereby, determined that it was and is advisable and in the best interests of ZELTIQ and its stockholders that ZELTIQ enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement, directed that the merger agreement be submitted to a vote for adoption at the Special Meeting, and unanimously recommended that our stockholders adopt the merger agreement and thereby approve the merger. This item of business to be submitted to a vote of the stockholders at the Special Meeting is more fully described in the attached proxy statement, which we urge you to read carefully. Our board of directors also unanimously recommends that you (a) vote to approve, on an advisory basis, the merger-related compensation for ZELTIQ’s named executive officers and (b) expressly grant the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement. We are not aware of any other business to come before the Special Meeting.

Stockholders of record at the close of business on [            ], 2017, are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement of the meeting. All stockholders are cordially invited to attend the Special Meeting in person. Adoption of the merger agreement will require the affirmative vote of the holders of a majority of the outstanding shares of ZELTIQ common stock at the close of business on the record date.

ZELTIQ stockholders will have the right to demand appraisal of their shares of common stock and obtain payment in cash for the fair value of their shares of common stock, but only if they submit a written demand for an appraisal before the vote is taken on the adoption of the merger agreement and comply with the applicable provisions of Delaware law. A copy of the Delaware statutory provisions relating to appraisal rights is included as Annex C to the attached proxy statement, and a summary of these provisions can be found under “The Merger—Appraisal Rights” in the attached proxy statement.

You should not send any certificates representing shares of ZELTIQ common stock with your proxy card. Upon completion of the merger, you will be sent instructions regarding the procedure to exchange your stock certificates for the cash merger consideration.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE ADOPTION OF THE MERGER AGREEMENT AND THEREBY APPROVE THE MERGER, “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE MERGER-RELATED COMPENSATION TO BE PAID TO ZELTIQ’S NAMED EXECUTIVE OFFICERS, AND, IF NECESSARY, TO ADJOURN THE SPECIAL MEETING FOR THE PURPOSES

OF OBTAINING ADDITIONAL PROXIES TO VOTE IN FAVOR OF ADOPTING THE MERGER AGREEMENT. YOUR VOTE IS IMPORTANT.

Your vote is very important, regardless of the number of shares you own. Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy card, or appoint a proxy over the Internet or by telephone as instructed in these materials, to ensure that your shares will be represented and voted at the Special Meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement, for the approval of the merger-related compensation for ZELTIQ’s named executive officers, and, if necessary, to adjourn the Special Meeting for the purposes of obtaining additional proxies to vote in favor of adopting the merger agreement.

If you fail to return your proxy card or if you fail to appoint a proxy over the Internet or by telephone, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote against adoption of the merger agreement, but will have no effect on the vote to approve the merger-related compensation for ZELTIQ’s named executive officers or, if necessary, to adjourn the Special Meeting for the purposes of obtaining additional proxies to vote in favor of adopting the merger agreement. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Special Meeting.

No person has been authorized to give any information or to make any representations other than those set forth in the proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by ZELTIQ or any other person.

By Order of the Board of Directors, Sergio Garcia Senior Vice President, General Counsel and Corporate Secretary

[            ], 2017

Pleasanton, California

Neither the United States Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in the proxy statement or determined if the proxy statement is adequate or accurate. Any representation to the contrary is a criminal offense.

IN ADDITION TO DELIVERING THE PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON [ ], 2017, TO STOCKHOLDERS BY MAIL, THE PROXY STATEMENT FOR THE SPECIAL MEETING IS ALSO AVAILABLE AT [ ].

i

Certain Material U.S. Federal Income Tax Consequences of the Merger		48
Antitrust Matters		51
THE MERGER AGREEMENT		52
The Merger		52
Closing and Effective Time of Merger		52
Merger Consideration		53
Payment for Shares of Common Stock		53
Treatment of Equity Awards		54
Representations and Warranties		54
Conduct of Business Prior to Closing		56
Proxy Statement, Board Recommendation and Stockholders Meeting		60
No Solicitation of Other Offers		60
Ability to Change Board Recommendation/Termination in Connection with a Superior Offer		62
Agreements to Use Reasonable Best Efforts		63
Indemnification and Insurance		65
Employee Benefits		65
Other Covenants		66
Conditions to the Merger		66
Termination of the Merger Agreement		68
Fees and Expenses		69
Termination Fees		69
Effect of Termination		70
Amendment		70
PROPOSAL 2 – ADVISORY VOTE ON COMPENSATION		71
The Advisory Vote on Compensation		71
Vote Required and Recommendation of the Board of Directors		71
PROPOSAL 3 – AUTHORITY TO ADJOURN THE SPECIAL MEETING		72
The Adjournment Proposal		72
Vote Required and Recommendation of the Board of Directors		72
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT		73
MARKET FOR THE COMMON STOCK; DIVIDEND DATA		75
OTHER MATTERS		76
Adjournments		76
Stockholder Proposals		76
Where You Can Find More Information		76
Directions to the Special Meeting Location		77

ANNEX A	AGREEMENT AND PLAN OF MERGER DATED AS OF FEBRUARY 13, 2017, BY AND AMONG ALLERGAN HOLDCO US, INC., BLIZZARD MERGER SUB, INC., AND ZELTIQ AESTHETICS, INC.	A-1

ANNEX B	OPINION OF GUGGENHEIM SECURITIES, LLC	B-1

ANNEX C	SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW	C-1

ii

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To fully understand the merger contemplated by the Agreement and Plan of Merger, dated as of February 13, 2017, by and among Allergan Holdco US, Inc. (“Allergan US”), Blizzard Merger Sub, Inc., a wholly-owned subsidiary of Allergan US, and ZELTIQ (the “merger agreement”), and for a more complete description of the legal terms of the merger agreement, you should read carefully this entire proxy statement and the documents to which we refer. See “Other Matters – Where You Can Find More Information” (page 76) to obtain additional information on ZELTIQ. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.

ZELTIQ Aesthetics, Inc. (page 12). ZELTIQ Aesthetics, Inc. is a medical technology company focused on developing and commercializing products utilizing our proprietary controlled cooling technology platform. Our first commercial product, the CoolSculpting system, is designed to selectively reduce stubborn fat bulges. CoolSculpting is based on the scientific principle that fat cells are more sensitive to cold than the overlying skin and surrounding tissues. CoolSculpting utilizes precisely controlled cooling to reduce the temperature of fat cells in the treated area, which is intended to cause fat cell elimination through a natural biological process known as apoptosis, without causing scar tissue or damage to the skin, nerves, or surrounding tissue. We developed CoolSculpting to safely, noticeably, and measurably reduce the fat layer within a treated fat bulge without requiring the patient to diet or exercise.

Allergan Holdco US, Inc. and Blizzard Merger Sub, Inc. (page 12). Allergan US is a Delaware corporation and a direct wholly-owned subsidiary of Allergan plc. Allergan US is primarily a holding company for certain United States assets of Allergan plc. Blizzard Merger Sub, Inc. (“Merger Sub”) is a newly formed Delaware corporation and a wholly-owned subsidiary of Allergan US that has been formed specifically for the purpose of participating in the merger transaction with ZELTIQ.

The Merger (page 17). Under the merger agreement, Merger Sub will merge with and into ZELTIQ, and ZELTIQ will be the surviving corporation in the merger. After the completion of the merger, Allergan US will own all of our outstanding stock. Our stockholders will receive cash in the merger in exchange for their shares of ZELTIQ common stock.

Merger Consideration (page 53). If the merger is completed, you will receive $56.50 in cash, without interest and subject to any applicable withholding taxes, in exchange for each share of ZELTIQ common stock that you own unless you dissent and seek appraisal of the fair value of your shares. After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a ZELTIQ stockholder.

Treatment of Equity Awards (page 54). All vested ZELTIQ stock options will be canceled in the merger and the holder of the vested stock option will receive an amount of cash per share equal to excess, if any, of $56.50 over the exercise price per share of such stock option, without any interest thereon and subject to all applicable withholding. All vested ZELTIQ restricted stock units will be canceled in the merger and the holder of the vested stock units will receive an amount of cash per share equal to $56.50, without any interest thereon and subject to all applicable withholding. All ZELTIQ performance stock units will vest in full and be canceled in the merger and the holder of the performance stock units will receive an amount of cash per share equal to $56.50, without any interest thereon and subject to all applicable withholding.

All unvested stock options and restricted stock units will be converted into stock options and restricted stock units, as applicable, on the same terms and conditions as are in effect immediately prior to the merger, other than: (1) they will represent the right to acquire shares of Allergan plc ordinary shares; (2) the number of shares subject to the stock options and restricted stock units will be adjusted by multiplying the number of shares subject to the stock options and restricted stock units prior to the merger by the “exchange ratio,” rounded down to the nearest whole share; and (3) the exercise prices of the stock options will be adjusted by dividing the exercise price of each stock option prior to the merger by the “exchange ratio,” rounded up to the nearest whole cent. The “exchange ratio” is the fraction having a numerator of $56.50 and having a denominator equal to the volume weighted average price of Allergan plc ordinary shares for the a ten (10) trading day period, starting with the opening of trading on the twelfth (12th) trading day prior to the closing date and ending with the closing of trading on the third to last trading day prior to the closing date, rounding the result to the nearest 1/10,000 of share of Allergan plc ordinary shares.

Market for the Common Stock; Dividend Data (page 75). Our common stock is listed on the NASDAQ Global Select Market under the ticker symbol “ZLTQ.” On February 1, 2017, ZELTIQ common stock closed at $44.00 per share, and on February 10, 2017, the last full trading day prior to the public announcement of the proposed merger, ZELTIQ common stock closed at $49.40 per share. On March 3, 2017, the last full trading day prior to the date of this proxy statement, ZELTIQ common stock closed at $55.68 per share. Our stock price can fluctuate broadly even over short periods of time. It is impossible to predict the actual price of our stock immediately prior to the completion of the merger.

Reasons for the Merger (page 23). In the course of reaching its decision to approve the merger and the merger agreement, our board of directors considered possible change in control transactions involving us, including the merger described in this proxy statement, and considered a number of factors in its deliberations. Those factors are described below in this proxy statement.

Opinion of ZELTIQ’s Financial Advisor (page 25). Our board of directors retained Guggenheim Securities, LLC (which we refer to as Guggenheim Securities) as its financial advisor in connection with the potential sale of ZELTIQ. Guggenheim Securities delivered an opinion to our board of directors to the effect that, as of February 13, 2017 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the merger consideration was fair, from a financial point of view, to holders of ZELTIQ common stock (excluding Allergan US, Merger Sub or any of their respective affiliates). The full text of Guggenheim Securities’ written opinion, which is attached as Annex B to this proxy statement and which you should read carefully and in its entirety, is subject to the assumptions, limitations, qualifications and other conditions contained in such opinion and is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion.

Guggenheim Securities’ opinion was provided to our board of directors (in its capacity as such) for its information and assistance in connection with its evaluation of the merger consideration. Guggenheim Securities’ opinion and any materials provided in connection therewith did not constitute a recommendation to our board of directors with respect to the merger, nor does Guggenheim Securities’ opinion constitute advice or a recommendation to any holder of ZELTIQ common stock as to how to vote or act in connection with the merger or otherwise. Guggenheim Securities’ opinion addresses only the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be paid to holders of ZELTIQ common stock (excluding Allergan US, Merger Sub or any of their respective affiliates) to the extent expressly specified in such opinion and does not address any other term, aspect or implication of the merger, the merger agreement (including, without limitation, the form or structure of the merger) or any other agreement, transaction document or instrument contemplated by the merger agreement or to be entered into or amended in connection with the merger or any financing or other transactions related thereto.

For a description of the opinion that our board of directors received from Guggenheim Securities, see “The Merger—Opinion of ZELTIQ’s Financial Advisor” beginning on page 25.

Vote Required and Recommendation of the Board of Directors (page 39). Our board of directors has unanimously determined that the merger and the merger agreement are fair to, and in the best interests of, ZELTIQ and its stockholders and declared the merger and the merger agreement to be advisable. Our board of directors unanimously recommends that you vote “For” adoption of the merger agreement and thereby approve the merger. In addition, our board of directors unanimously recommends that you vote “For” the proposal to approve, on an advisory basis, the merger-related compensation for ZELTIQ’s named executive officers, and “For” the proposal to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement.

Interests of Our Directors and Executive Officers in the Merger (page 39). In considering the recommendation of our board of directors to vote in favor of the adoption of the merger agreement, you should be aware that the consummation of the merger will result in certain benefits to our directors and executive officers that are not available to our stockholders generally, including the following: (a) cash severance payments to, and continued medical insurance payments and accelerated vesting of equity awards for our executive officers whose employment is terminated within 18 months following the merger (24 months in the case of the equity award vesting), and, if necessary, related golden parachute tax indemnification payments and a pro rata 2017 bonus at the closing based on actual performance; (b) accelerated vesting of performance stock unit awards for our executive officers; (c) accelerated vesting of stock options and restricted stock units held by our directors; and (d) continuation of certain indemnification and insurance arrangements.

Appraisal Rights (page 45). If you do not wish to accept $56.50 per share cash consideration in the merger, you have the right under Delaware law to have your shares appraised by the Delaware Chancery Court. This “right of appraisal” is subject to a number of restrictions and technical requirements. Generally, to exercise appraisal rights, among other things, (1) you must NOT vote in favor of the adoption of the merger agreement, (2) you must make a written demand for appraisal in compliance with Delaware law BEFORE the vote on the adoption of the merger agreement, and (3) you must hold shares of ZELTIQ common stock on the date of making the demand for appraisal and continuously hold such shares through the completion of the merger. The fair value of your shares of ZELTIQ common stock as determined in accordance with Delaware law may be more or less than, or the same as, the merger consideration to be paid to non-dissenting stockholders in the merger. Merely voting against the adoption of the merger agreement will not preserve your right of appraisal under Delaware law. Annex C to this proxy statement contains a copy of the Delaware statute relating to stockholders’ right of appraisal. Failure to follow all of the steps required by this statute will result in the loss of your appraisal rights. We encourage you to read these provisions carefully and in their entirety.

Certain Material U.S. Federal Income Tax Consequences of the Merger (page 48). The merger will be taxable for U.S. federal income tax purposes. Generally, subject to the more complete summary referenced in the next sentence, this means that for U.S. federal income tax purposes you will recognize taxable gain or loss equal to the difference between the cash you receive in the merger and your adjusted tax basis in your shares of ZELTIQ common stock. You should read “The Merger—Certain Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 48 for a more complete summary of certain U.S. federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to understand fully the tax consequences of the merger to you.

Antitrust Matters (page 51). The Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. Both ZELTIQ and Allergan US have filed the required notification and report forms under the HSR Act.

The Special Meeting (page 13).

Time, Date and Place. The Special Meeting will be held (a) to consider and vote upon the proposal to adopt the merger agreement and thereby approve the merger, (b) to consider and vote, on an advisory basis, upon a proposal to approve the merger-related compensation for ZELTIQ’s named executive officers as described in this proxy statement and, if necessary, (c) to vote to adjourn the Special Meeting for the purpose of soliciting additional proxies to vote in favor of adoption of the merger agreement. The Special Meeting will be held at the Rosewood Conference Center, 4400 Rosewood Dr., Pleasanton, CA 94588, at [    ] [    ].m., local time, on [            ], 2017.

Record Date and Voting Power. You are entitled to vote at the Special Meeting if you owned shares of ZELTIQ common stock at the close of business on [            ], 2017, the record date for the Special Meeting. You will have one vote at the Special Meeting for each share of ZELTIQ common stock you owned at the close of business on the record date. There are [            ] shares of ZELTIQ common stock entitled to be voted at the Special Meeting.

Procedure for Voting. To vote, you can (1) complete, sign, date and return the enclosed proxy card, (2) appoint a proxy over the Internet or by telephone or (3) attend the Special Meeting and vote in person. If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker to vote your shares by following the instructions provided by your broker. Your broker will not vote your shares without instruction from you. Failure to instruct your broker to vote your shares will have the same effect as a vote “against” the adoption of the merger agreement, but will have no effect on the other two proposals.

Required Vote. The adoption of the merger agreement, and thereby the approval of the merger, requires the affirmative vote of the holders of a majority of the outstanding shares of ZELTIQ common stock at the close of business on the record date. The proposal to consider and vote, on an advisory basis, upon a proposal to approve the merger-related compensation for ZELTIQ’s named executive officers, requires the approval of the holders of a majority of the shares of ZELTIQ common stock present, in person or by proxy, and entitled to vote on the matter at the Special Meeting. The proposal to adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of adoption of the merger agreement, requires the approval of the holders of a majority of the shares of ZELTIQ common stock present, in person or by proxy, at the Special Meeting and entitled to vote on the matter. Abstentions will have the same effect as “against” votes with respect to (1) the proposal to adopt the merger agreement, (2) the proposal to approve, on an advisory basis, the merger-related compensation for ZELTIQ’s named executive officers, and (3) the proposal to adjourn the Special Meeting, if necessary. Broker non-votes will have the same effect as “against” votes with respect to the proposal to adopt the merger agreement, and will have no effect with respect to the other two proposals. Broker non-votes are shares held in “street name” by the beneficial owner of the shares and for which no instruction has been given to the broker on how to vote the shares, and the broker then does not vote the shares because the broker does not have the discretionary authority to do so.

The Merger Agreement (page 52).

No Solicitation of Competing Transactions by ZELTIQ. We have agreed, while the merger agreement is pending, to immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any person or groups that may be ongoing with respect to any acquisition proposal or potential acquisition proposal and immediately terminate access by any such person or group to any physical or electronic data rooms relating to a potential acquisition proposal, in each case except under specified circumstances set forth in the merger agreement. We further agreed that while the merger agreement is pending not to, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of knowingly encouraging or facilitating, an acquisition proposal or any proposal or offer that could reasonably be expected to lead to an acquisition proposal, (C) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an acquisition proposal or any proposal or offer that could reasonably be expected to lead to an acquisition proposal or (D) resolve or agree to do any of the foregoing, in each case except under specified circumstances set forth in the merger agreement.

Conditions to the Merger. The obligations of Allergan US, Merger Sub and ZELTIQ to complete the merger are subject to the satisfaction or waiver of specified conditions set forth in the merger agreement.

Termination of the Merger Agreement. Allergan US and ZELTIQ can terminate the merger agreement under specified circumstances set forth in the merger agreement.

Expenses. The merger agreement provides that, other than with respect to a termination fee, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the merger is consummated.

Termination Fees. The merger agreement requires us to pay Allergan US a termination fee of $74 million if the merger agreement is terminated under certain circumstances described therein. The merger agreement requires Allergan US to pay us a termination fee of $75 million if the merger agreement is terminated by Allergan US if the merger has not occurred by a specified date subject to certain conditions being met, or by us or Allergan US under certain circumstances relating to legal restraints on completing the merger. Please see “The Merger Agreement—Termination Fees” beginning on page 69 for a more complete summary.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will happen to ZELTIQ as a result of the merger?

A:	If the merger is completed, we will become a wholly-owned subsidiary of Allergan US.

Q:	What will happen to my shares of ZELTIQ common stock after the merger?

A:	Upon completion of the merger, each outstanding share of ZELTIQ common stock will automatically be canceled and will be converted into the right to receive $56.50 in cash, without interest and subject to any applicable withholding taxes. This does not apply to shares of ZELTIQ common stock held by any ZELTIQ stockholders who have properly perfected their appraisal rights under Delaware law (as more fully described below under the heading “The Merger—Appraisal Rights” beginning on page 45 of this proxy statement).

Q:	Will I own any shares of ZELTIQ common stock after the merger?

A:	No. You will be paid cash for any shares of ZELTIQ common stock you own.

Q:	Will I own any shares of Allergan US common stock or Allergan plc ordinary shares after the merger?

A:	Only if you own shares of Allergan US common stock or Allergan plc ordinary shares before the merger. The shares of Allergan US common stock or ordinary shares of Allergan plc that you own, if any, prior to the merger will be unaffected as a result of the merger. You will not be issued any shares of Allergan US common stock or Allergan plc ordinary shares as a result of the merger.

Q:	What happens to ZELTIQ stock options in the merger?

A:	Upon the completion of the merger, all outstanding vested options to purchase common stock of ZELTIQ will be canceled in the merger and the holder of the vested stock option will receive an amount of cash per share equal to the excess, if any, of $56.50 over the exercise price per share of such stock option, without any interest thereon and subject to all applicable withholding. All unvested stock options will be converted into stock options on the same terms and conditions as are in effect immediately prior to the merger, other than: (1) they will represent the right to acquire shares of Allergan plc ordinary shares; (2) the number of shares subject to the stock options will be adjusted by multiplying the number of shares subject to the stock options prior to the merger by the “exchange ratio,” rounded down to the nearest whole share; and (3) the exercise prices of the stock options will be adjusted by dividing the exercise price of each stock option prior to the merger by the “exchange ratio,” rounded up to the nearest whole cent. The “exchange ratio” is the fraction having a numerator of $56.50 and having a denominator equal to the volume weighted average price of Allergan plc ordinary shares for the a ten (10) trading day period, starting with the opening of trading on the twelfth (12th) trading day prior to the closing date and ending with the closing of trading on the third to last trading day prior to the closing date, rounding the result to the nearest 1/10,000 of share of Allergan plc ordinary shares.

Q:	What happens to ZELTIQ restricted stock units in the merger?

A:

Upon the completion of the merger, all outstanding restricted stock units of ZELTIQ will be canceled in the merger and the holder of the vested stock units will receive an amount of cash per share equal to $56.50, without any interest thereon and subject to all applicable withholding. All unvested restricted stock units will be converted into restricted stock units on the same terms and conditions as are in effect immediately prior to the merger, other than: (1) they will represent the right to acquire shares of Allergan plc ordinary shares; and (2) the number of shares subject to the restricted stock units will be adjusted by multiplying the number of shares subject to the restricted stock units prior to the merger by the “exchange ratio,” rounded down to the nearest whole share. The “exchange ratio” is described in the question immediately above.

Q:	What happens to ZELTIQ performance stock units in the merger?

A:	All ZELTIQ performance stock units will vest in full and be canceled in the merger and the holder of the performance stock units will receive an amount of cash per share equal to $56.50, without any interest thereon and subject to all applicable withholding.

Q:	Will the merger be taxable to me?

A:	Generally, yes. For U.S. federal income tax purposes, generally, subject to the more complete summary referenced in the next sentence, you will recognize a taxable gain or loss as a result of the merger measured by the difference, if any, between the total amount of cash you receive in the merger for your shares of ZELTIQ common stock and your aggregate adjusted tax basis in those shares. You should read “The Merger—Certain Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 48 for a more complete summary of certain material U.S. federal income tax consequences of the merger.

Q:	Does our board of directors recommend adoption of the merger agreement?

A:	Yes. Our board of directors unanimously recommends that our stockholders vote “For” the adoption of the merger agreement and thereby approve the merger. Our board of directors considered many factors in deciding to recommend the adoption of the merger agreement and thereby approve the merger. These factors are described in this proxy statement beginning on page 23.

Q:	What vote of the stockholders is required to adopt the merger agreement?

A:	To adopt the merger agreement and thereby approve the merger, stockholders of record as of [ ], 2017, holding a majority of the outstanding shares of ZELTIQ common stock must vote “For” the adoption of the merger agreement. There are [ ] shares of ZELTIQ common stock entitled to be voted at the Special Meeting.

Q:	Am I entitled to appraisal rights?

A:	Yes. Under Delaware law, you have the right to seek appraisal of the fair value of your shares as determined by the Delaware Court of Chancery if the merger is completed, but only if you submit a written demand for an appraisal before the vote on the merger agreement, do not vote in favor of adopting the merger agreement and comply with the Delaware law procedures explained in this proxy statement. Please see the discussion below beginning on page 45 for a detailed discussion. Annex C to this proxy statement contains a copy of the Delaware statute relating to stockholders’ right of appraisal. Failure to follow all of the steps required by this statute will result in the loss of your appraisal rights. We encourage you to read these provisions carefully and in their entirety.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope or appoint a proxy over the Internet or by telephone as soon as possible so that your shares can be voted at the Special Meeting.

Q:	What happens if I do not return a proxy card or otherwise appoint a proxy?

A:	The failure to return your proxy card (or to appoint a proxy over the Internet or by telephone or to vote in person) will have the same effect as voting against adoption of the merger agreement.

Q:	May I vote in person?

A:	Yes. You may vote in person at the meeting, rather than signing and returning your proxy card or appointing a proxy over the Internet or by telephone, if you own shares in your own name. However, we encourage you to return your signed proxy card, or appoint a proxy over the Internet or by telephone, to ensure that your shares are voted. You may also vote in person at the Special Meeting if your shares are held in “street name” through a broker or bank provided that you bring a legal proxy from your broker or bank and present it at the Special Meeting. You may also be asked to present photo identification for admittance.

Q:	May I vote over the Internet or by telephone?

A:	Yes. You may vote by appointing a proxy over the Internet or by telephone by following the instructions included in these materials.

Q:	May I revoke my proxy or change my vote after I have mailed my signed proxy card or otherwise appointed a proxy?

A:	Yes. You may change your vote at any time before the shares reflected on your proxy card (or with respect to which you have appointed a proxy over the Internet or by telephone) are voted at the Special Meeting. You can do this in one of four ways. First, you can send a written, dated notice to our corporate secretary stating that you would like to revoke your proxy. Second, you can complete, sign, date and submit a new proxy card. Third, you can submit a subsequent proxy over the Internet or by telephone. Fourth, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change your instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not vote your shares with respect to the adoption of the merger agreement without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted with respect to the adoption of the merger agreement, which will have the same effect as voting against adoption of the merger agreement. In addition, your broker will not vote your shares with respect to the approval of the merger-related compensation for ZELTIQ’s named executive officers or, if necessary, to adjourn the Special Meeting for the purposes of obtaining additional proxies to vote in favor of adopting the merger agreement.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of ZELTIQ common stock for the merger consideration of $56.50 in cash, without interest, for each share of ZELTIQ common stock.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible; however, the merger is subject to various closing conditions, including ZELTIQ stockholder approval and the expiration or termination of the required waiting period under the HSR Act. We cannot assure you that all conditions to the merger will be satisfied or, if satisfied, as to the date by which they will be satisfied.

Q:	When will I receive the cash consideration for my shares of ZELTIQ common stock?

A:	After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the cash consideration payable in the merger. When you properly return and complete the required documentation described in the written instructions, you will receive from the paying representative a payment of the cash consideration for your shares.

Q:	Who can help answer my additional questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have additional questions about the merger, including with respect to the procedures for voting your shares, you should contact us, as follows:

ZELTIQ Aesthetics, Inc.

4410 Rosewood Drive

Pleasanton, California 94588

Telephone: (925) 474-2500

You may also contact our proxy solicitor, Alliance Advisors, at:

[                    ]

[                    ]

Toll-Free: [                ]

RISK FACTORS RELATED TO PROPOSAL 1

In connection with Proposal 1, you should consider the following factors in conjunction with the other information included this proxy statement.

If the proposed merger is not completed, our business could be materially and adversely affected and our stock price could decline.

On February 13, 2016, we entered into a definitive agreement with Allergan Holdco US, Inc. (“Allergan US”), a subsidiary of Allergan plc (“Allergan”), pursuant to which, upon the terms and subject to the conditions set forth therein, a wholly-owned, indirect subsidiary of Allergan would merge with and into us, with us continuing on as the surviving entity and a wholly-owned, indirect subsidiary of Allergan. The merger is subject to closing conditions, including the adoption of the merger agreement by the holders of a majority of the outstanding shares of our common stock. Therefore, the merger may not be completed or may not be completed as quickly as expected. If the merger agreement is terminated, the market price of our common stock will likely decline, as we believe that our market price reflects an assumption that the merger will be completed. For example, on February 1, 2017, ZELTIQ common stock closed at $44.00 per share, on February 10, 2017, the last full trading day prior to the public announcement of the proposed merger, ZELTIQ common stock closed at $49.40 per share, and on the next trading day, following the announcement of our entering into the merger agreement, our stock price increased to a closing price of $55.93 per share. In addition, our stock price may be adversely affected as a result of the fact that we have incurred and will continue to incur significant expenses related to the merger that will not be recovered if the merger is not completed. If the merger agreement is terminated under certain circumstances, we may be obligated to pay Allergan a termination fee of $74.0 million. As a consequence of the failure of the merger to be completed, as well as of some or all of these potential effects of the termination of the merger agreement, our business could be materially and adversely affected.

The fact that there is a merger pending could have an adverse effect on our business, revenue and results of operations.

While the merger is pending, it creates uncertainty about our future. As a result of this uncertainty, customers may decide to delay, defer, or cancel purchases of our CoolSculpting systems and consumables, and patients may delay undergoing procedures, pending completion of the merger or termination of the merger agreement. If these decisions represent a significant portion of our anticipated revenue, our results of operations and quarterly revenues could be substantially below the expectations of market analysts.

In addition, while the merger is pending, we are subject to a number of risks that may adversely affect our business, revenue and results of operations, including:

•	the diversion of management and employee attention and the unavoidable disruption to our relationships with customers and vendors may detract from our ability to grow revenues and minimize costs;

•	that we have incurred and will continue to incur significant expenses related to the merger;

•	the fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to the closing of the merger or termination of the merger agreement; and

•	that we may be unable to respond effectively to competitive pressures, industry developments and future opportunities.

If the merger occurs, our stockholders will not be able to participate in any upside to our business.

Upon consummation of the merger, our stockholders will receive $56.50 in cash per share of our common stock owned by them, but will not receive any shares of Allergan ordinary shares. As a result, if our business following the merger performs well, our current stockholders will not receive any additional consideration, and will therefore not receive any benefit from the performance of our business.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this proxy statement relating to the completion of the merger and other future events are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements preceded by, followed by or that otherwise include the words “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should,” or similar expressions or variations on these expressions are forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including risks relating to receiving the approval of a majority of our outstanding shares, satisfying other conditions to the completion of the merger, and other matters. As a result, we caution readers not to place undue reliance on these forward-looking statements.

For a detailed discussion of certain risk factors related to the merger, please refer to “Risk Factors Related to Proposal 1” immediately preceding this section. For other risk factors related to ZELTIQ, please refer to our filings with the Securities and Exchange Commission (the “SEC”) on Forms 10-K, 10-Q and 8-K. You can obtain copies of our Forms 10-K, 10-Q and 8-K and other filings for free at the Investors section of our website at www.zeltiq.com, at the SEC website at www.sec.gov, or from commercial document retrieval services.

We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

THE COMPANIES

ZELTIQ Aesthetics, Inc.

ZELTIQ Aesthetics, Inc. is a medical technology company focused on developing and commercializing products utilizing our proprietary controlled cooling technology platform. Our first commercial product, the CoolSculpting system, is designed to selectively reduce stubborn fat bulges. CoolSculpting is based on the scientific principle that fat cells are more sensitive to cold than the overlying skin and surrounding tissues. CoolSculpting utilizes precisely controlled cooling to reduce the temperature of fat cells in the treated area, which is intended to cause fat cell elimination through a natural biological process known as apoptosis, without causing scar tissue or damage to the skin, nerves, or surrounding tissue. We developed CoolSculpting to safely, noticeably, and measurably reduce the fat layer within a treated fat bulge without requiring the patient to diet or exercise. The Food and Drug Administration, or FDA, has cleared CoolSculpting to market for the selective reduction of fat around the flanks, an area commonly referred to as the “love handles” around the abdomen area, the thigh area, the submental area under the chin, around the bra straps, the back and underneath the buttocks or “banana roll,” and most recently, the upper arm.

We sell our CoolSculpting system primarily to dermatologists, plastic surgeons, aesthetic specialists and OBGYN physicians and generate revenue primarily from sales of our CoolSculpting system and from sales of consumables to our customers. Consumables are the CoolSculpting procedure packs we sell that are needed to perform procedures using our CoolSculpting system.

We were originally incorporated in Delaware in March 2005 as Juniper Medical, Inc. In July 2007, we changed our name to ZELTIQ Aesthetics, Inc. Our principal corporate offices are located at 4410 Rosewood Drive, Pleasanton, CA 94588 and our telephone number is (925) 474-2500. Our website is located at www.coolsculpting.com. The information contained on, or that can be accessed through, our website is not part of this proxy statement.

Allergan Holdco US, Inc.

Allergan Holdco US, Inc., or Allergan US, is a wholly-owned subsidiary of Allergan plc (NYSE: ACT) and is primarily a holding company for certain United States assets of Allergan plc. Allergan US is incorporated under the laws of the state of Delaware. Its executive offices are located at 2444 Dupont Drive, Irvine, CA 92612. Its telephone number is (862) 261-7488. Its website is located at https://www.allergan.com. Information contained on its website does not constitute a part of this proxy statement.

Blizzard Merger Sub, Inc.

Blizzard Merger Sub, Inc., or Merger Sub, is a direct wholly-owned subsidiary of Allergan US and has not engaged in any business activity other than in connection with the merger. Merger Sub is incorporated under the laws of the state of Delaware. Merger Sub’s executive offices are located at 2444 Dupont Drive, Irvine, CA 92612. Merger Sub’s telephone number is (862) 261-7488.

THE SPECIAL MEETING

We are furnishing this proxy statement to you as part of the solicitation of proxies by our board of directors for use at the Special Meeting.

Date, Time and Place

The Special Meeting will be held at the Rosewood Conference Center, 4400 Rosewood Dr., Pleasanton, CA 94588, at [    ] [    ].m., local time, on [             ], 2017.

Purpose of the Special Meeting

You will be asked at the Special Meeting to vote on the adoption of the merger agreement and thereby approve the merger. Based on its review, our board of directors has unanimously approved the merger agreement, the merger and the other transactions contemplated thereby, determined that it is advisable and in the best interests of ZELTIQ and its stockholders that ZELTIQ enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement, directed that the merger agreement be submitted to a vote for adoption at the Special Meeting, and unanimously recommended that our stockholders adopt the merger agreement and thereby approve the merger. You will also be asked to approve, on an advisory basis, the merger-related compensation for ZELTIQ’s named executive officers. If necessary, you will also be asked to vote on a proposal to adjourn the Special Meeting for the purpose of soliciting proxies to vote in favor of adoption of the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of ZELTIQ common stock at the close of business on [            ], 2017, the record date, are entitled to notice of and to vote at the Special Meeting. At the close of business on the record date, [            ] shares of ZELTIQ common stock were issued and outstanding and such shares were held by approximately [    ] holders of record. A quorum will be present at the Special Meeting if a majority of the outstanding shares of ZELTIQ common stock entitled to vote are represented in person or by proxy at the Special Meeting. In the event that a quorum is not present at the Special Meeting, or there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement, we expect that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of ZELTIQ common stock at the close of business on the record date are entitled to one vote per share at the Special Meeting on each proposal presented.

Vote Required

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of ZELTIQ common stock at the close of business on the record date. If you abstain from voting or do not vote, either in person or by proxy, it will have the same effect as a vote against the adoption of the merger agreement. Broker non-votes will have the same effect as “against” votes with respect to the proposal to adopt the merger agreement.

The approval, on an advisory basis, of the merger-related compensation for ZELTIQ’s named executive officers, requires the affirmative vote of the holders of a majority of the shares of ZELTIQ common stock present, in person or by proxy, and entitled to vote at the Special Meeting. If you abstain from voting, either in person or by proxy, on this matter, it will have the same effect as a vote against the approval of this matter. Broker non-votes will have no effect with respect to this matter.

The proposal to adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of adoption of the merger agreement, requires the approval of the holders of a majority of the shares of ZELTIQ common stock present, in person or by proxy, at the Special Meeting. If you abstain from voting, either in person or by proxy, on this matter, it will have the same effect as a vote against the approval of this matter. Broker non-votes will have no effect with respect to this matter.

Voting of Proxies

All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “For” the adoption of the merger agreement, “For” approval, on an advisory basis, of the merger-related compensation for ZELTIQ’s named executive officers, and “For” approval of the proposal to adjourn the Special Meeting, if necessary.

To vote, please complete, sign, date and return the enclosed proxy card or, to vote by appointing a proxy over the Internet or by telephone, follow the instructions provided below. If you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting.

Shares of ZELTIQ common stock represented at the Special Meeting but not voted, including shares of ZELTIQ common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the adoption of the merger agreement, including properly executed proxies that do not contain specific voting instructions, will be counted in favor of that proposal. If you properly execute a proxy card, appoint a proxy over the Internet or by telephone or attend the Special Meeting in person, but abstain from voting on any of the proposals at the Special Meeting, it will (a) have the same effect as a vote against the adoption of the merger agreement, (b) have the same effect as a vote against the proposal to approve, on an advisory basis, the merger-related compensation for ZELTIQ’s named executive officers, and (c) have the same effect as a vote against the proposal to approve, on an advisory basis, the proposal to adjourn the Special Meeting, if necessary. If you do not properly execute a proxy card, do not appoint a proxy over the Internet or by telephone and do not attend the Special Meeting in person, it will have the same effect as a vote against the adoption of the merger agreement, and will have no effect on each of the proposal to approve, on an advisory basis, the merger-related compensation for ZELTIQ’s named executive officers, and the proposal to grant authority to adjourn the Special Meeting, if necessary. Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the adoption of the merger agreement and the proposal to approve, on an advisory basis, the merger-related compensation for ZELTIQ’s named executive officers, and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes, if any, will be treated as shares that are present at the Special Meeting for purposes of determining whether a quorum exists and will have the same effect as votes against the adoption of the merger agreement, but will have no effect on the proposal to approve, on an advisory basis, the merger-related compensation for ZELTIQ’s named executive officers, and the proposal to grant authority to adjourn the Special Meeting, if necessary.

We do not expect that any matter other than the proposal to adopt the merger agreement, the proposal to approve, on an advisory basis, the merger-related compensation for ZELTIQ’s named executive officers, and, if necessary, the proposal to adjourn the Special Meeting will be brought before the Special Meeting. If, however, any other matters are properly presented at the Special Meeting, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of our stockholders.

Voting over the Internet or by Telephone

You may also grant a proxy to vote your shares over the Internet or by telephone. The law of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder.

The Internet and telephone voting procedures described below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote over the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

For Shares Registered in Your Name

Stockholders of record may go to [            ]’s website at www.[            ].com to grant a proxy to vote their shares over the Internet. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-800-[            ] and following the recorded instructions.

For Shares Registered in the Name of a Broker or Bank

If your shares are held in a brokerage account or by another nominee, such as a bank or trust, then such broker or other nominee is considered to be the stockholder of record with respect to your shares. However, you are still considered to be the beneficial owner of those shares, with your shares being held in “street name.” Most beneficial owners whose stock is held in street name receive instructions for authorizing votes by the broker or other nominee.

If your shares are held in street name, you may be eligible to vote your shares by telephone or through the Internet. A large number of banks and brokerage firms provide eligible shareholders the opportunity to vote in this manner. If your bank or brokerage firm allows for this, your voting form provided by your broker or other nominee will provide instructions for such alternative method of voting.

General Information for All Shares Voted over the Internet or by Telephone

Votes submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on [            ], 2017. Submitting your proxy over the Internet or by telephone will not affect your right to vote in person should you decide to attend the Special Meeting.

Revocability of Proxies

The grant of a proxy on the enclosed proxy card or over the Internet or by telephone does not preclude a stockholder from voting in person at the Special Meeting. You may revoke your proxy at any time before the shares reflected on your proxy card (or with respect to which you have appointed a proxy over the Internet or by telephone) are voted at the Special Meeting by:

•	filing with our corporate secretary a properly executed and dated revocation of proxy;

•	submitting a properly completed, executed and dated proxy card to our corporate secretary bearing a later date;

•	submitting a subsequent vote over the Internet or by telephone; or

•	appearing at the Special Meeting and voting in person.

Your attendance at the Special Meeting will not in and of itself constitute the revocation of a proxy. If you have instructed your broker to vote your shares, you must follow the directions received from your broker to change these instructions.

Solicitation of Proxies

All proxy solicitation costs will be borne by us. In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies from stockholders by telephone or other electronic means or in person. We also may reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions. We may also, in our discretion, retain the services of a paid solicitor, Alliance Advisors, to solicit proxies. If we retain Alliance Advisors, we anticipate that the cost will be approximately $25,000 plus expenses and will be paid by ZELTIQ.

You should not send your stock certificates with your proxy card. A letter of transmittal with instructions for the surrender of ZELTIQ common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.

Delivery of this Proxy Statement to Multiple Stockholders with the Same Address

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address if we believe the stockholders are members of the same family by delivering a single proxy statement addressed to those stockholders. Each stockholder will continue to receive a separate proxy card or voting instruction card. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies by reducing the volume of duplicate information.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If your household received a single proxy statement, but you would prefer to receive your own copy, please notify your broker and direct your written request to ZELTIQ Aesthetics, Inc., Attention: Investor Relations, 4410 Rosewood Drive, Pleasanton, CA 94588, or contact our Investor Relations Department at (925) 474-2500. If you would like to receive your own set of our proxy materials in the future, please contact your broker and ZELTIQ Aesthetics, Inc., Investor Relations and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number. Conversely, if you and another person sharing your same address are receiving multiple copies of annual reports or proxy statements and you would like to request that you only receive one copy, please contact your broker and ZELTIQ Aesthetics, Inc., Investor Relations and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

Stockholder List

A list of ZELTIQ stockholders entitled to vote at the Special Meeting will be available for inspection at our principal executive offices located at 4410 Rosewood Drive, Pleasanton, CA 94588, at least 10 days prior to the date of the Special Meeting and continuing through the Special Meeting for any purpose germane to the meeting. The list will also be available at the meeting for inspection by any stockholder present at the meeting.

PROPOSAL 1 — ADOPTION OF THE MERGER AGREEMENT

THE MERGER

The discussion under the sections of this proxy statement entitled “The Merger” and “The Merger Agreement” summarizes the material terms of the merger. Although we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. We urge you to read this proxy statement, the merger agreement and the other documents referred to herein carefully for a more complete understanding of the merger. The discussion of the merger in this proxy statement is qualified in its entirety by reference to the merger agreement, which is attached as Annex A to this proxy statement and incorporated by reference into this proxy statement.

Background of the Merger

Our board of directors, also referred to herein as “our board”, and senior management periodically review our long-term strategy of becoming a leading medical technology company focused on developing and commercializing products utilizing our proprietary controlled cooling technology platform. As part of this process, our senior management has engaged in business development discussions with aesthetics companies, medical device companies and other third parties.

We initially established a relationship with Allergan, Inc. (prior to its combination with Actavis plc and the change in name of the parent company to Allergan plc) in mid-2014 when we began discussing a marketing partnership that resulted in a pilot program where CoolSculpting® patients could earn points in their Allergan Brilliant Distinctions® account for CoolSculpting treatments and Allergan Botox® and Juvederm® patients would be eligible to receive a coupon for a rebate on a CoolSculpting treatment. In connection with establishing that partnership, ZELTIQ and Allergan entered into a confidentiality agreement on July 25, 2014 that was subsequently extended for one year on August 28, 2015.

On January 9, 2015, Allergan delivered to ZELTIQ an unsolicited written nonbinding expression of interest in acquiring ZELTIQ for $35 per share (a 19% premium over the closing price of the company common stock on January 8, 2016 of $28.49), after orally conveying such proposal to Mark Foley, our Chief Executive Officer.

Our board met telephonically on January 9, 2015 with our senior management and representatives of Cooley LLP, our outside counsel (“Cooley”), attending the meeting. Mr. Foley reviewed the expression of interest from Allergan and his initial discussion with Allergan. Cooley reviewed with our board its fiduciary duties in the context of considering an all-cash offer to acquire ZELTIQ. Senior management reviewed, and our board discussed, our preliminary financial results for 2014, the outlook for 2015 and our prospects, and our board determined that Allegan’s proposal undervalued ZELTIQ and authorized Mr. Foley to convey to Allergan that our board was not interested in pursuing a sale at the proposed price. In light of Allergan’s unsolicited expression of interest, our board also discussed retaining a financial advisor to assist our board in evaluating potential strategic alternatives going forward, including the Allergan proposal. Mr. Foley subsequently communicated our board’s position to a senior representative of Allergan.

On January 22, 2015, our board held a meeting to further consider retaining a financial advisor to assist in the evaluation of the Allergan proposal and our potential strategic alternatives going forward. Representatives of senior management and Cooley also attended the meeting. During the meeting, representatives of two potential financial advisors made presentations to our board. Following the meeting, our board authorized the retention of one of these financial advisors (such financial advisor was not involved in connection with the merger agreement with Allergan) (“our prior financial advisor”).

On February 3, 2015, our board held a telephonic meeting. Our senior management and representatives of our prior financial advisor and Cooley also attended the meeting. Representatives of our prior financial advisor reviewed the financial aspects of the Allergan proposal and discussed a potential process for conducting a market check. Our board asked questions and discussed next steps.

From February 3, 2015 until April 23, 2015, representatives of Allergan and ZELTIQ engaged in negotiations at the direction of our board, which held multiple meetings during this period. During such time, ZELTIQ and Allergan agreed to, and Allergan conducted a limited due diligence process that gave Allergan access to certain non-public information about ZELTIQ focused on information impacting the potential purchase price, including our then five-year financial plan and forecast. Over the course of the negotiation, Allergan increased its proposed price to a range of $42-$45 per share, subject to due diligence. After Allergan increased its proposed price, ZELTQ permitted Allergan to conduct a full due diligence process.

During such time, representatives of our prior financial advisor reviewed with our board other potential strategic parties considering other investments in medical aesthetics or adjacent investments that could be contacted as part of a market check and considering the potential transaction price, including (i) Company A, a subsidiary of a transnational conglomerate, who was under an existing confidentiality agreement with ZELTIQ in connection with a potential marketing partnership and had recently indicated to Mr. Foley in the course of discussing a potential partnership, that Company A would be interested in being informed if ZELTIQ undertook any process in connection with a potential sale and (ii) Company B, a large specialty pharmaceutical company with an aesthetics business, who had recently indicated to Mr. Foley it would not be interested in engaging in any discussions with ZELTIQ given our marketing partnership with Allergan. Our board authorized our prior financial advisor to conduct the market check discussed with our board. In connection with such market check, our prior financial advisor contacted five potential strategic parties, including Company A and Company B, but none of these parties indicated any interest in considering an acquisition of ZELTIQ. Our prior financial advisor was not instructed to contact any potential financial parties because our board had determined that the deal size and ZELTIQ’s financial profile would require a greater equity investment and less leverage than would typically be required by financial sponsors.

On April 23, 2015, Mr. Foley had a call with Mr. Brent Saunders, Allergan’s Chief Executive Officer, during which the parties agreed to cease discussions because of differences in perspective on the value of ZELTIQ. The following day, we terminated the engagement of our prior financial advisor and requested that Allergan return or destroy all confidential information of ZELTIQ.

On September 3, 2015, Mr. Saunders called Mr. Foley to discuss the possibility of resuming discussions of an all-cash transaction with a price range of $45-$46.50 per share (the closing price of the Company’s common stock on the previous trading day was $32.37 per share). Mr. Foley indicated that he did not believe our board would view this proposal favorably under such terms. On September 4, 2015, Mr. Saunders called Mr. Foley again to discuss the possibility of a transaction in the $47-$49 per share price range.

On September 4, 2015, our board held a telephonic call to discuss the potential strategic transaction with Allergan and potential responses to Allergan’s proposal, which included our senior management and representatives of Cooley, after which it was communicated to Allergan by Mr. Foley that our board was not supportive of a transaction within the proposed price range and that any discussions would need to be conducted on a more expedited timeframe than earlier in the year because of the disruptive effect that the earlier discussions, and the prior due diligence process, had on ZELTIQ. Mr. Saunders indicated that Allergan would need to conduct further financial diligence to justify offering a higher price, and Allergan conducted due diligence on ZELTIQ over the next 18 days. In parallel, on September 5, 2015, ZELTIQ sent Allergan and its outside legal counsel, Debevoise & Plimpton LLP (“Debevoise”), a draft merger agreement prepared by Cooley, which the parties negotiated back and forth.

On September 14, 2015, ZELTIQ entered into an engagement letter with Guggenheim Securities, LLC, who we refer to as Guggenheim Securities, to serve as a financial advisor in connection with evaluating potential strategic alternatives, including a possible transaction with Allergan. In selecting Guggenheim Securities as its financial advisor, our board of directors considered that, among other things, Guggenheim Securities is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the medical device industry.

Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/split-offs, restructurings, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.

On September 15, 2015, our board held a telephonic call to discuss the potential strategic transaction with Allergan. Our senior management and representatives of Cooley also attended the meeting. Our prior financial advisor also was reengaged under the terms of its prior engagement letter and attended a portion of the meeting. Our board received an update on the status of discussions, and Cooley reviewed with our board outstanding legal issues relating to the potential transaction. Representatives of our prior financial advisor reminded our board of the results of the market check it conducted on ZELTIQ’s behalf earlier in the year and the potential to contact each of those parties in connection with the new discussions.

On September 22, 2015, Mr. Sigurd Kirk, Allergan’s Executive Vice President, Business Development, called Mr. Foley to let him know that Allergan could not move forward with a proposed transaction at that time but provided no further reasons for electing not to move forward. The parties terminated all discussions. After this call, we provided notice of termination of our engagement to our prior financial advisor and Guggenheim Securities.

On April 5, 2016, Mr. Foley met with Mr. Saunders during a tradeshow to discuss the evolution of our business since September 2015, when the parties’ prior discussions terminated, but no discussions regarding a proposed transaction took place at that time.

On January 8, 2017, at Allergan’s request, Mr. Foley met with Mr. Kirk, Mr. Robert Stewart and Mr. William Meury of Allergan in San Francisco, California in conjunction with the J.P. Morgan Healthcare Conference. During the meeting, Mr. Kirk inquired into whether ZELTIQ would be open to potentially re- engaging in discussions regarding a potential transaction. On January 27, 2017, Mr. Kirk called Mr. Foley to discuss some open business issues and a possible path toward negotiating an acquisition of ZELTIQ. On February 1, 2017, Mr. Kirk had further discussions with Mr. Foley regarding setting up a meeting of Allergan’s and ZELTIQ’s respective counsel to discuss certain aspects of a potential transaction.

On February 6, 2017, representatives of ZELTIQ and representatives of Cooley met with representatives of Weil Gotshal & Manges LLP (“Weil”), Allergan’s outside antitrust counsel, at Weil’s offices in Washington, D.C., to discuss potential legal issues relating to a potential transaction.

On February 8, 2017, Mr. Kirk sent Mr. Foley by email a written non-binding expression of interest to acquire ZELTIQ for $53 per share. The letter indicated that Allergan was prepared to move very quickly, with a signing and announcement as early as February 13, 2017, and that Allergan would plan to restart negotiations from the draft merger agreement that Cooley had sent to Debevoise on September 17, 2015, with the principal changes including structuring the transaction as a one-step merger and the inclusion of a reverse termination fee of $50 million, as detailed in an annex to the expression of interest. The annex included the proposed covenants to the merger agreement relating to the antitrust approval process, the proposed circumstances under which a reverse termination fee would become payable and the proposed end date by which the merger would need to be consummated. Later that day, Mr. Foley had a telephonic conversation with Mr. Saunders to discuss the terms of Allergan’s proposal, during which Mr. Foley indicated that our board was not likely to support a transaction at $53 per share and would likely require a price of at least $60 per share. While Mr. Saunders indicated that there could be some price flexibility, Mr. Saunders indicated that Allergan was unwilling to pay $60 per share. Mr. Saunders also discussed the proposed covenants in the annex to the letter.

Later on February 8, 2017, our board held the first part of its regularly scheduled board meeting. Also participating in the meeting were our senior management and representatives of Cooley and, for a portion of the meeting, representatives of Guggenheim Securities. Prior to Guggenheim Securities joining the meeting, at the request of management, Mr. Foley reviewed the expression of interest received from Allergan and informed our board of the meeting earlier in the week to discuss potential legal issues relating to the proposed transaction, and Allergan’s communications since the meeting. Mr. Foley also explained that Mr. Saunders indicated that Allergan had sought the expedited timeline for the transaction because of other options and strategic alternatives Allergan was considering if Allergan could not acquire ZELTIQ. Mr. Foley advised our board that he believed that Allergan was seeking an expedited timeline because of the ongoing sales process for Cynosure, Inc., a competitor of ZELTIQ – a January 22, 2017 Bloomberg article had reported that Cynosure was in talks with its financial advisors to weigh its strategic options and identified Allergan as a potential bidder; Cynosure subsequently announced on February 14, 2017 it was being sold to another party. Cooley then reviewed our board’s fiduciary duties in the context of considering an all-cash offer, the potential process considerations given the timing of the transaction proposed by Allergan and the market check previously conducted in 2015 and answered our board’s questions. Cooley next made a presentation regarding the antitrust approval process, including potential timing, potential antitrust related risks and the antitrust-related covenants, end date and reverse termination fee proposed by Allergan in the expression of interest and answered our board’s questions. Our board next discussed the potential of retaining Guggenheim Securities again as its financial advisor based on, among other things, its knowledge of ZELTIQ, the proposed transaction and general industry expertise. Our board further discussed the fact that Guggenheim Securities had recently represented Allergan as a co-financial advisor in connection with its acquisition of LifeCell and Guggenheim Securities’ disclosure to management that it had been paid customary advisory fees for a dual advisor buy-side engagement and that Guggenheim Securities had confirmed that it was not currently representing Allergan on any engagements. Our board determined that they did not believe that this engagement would create a conflict of interest for Guggenheim Securities.

At the request of our board, representatives of Guggenheim Securities then joined the meeting. Our management reviewed the forecasted revenue for the first quarter of 2017 and the revenue projections in the financial model that had been shared with Allergan in 2015 and our board asked questions. The representatives of Guggenheim Securities then shared their preliminary financial analysis of the $53 per share offer and their perspectives on other potential acquirers of ZELTIQ, including discussions that they had, at the request of management, with Company C, a large pharmaceutical and consumer products company who had previously indicated in general business development discussions with Guggenheim Securities that it would have interest in being informed if a sale of ZELTIQ was imminent. Guggenheim Securities reached out to Company C when it appeared that Allergan would reengage at a meaningful price, and Company C had declined to participate. Mr. Foley confirmed that ZELTIQ had received no inbound expressions of interest from any other parties, including from any of the parties contacted in 2015, and explained why he did not believe that any of the parties contacted in 2015 would be interested in, or able to, engage in strategic discussions. Our board discussed our strategic alternatives, including remaining an independent company with an appreciating stock price, and the risks relating to sustaining high revenue growth rates and high revenue trading multiples. Our board also discussed other risks and uncertainties, including the risk that Allergan could become a competitor by acquiring Cynosure, and the potential negative impact that such an acquisition could have on our business and prospects. Our board then engaged in a discussion about possible counter proposals to Allergan on price and on the reverse termination fee. Following the discussion, our board approved a counter offer at a price per share of $58.50 and a reverse termination breakup fee of $100 million. Representatives of Guggenheim Securities then left the meeting. Our board then discussed the terms of the proposed engagement of Guggenheim Securities and authorized the retention of Guggenheim Securities on terms discussed during the meeting. Our board also discussed the proposed treatment of employee equity in the transaction, the potential for excise tax issues under Section 280G of the Internal Revenue Code for certain of the more recently hired ZELTIQ executives and potential employee retention issues, and resolved to address these matters in connection with the review of the proposed transaction.

On February 9, 2017, Mr. Foley called Mr. Saunders to convey the counter proposal and discuss the proposed covenants. Our board then commenced its regularly scheduled board meeting with members of ZELTIQ senior management attending. In addition to discussing the regular agenda items, throughout the meeting our board discussed new proposals from Allergan and authorized counterproposals. During a recess in the board meeting, Mr. Saunders called Mr. Foley and indicated that Allergan would be willing to increase its offer to $54.50 per share with a $50 million reverse termination fee subject to a proposal made by Allergan on certain merger agreement terms. When the board meeting reconvened, Mr. Foley discussed the revised Allergan proposal with our board and following a discussion, our board authorized a counterproposal of $57 per share with a reverse termination fee of $100 million. Mr. Foley then called Mr. Saunders to convey our board’s counterproposal. Mr. Saunders later called Mr. Foley back to discuss price and propose a reverse termination fee of $50 million, increasing to up to $100 million in two $25 million increments depending on when the agreement was terminated. During the recesses, Mr. Foley also consulted with representatives of Guggenheim Securities about the terms proposed by Allergan and the potential counterproposals. Our board again discussed Allergan’s latest proposal with senior management. Following a resolution by our board and additional negotiation, the parties subsequently agreed on $56.50 per share and a $75 million reverse termination fee. Also during the board meeting, senior management reviewed our preliminary five-year strategic plan, including key underlying assumptions, that was subsequently extrapolated by management into a ten-year strategic plan and provided to Guggenheim Securities.

Also on February 9, 2017, Cooley sent Debevoise and Weil comments on the merger agreement proposals, including the antitrust covenants, that were proposed in the expression of interest.

The same day, ZELTIQ and Allergan entered into a new confidentiality agreement. The following day, we reopened our electronic data room and commenced holding due diligence calls requested by Allergan.

On February 10, 2017, Debevoise sent Cooley a draft merger agreement. Between February 10, 2017, and the execution of the merger agreement, representatives of Cooley and Debevoise negotiated the terms of the merger agreement and related schedules.

In the morning of February 12, 2017, our board met telephonically to consider the revisions to Allergan’s proposal since our board last met. Also participating in the meeting were our senior management, representatives of Guggenheim Securities and Cooley. Prior to the meeting, the directors had received a summary of the proposed merger agreement prepared by Cooley, and a copy of the preliminary financial presentation to be made at the meeting by the representatives of Guggenheim Securities. The Cooley representatives reviewed the fiduciary duty considerations relating to the proposed sale of ZELTIQ and then reviewed the material terms of the proposed merger agreement, including the treatment of equity awards, deal protections, conditions to closing, the antitrust covenants, the end date and the termination fee and reverse termination fee and the remaining open issues, and responded to our board’s questions. Michael Fitzgerald, Senior Vice President, Global Human Relations, then joined the meeting and discussed with our board the employee retention and other equity compensation related matters. Mr. Fitzgerald, together with Cooley also led a discussion relating to the potential 280G issues for certain of the executive management team who joined ZELTIQ within the last few years. Our board was advised that ZELTIQ was still waiting to receive from PricewaterhouseCoopers the preliminary calculations of potential excess payments under Section 280G, the potential excise taxes that could be payable by these executives and the estimated cost of any gross-ups. Following a discussion, our board agreed in principle to the proposal that it would authorize fully grossed-up reimbursements of any excise taxes that would become payable by ZELTIQ management as a result of the sale to Allergan. Mr. Fitzgerald then left the meeting.

The representatives of Guggenheim Securities then made a presentation that included an overview of the sale process conducted on behalf of ZELTIQ since 2015 and reviewed the financial analyses of the $56.50 per share price, including the financial projections used for the discounted cash flow analysis, including the fact that non-cash compensation charges were treated as a cash expense and net operating losses were taken into account, and reviewed other indicia of value. Our board then engaged in a discussion and considered the value proposed by Allergan in the context of the preliminary financial analyses presented by Guggenheim Securities and our strategic alternatives, including risks relating to the long-term plan and ability to achieve a higher long term stock price than $56.50 per share. Our board also discussed whether we should delay entering into a transaction with Allergan to pursue a pre-signing market check and discussed whether a market check was likely to lead to a better proposal given that: (1) Allergan is considered the most logical acquirer of ZELTIQ; (2) in connection with the prior market check, no parties expressed any interest in an acquisition of ZELTIQ; (3) ZELTIQ received no other expressions of interest since 2015 and Guggenheim Securities through its general business discussions was not aware of any other potential interest in ZELTIQ other than Company C, (4) Cynosure, Inc., a competitor of ZELTIQ was known to be conducting a sale process and that process had not prompted any new interest in ZELTIQ and (5) the purchase price and financial profile of ZELTIQ precluded certain potential strategic acquirers and financial acquirers from submitting proposals. Our board further discussed the risk that Allergan would pursue the acquisition of Cynosure and terminate discussions with ZELTIQ if ZELTIQ delayed the process to conduct a pre-signing market check, particularly given that our board believed that Allergan had previously terminated discussions with us to pursue the acquisition of Kythera Biopharmaceuticals in early 2015 and a transaction with Pfizer in late 2015. Our board also considered the fact that the terms of the merger agreement would permit a third party to make an unsolicited proposal to acquire ZELTIQ and that ZELTIQ could terminate the merger agreement at any time prior to the time that ZELTIQ’s stockholders approve the adoption of the merger agreement to accept a superior offer, subject to the payment of a reasonable termination fee. The participants in the meeting agreed that the open issues in the merger agreement and the employee retention and compensation related issues needed to be resolved before our board approved the proposed transaction and agreed to reconvene for a meeting later in the day.

During the day of February 12, 2017, representatives of Cooley and Debevoise continued to negotiate the disclosure schedules, engage in diligence conversations and negotiate the final terms of the merger agreement. The parties also continued to discuss employee compensation related matters.

On the night of February 12, 2017, our board met telephonically to consider the revisions to the merger agreement and compensation/retention related arrangements. Also participating in the meetings were our senior management and representatives of Guggenheim Securities and Cooley. Prior to the meeting, a copy of the near complete draft of the merger agreement and proposed board resolutions were circulated to our board. Our board was updated on the negotiations that had occurred since the morning meeting and on the remaining open issues on compensation related matters and representatives of Cooley responded to questions. The Cooley representatives also reviewed the proposed board resolutions. Our board then agreed to a recess in the meeting.

During the recess of the board meeting, representatives of ZELTIQ and Allergan, Cooley and Debevoise participated in a conference call to discuss the outstanding issues on the disclosure schedule and compensation related issues.

The board meeting was then reconvened. Guggenheim Securities reviewed with our board Guggenheim Securities’ financial analysis of the merger consideration and rendered an oral opinion, confirmed by delivery of a written opinion dated February 13, 2017, to our board to the effect that, as of that date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the merger consideration was fair, from a financial point of view, to holders of ZELTIQ’s common stock (excluding Allergan US, Merger Sub or any of their respective affiliates).

Following a discussion, our board of directors then unanimously determined that the merger agreement and the merger were in the best interests of ZELTIQ and its stockholders, approved the merger agreement and authorized its execution and resolved to recommend that the ZELTIQ stockholders adopt the merger agreement. After further discussion, our board unanimously authorized ZELTIQ to enter into an amendment to the offer letters of each of Michael Fitzgerald, Senior Vice President, Global Human Resources, Sergio Garcia, Senior Vice President, General Counsel and Corporate Secretary, Taylor C. Harris, Senior Vice President and Chief Financial Officer, and Todd E. Zavodnick, President, International, to provide each such individual, if subject to the excise tax under Section 280G in connection with the merger, with a payment such that each will retain an amount equal to the amount he would have received had the excise tax not applied.

The definitive merger agreement was executed by representatives of ZELTIQ, Allergan US, and Merger Sub in the early morning of February 13, 2017 and publicly announced shortly thereafter.

Reasons for the Merger

Reasons for the Recommendation of the Board of Directors

On February 13, 2017, our board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, and in the best interest of, ZELTIQ and its stockholders, (ii) approved the execution, delivery, and performance by ZELTIQ of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and (iii) resolved to recommend that ZELTIQ’s stockholders approve the adoption of the merger agreement.

Our board of directors considered the following factors (which are not listed in any relative order of importance) in reaching its conclusion to approve the merger agreement and the transactions contemplated thereby, including the merger, and to recommend approval of the adoption the merger agreement to our stockholders, all of which it viewed as generally supporting its decision to approve the business combination with Allergan US:

•	Allergan US’s offer consists solely of cash, providing certainty, near-term value and liquidity to our stockholders;

•	the current and historical market price of ZELTIQ common stock, including the fact that the $56.50 price to be paid for each share is the all-time high price for ZELTIQ common stock and represents a 14% premium to the closing price of $49.40 per share on February 10, 2017, the last trading day before the merger was approved by our board of directors and publicly announced, a 25% premium to the closing price of $45.25 per share on February 7, 2017, the last trading day before Allergan US submitted its expression of interest and also held an earnings call in which it discussed its acquisition strategy for 2017, leading to market speculation that ZELTIQ could be a target, a 30% premium over the average closing trading prices for the 30-day period ended on February 10, 2017, and a 31% premium over the average closing trading prices for the 90-day period ended on February 10, 2017;

•	our board of directors’ belief that the sale of ZELTIQ is a better alternative to remaining a public company and pursuing ZELTIQ’s strategic business plan, considering the risks relating to ZELTIQ’s ability to sustain its high revenue growth rate in light of the fact that ZELTIQ derives all of its revenue from one product focused on aesthetics and is subject to economic and other risks impacting consumer spending for unreimbursed medical procedures and its current and future competitive position in its industry;

•	our board of directors’ belief that ZELTIQ, with the assistance of its financial advisors, had negotiated the highest price per share of common stock that Allergan US was willing to pay for ZELTIQ and the highest price reasonably available to ZELTIQ under the circumstances given our board of directors’ belief that ZELTIQ was unlikely to receive a higher offer from a third party because ZELTIQ had received no expressions of interest since ZELTIQ conducted a market check in 2015, the large pharmaceutical and consumer products company that had expressed an interest in being informed of any imminent transaction had, when informed of a likely transaction, declined to engage in a process and other potential strategic acquirers were not considered likely acquirers for financial and other reasons, and the purchase price for ZELTIQ and its financial profile would not make it a viable acquisition target for financial acquirers using debt leverage and given that Allergan was viewed by ZELTIQ and its financial advisors as the most logical acquirer considering its substantial aesthetics business and cross-marketing opportunities and had informed ZELTIQ that it was considering acquiring a competitor of ZELTIQ (that was subsequently sold) in lieu of acquiring ZELTIQ if ZELTIQ were not for sale, having twice discontinued advanced discussions with ZELTIQ to pursue other transactions, and given that the merger agreement permits ZELTIQ to consider any unsolicited proposals from potential acquirers and to, prior to the time that ZELTIQ’s stockholders approve the adoption of the merger agreement, terminate the merger agreement to enter into an agreement for a superior offer;

•	the likelihood that the merger would be consummated, including the absence of a financing condition, the likelihood that the merger will receive the necessary regulatory antitrust clearance, and the limited number and nature of the conditions to complete the merger and the fact that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Allergan US will pay ZELTIQ a $75 million termination fee, without ZELTIQ having to establish any damages;

•	timing of the merger and the risk that if ZELTIQ did not accept the Allergan US offer now (as provided for in the merger agreement), it might not have another opportunity to do so or a comparable opportunity might not arise;

•	The opinion, dated February 13, 2017, of Guggenheim Securities to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be paid to holders of ZELTIQ common stock (excluding Allergan US, Merger Sub or any of their respective affiliates), which opinion was based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken as more fully described under the section entitled “The Merger—Opinion of ZELTIQ’s Financial Advisor” below.

•	the terms and conditions of the merger agreement, which were the product of arm’s-length negotiations between the parties, including our board of directors’ ability under the merger agreement to withdraw or modify its recommendation in favor of the approval of adoption of the merger agreement in certain circumstances, including in connection with a superior proposal, and its right to terminate the merger agreement in certain circumstances prior to the time that ZELTIQ’s stockholders approve the adoption of the merger agreement in order to accept a superior proposal, subject to the payment of the termination fee;

•	the requirement that the merger agreement be adopted and approved by the holders of a majority of the outstanding shares of ZELTIQ common stock;

•	the fact that the merger is not subject to approval by Allergan US stockholders;

•	the fact that ZELTIQ is entitled to enforce specifically the terms of the merger agreement; and

•	the availability of appraisal rights under the DGCL to ZELTIQ’s stockholders who comply with all of the required procedures under the DGCL, which allows such holders to seek appraisal of the fair value of the shares of ZELTIQ common stock.

Our board of directors also considered the potential risks of the merger and other potentially negative factors, including the following:

•	the fact that we would no longer exist as an independent, publicly traded company, and our stockholders would no longer participate in any future earnings or growth of ZELTIQ and would not benefit from any potential future appreciation in value of ZELTIQ;

•	the fact that receipt of the merger consideration generally will be taxable to our stockholders for U.S. federal income tax purposes;

•	the risk that the merger might not be consummated in a timely manner or at all due to a failure of certain conditions, including with respect to the required clearance of the transaction by antitrust regulatory authorities, and the trading price of ZELTIQ common stock may be adversely affected;

•	the risk that the parties may incur significant costs and delays resulting from seeking governmental consents and approvals necessary for completion of the merger;

•	the risk to ZELTIQ’s business, sales, operations and financial results in the event that the merger is not consummated;

•	the risk of diverting management’s attention from other strategic priorities to focus on matters relevant to the merger;

•	the potential impact on ZELTIQ’s business of any negative reaction by customers, suppliers or other constituencies after the announcement of the merger;

•	the possible loss of key management or other personnel of ZELTIQ during the pendency of the merger;

•	the fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to the closing of the merger or the termination of the merger agreement;

•	the $74 million termination fee payable by ZELTIQ upon the occurrence of certain events, including the potential of such termination fee to deter other potential acquirers from proposing an alternative transaction that may be more advantageous to ZELTIQ’s stockholders; and

•	that certain terms of the merger agreement prohibit ZELTIQ and its representatives from soliciting third-party bids and from accepting, approving or recommending third-party bids except in limited circumstances, which terms could reduce the likelihood that other potential acquirers would propose an alternative transaction that may be more advantageous to our stockholders.

The board of directors concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

The foregoing discussion of our board of directors’ reasons for its recommendation to approve the merger is not meant to be exhaustive, but addresses the material information and factors considered by our board of directors in consideration of its recommendation. In view of the wide variety of factors considered by our board of directors in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Rather, the directors made their determinations and recommendations based on the totality of the information presented to them, and the judgments of individual members of our board of directors may have influenced to a greater or lesser degree by different factors. In arriving at their respective recommendations, the members of our board of directors were aware of the interests of executive officers and directors of ZELTIQ as described under “The Merger—Interests of Our Directors and Executive Officers in the Merger.”

Our board of directors unanimously recommends that you vote “FOR” the approval of the adoption of the merger agreement.

Opinion of ZELTIQ’s Financial Advisor

Overview

Our board of directors retained Guggenheim Securities as its financial advisor in connection with the potential sale of ZELTIQ. In selecting Guggenheim Securities as its financial advisor, our board of directors considered that, among other things, Guggenheim Securities is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the medical device industry. Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/split-offs, restructurings, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.

At the February 13, 2017 meeting of our board of directors, Guggenheim Securities rendered an oral opinion, which was confirmed by delivery of a written opinion, to our board of directors to the effect that, as of

February 13, 2017 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the merger consideration was fair, from a financial point of view, to holders of ZELTIQ common stock (excluding Allergan US, Merger Sub or any of their respective affiliates).

This description of Guggenheim Securities’ opinion is qualified in its entirety by the full text of the written opinion, which is attached as Annex B to this proxy statement and which you should read carefully and in its entirety. Guggenheim Securities’ written opinion sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by Guggenheim Securities. Guggenheim Securities’ written opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities, is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. Guggenheim Securities has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of the rendering of the opinion.

In reading the discussion of Guggenheim Securities’ opinion set forth below, you should be aware that such opinion (and, as applicable, any materials provided in connection therewith):

•	was provided to our board of directors (in its capacity as such) for its information and assistance in connection with its evaluation of the merger consideration;

•	did not constitute a recommendation to our board of directors with respect to the merger;

•	does not constitute advice or a recommendation to any holder of ZELTIQ common stock as to how to vote or act in connection with the merger or otherwise;

•	did not address our underlying business or financial decision to pursue the merger, the relative merits of the merger as compared to any alternative business or financial strategies that might exist for ZELTIQ or the effects of any other transaction in which ZELTIQ might engage;

•	addressed only the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be paid to holders of ZELTIQ common stock (excluding Allergan US, Merger Sub or any of their respective affiliates) to the extent expressly specified in such opinion;

•	expressed no view or opinion as to (i) any other term, aspect or implication of (a) the merger or the merger agreement (including, without limitation, the form or structure of the merger) or (b) any other agreement, transaction document or instrument contemplated by the merger agreement or to be entered into or amended in connection with the merger or (ii) the fairness, financial or otherwise, of the merger to, or of any consideration to be paid to or received by, the holders of any class of securities, creditors or other constituencies of ZELTIQ; and

•	expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of ZELTIQ’s or Allergan US’s directors, officers or employees, or any class of such persons, in connection with the merger relative to the merger consideration or otherwise.

In the course of performing its reviews and analyses for rendering its opinion, Guggenheim Securities:

•	reviewed a draft of the merger agreement dated as of February 13, 2017;

•	reviewed certain publicly available business and financial information regarding ZELTIQ;

•	reviewed certain non-public business and financial information regarding ZELTIQ’s business and prospects, including certain financial projections for ZELTIQ for the years ending December 31, 2017 through December 31, 2026 (the “ZELTIQ projections”), all as prepared and provided to Guggenheim Securities by our senior management;

•	discussed with our senior management their views of ZELTIQ’s business, operations, historical and projected financial results and future prospects, including the commercial, competitive and regulatory dynamics in the medical device industry;

•	reviewed the historical prices, trading multiples and trading activity of ZELTIQ common stock;

•	compared financial performance of ZELTIQ and the trading multiples and trading activity of ZELTIQ common stock with corresponding data for certain other publicly traded companies that Guggenheim Securities deemed relevant in evaluating ZELTIQ;

•	reviewed the valuation and financial metrics of certain mergers and acquisitions that Guggenheim Securities deemed relevant in evaluating the merger;

•	performed discounted cash flow analyses for ZELTIQ based on the ZELTIQ projections; and

•	conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.

With respect to the information used in arriving at its opinion, Guggenheim Securities notes that:

•	Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, the ZELTIQ projections, any other estimates and any other forward-looking information) furnished by or discussed with ZELTIQ or obtained from public sources, data suppliers and other third parties.

•	Guggenheim Securities (i) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any such information (including, without limitation, the ZELTIQ projections, any other estimates and any other forward-looking information), (ii) expressed no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of the ZELTIQ projections, any other estimates and any other forward-looking information or the assumptions upon which they are based and (iii) relied upon the assurances of our senior management that they were unaware of any facts or circumstances that would make such information (including, without limitation, the ZELTIQ projections, any other estimates and any other forward-looking information) incomplete, inaccurate or misleading.

•	Specifically, with respect to (i) the ZELTIQ projections, any other estimates and any other forward-looking information furnished by or discussed with ZELTIQ, (a) Guggenheim Securities was advised by our senior management, and Guggenheim Securities assumed, that the ZELTIQ projections, any other estimates and any other forward-looking information utilized in its analyses had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of our senior management as to ZELTIQ’s expected future and the corporate income tax rates applicable to the ZELTIQ projections, such other estimates and such other forward-looking information and (b) Guggenheim Securities assumed that the ZELTIQ projections, such other estimates and such other forward-looking information had been reviewed by our board of directors with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with rendering its opinion and (ii) any financial projections, other estimates and/or other forward-looking information obtained by Guggenheim Securities from public sources, data suppliers and other third parties, Guggenheim Securities assumed that such information was reasonable and reliable.

Guggenheim Securities also noted certain other considerations with respect to its engagement and the rendering of its opinion:

•	Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of ZELTIQ or any other entity or the solvency or fair value of ZELTIQ or any other entity, nor was Guggenheim Securities furnished with any such appraisals.

•	Guggenheim Securities did not express any view or render any opinion regarding the tax consequences of the merger to ZELTIQ or its securityholders. Guggenheim Securities’ professionals are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and Guggenheim Securities’ opinion should not be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of ZELTIQ and its other advisors with respect to such matters. At the direction of our senior management, Guggenheim Securities did not consider or analyze the impacts of any potential or proposed reform with respect to the current US federal corporate income tax regime pursuant to the Internal Revenue Code of 1986, as amended in connection with its opinion and analyses Guggenheim Securities did not express any view or render any opinion regarding the tax consequences of the merger to ZELTIQ or its securityholders.

•	Guggenheim Securities further assumed that:

•	In all respects meaningful to its analyses, (i) the final executed form of the merger agreement would not differ from the draft that Guggenheim Securities reviewed, (ii) each of ZELTIQ, Allergan US and Merger Sub will comply with all terms of the merger agreement and (iii) the representations and warranties of each of ZELTIQ, Allergan US and Merger Sub contained in the merger agreement were true and correct and all conditions to the obligations of each party to the merger agreement to consummate the merger would be satisfied without any waiver, amendment or modification thereof; and

•	The merger will be consummated in a timely manner in accordance with the terms of the merger agreement and in compliance with all applicable laws, documents and other requirements, without any delays, limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on ZELTIQ or the merger in any way meaningful to Guggenheim Securities’ analyses and opinion.

•	Guggenheim Securities did not express any view or opinion as to the price or range of prices at which the shares of ZELTIQ common stock or other securities of ZELTIQ may trade or otherwise be transferable at any time, including subsequent to the announcement or consummation of the merger.

Summary of Financial Analyses

Overview of Financial Analyses

This “Summary of Financial Analyses” presents a summary of the principal financial analyses performed by Guggenheim Securities and presented to our board of directors in connection with Guggenheim Securities’ rendering of its opinion. Such presentation to our board of directors was supplemented by Guggenheim Securities’ oral discussion, the nature and substance of which may not be fully described herein.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such financial analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Guggenheim Securities’ financial analyses.

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the financial analyses set forth below, without considering such analyses as a whole, would in Guggenheim Securities’ view create an incomplete and misleading picture of the processes underlying the financial analyses considered in rendering Guggenheim Securities’ opinion.

In arriving at its opinion, Guggenheim Securities:

•	based its financial analyses on various assumptions, including assumptions concerning general business and economic conditions, capital markets considerations and industry-specific and company-specific factors, all of which are beyond the control of ZELTIQ, Allergan US and Guggenheim Securities;

•	did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion;

•	considered the results of all of its financial analyses and did not attribute any particular weight to any one analysis or factor; and

•	ultimately arrived at its opinion based on the results of all of its financial analyses assessed as a whole and believes that the totality of the factors considered and the various financial analyses performed by Guggenheim Securities in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be paid to holders of ZELTIQ common stock (excluding Allergan US, Merger Sub or any of their respective affiliates) to the extent expressly specified in such opinion.

With respect to the financial analyses performed by Guggenheim Securities in connection with rendering its opinion:

•	Such financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

•	None of the selected publicly traded companies used in the selected publicly traded companies analysis described below is identical or directly comparable to ZELTIQ, and none of the selected precedent merger and acquisition transactions used in the selected precedent merger and acquisition transactions analysis described below is identical or directly comparable to the merger; however, such companies and transactions were selected by Guggenheim Securities, among other reasons, because they represented or involved target companies which may be considered broadly similar, for purposes of Guggenheim Securities’ financial analyses, to ZELTIQ based on Guggenheim Securities’ familiarity with the medical device industry.

•	In any event, selected publicly traded companies analysis and selected precedent merger and acquisition transactions analysis are not mathematical; rather, such analyses involve complex considerations and judgments concerning the differences in business, financial, operating and capital markets-related characteristics and other factors regarding the selected publicly traded companies and selected precedent merger and acquisition transactions to which ZELTIQ and the merger were compared.

•	Such financial analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

Certain Definitions

Throughout this “Summary of Financial Analyses,” the following financial terms are used in connection with Guggenheim Securities’ various financial analyses:

•	CY: means calendar year.

•	EBITDA: means the relevant company’s operating earnings (including the impact of stock-based compensation expenses (treated as cash expense)) before interest, taxes, depreciation and amortization.

•	Enterprise Value: represents the relevant company’s equity value plus (i) the principal or face amount of total debt and preferred stock plus (ii) the book value of any non-controlling/minority interests less (iii) cash, cash equivalents, short- and long-term marketable investments and certain other cash-like items.

•	Equity Value: represents the relevant company’s (i) gross equity value as calculated (a) based on outstanding common shares plus shares issuable upon the conversion or exercise of all in-the-money convertible securities, stock options and/or stock warrants times (b) the relevant company’s stock price less (ii) the cash proceeds from the assumed exercise of all in-the-money stock options and stock warrants.

•	LTM: means last twelve months.

•	NA: means not applicable.

•	NM: means not meaningful.

•	NTM: means next twelve months.

•	Unlevered free cash flow: means the relevant company’s after-tax unlevered operating cash flow minus capital expenditures and changes in working capital.

•	VWAP: means volume-weighted average share price over the indicated period of time.

Recap of Implied Merger Financial Metrics

Based on the merger price of $56.50 per share in cash for each share of ZELTIQ common stock, Guggenheim Securities calculated various implied merger-related premia and multiples as outlined in the table below:

Merger Premia and Implied Merger Multiples

Merger Price per Share		$56.50

	Statistic
Implied Acquisition Premium/(Discount) Relative to ZELTIQ’s:
Closing Stock Price @ 02/10/17(1)	$49.40	14.4%
Unaffected Stock Price @ 02/07/17(2)	45.25	24.9
Unaffected 20-Day VWAP(3)	42.76	32.1
Unaffected 52-Week High(4)	45.76	23.5

Enterprise Value/Revenue:
2017CY — Management Estimates	$471	5.1x
Wall Street Consensus Forecasts	$419	5.8

Enterprise Value/EBITDA:
2017CY — Management Estimates	$49	49.5x

Enterprise Value/Adj. EBITDA:(5)
2017CY — Management Estimates	$72	33.6x

(1)	Represents the last full trading day prior to the execution of the merger agreement.
(2)	Represents the last full trading day before the proliferation of merger takeout rumors fueled by comments made on earnings call of an affiliate of Allergan US for the fourth quarter 2016 (which we refer to as the unaffected date). See “The Merger— Background of the Merger.”
(3)	Represents 20-day VWAP for the period ending on the unaffected date. See “The Merger— Background of the Merger.”
(4)	Represents 52-week high for the period ending on the unaffected date. See “The Merger— Background of the Merger.”
(5)	Adj. EBITDA is not burdened by stock-based compensation.

ZELTIQ Financial Analyses

Recap of Financial Analyses. In evaluating ZELTIQ in connection with rendering its opinion, Guggenheim Securities performed various financial analyses which are summarized in the table below and described in more detail elsewhere herein, including selected publicly traded companies analysis, selected precedent merger and acquisition transactions analysis and discounted cash flow analyses. Solely for informational reference purposes, Guggenheim Securities also reviewed the historical trading price range for ZELTIQ common stock and Wall Street equity research analysts’ price targets for ZELTIQ common stock. The implied per share equity values for ZELTIQ reflected below were rounded to the nearest $0.10.

Recap of ZELTIQ Change-of-Control Financial Analyses

Merger Price per Share	$56.50

	Reference Range for ZELTIQ on a Change-of-Control Basis
Financial Analyses	Low	High
Selected Publicly Traded Companies Analysis
2017E Revenue	$44.50	$60.40

Selected Precedent M&A Transactions Analysis:
NTM Revenue	$50.80	$65.70	(1)
NTM EBITDA	23.90	35.00	(1)

Discounted Cash Flow Analysis	$43.00	$62.30	(1)

For Informational Reference Purposes
ZELTIQ — LTM Stock Price Range	$19.30	$49.40
Wall Street Equity Research Discounted Price Targets	31.50	49.50

(1)	Excludes approximately $0.58 per share attributable to the estimated present value of ZELTIQ’s net operating loss carryforwards as of December 31, 2016 as projected by ZELTIQ’s management that was presented to ZELTIQ’s board of directors. This was not included in the public company analyses because public peers also have exiting net operating loss balances.

Selected Publicly Traded Companies Analysis. Guggenheim Securities reviewed and analyzed ZELTIQ’s historical stock price performance, trading metrics and projected/forecasted financial performance compared to corresponding data for certain publicly traded companies that Guggenheim Securities deemed relevant for purposes of this analysis (i.e., medical device companies with market capitalizations of $350 million to $3.5 billion, 2016 to 2018 estimated growth of ~12% to ~35% and gross margins greater than 60%). The following 13 publicly traded companies were selected by Guggenheim Securities for purposes of this analysis:

Selected Publicly Traded Companies

• AtriCure, Inc.	• MiMedX Group Inc.
• Cadiovascular Systems Inc.	• Nevro Corp.
• Entellus Medical, Inc.	• Novadaq Technologies Inc.
• Glaukos Corporation	• Penumbra, Inc.
• Intersect ENT, Inc.	• Spectranetics Corp.
• iRhythm Technologies, Inc.	• Wright Medical Group N.V.
• K2M Group Holdings Inc.

Guggenheim Securities calculated, among other things, various public market trading multiples for ZELTIQ and the selected publicly traded companies (in the case of the selected publicly traded companies, based on Wall Street equity research consensus estimates and each company’s most recent publicly available financial filings), which are summarized in the table below:

Selected Publicly Traded Company Multiples

Selected Publicly Traded Company Multiples	Enterprise Value / 2017E Revenue
AtriCure, Inc.	3.3	x
Cadiovascular Systems Inc.	3.7
Entellus Medical, Inc.	4.0
Glaukos Corporation	11.1
Intersect ENT, Inc.	3.1
iRhythm Technologies, Inc.	10.6
K2M Group Holdings Inc.	3.3
MiMedX Group Inc.	3.2
Nevro Corp.	8.9
Novadaq Technologies Inc.	2.9
Penumbra, Inc.	7.5
Spectranetics Corp.	4.7
Wright Medical Group N.V.	4.7

Statistical Recap
High	11.1	x
Mean	5.5
Median	4.0
Low	2.9

ZELTIQ — Unaffected Trading Basis
ZELTIQ — Management Projections	4.5	x
ZELTIQ — Wall Street Consensus Forecasts	4.6

Allergan US/ZELTIQ Merger
ZELTIQ — Management Projections	5.1	x
ZELTIQ — Wall Street Consensus Forecasts	5.8

In performing its selected publicly traded companies analysis:

•	Guggenheim Securities selected a trading enterprise value/2017E revenue multiple reference range of 4.0x – 5.5x for purposes of evaluating ZELTIQ on a stand-alone public market trading basis.

•	Guggenheim Securities’ analysis of the selected publicly traded companies resulted in an overall reference range of $44.50 – $60.40 per share for purposes of evaluating ZELTIQ common stock on a stand-alone public market trading basis.

•	Guggenheim Securities noted that the merger price of $56.50 per share was above the midpoint of the foregoing public market trading reference range based on the selected publicly traded companies analysis.

Selected Precedent Merger and Acquisition Transactions Analysis. Guggenheim Securities reviewed and analyzed certain financial metrics associated with certain selected precedent merger and acquisition transactions announced since 2010 involving a US-target company in the medical device sector with transaction values from $350 million to $3.5 billion, target company forward revenue growth rates greater than ~10% and target company forward gross margins of greater than 60% that Guggenheim Securities deemed relevant for purposes of this analysis. The following 16 precedent merger and acquisition transactions were selected by Guggenheim Securities for purposes of this analysis:

Selected Precedent Merger and Acquisition (M&A) Transactions

Date Announced	Acquirer	Target Company
12/02/16	Teleflex Inc.	Vascular Solutions Inc.
06/27/16	Medtronic plc	HeartWare International, Inc.
06/07/16	Zimmer Biomet Holdings, Inc.	LDR Holding Corp.
02/01/16	Stryker Corporation	Sage Products, LLC
07/22/15	St. Jude Medical, Inc.	Thoratec Corporation
12/08/13	Covidien plc	Given Imaging Ltd.
09/25/13	Stryker Corporation	MAKO Surgical Corporation
04/29/13	Bayer Healthcare LLC	Conceptus Inc.
11/28/12	Smith & Nephew plc	Healthpoint Biotherapeutics
03/12/12	Asahi Kasei Corporation	ZOLL Medical Corporation
12/15/11	Fujifilm Holdings Corporation	SonoSite, Inc.
07/07/11	Medtronic, Inc.	Salient Surgical Technologies, Inc.
10/18/10	St. Jude Medical, Inc.	AGA Medical Holdings, Inc.
07/12/10	Johnson & Johnson	Micrus Endovascular Corp.
07/01/10	Covidien plc	ev3 Inc.
04/29/10	Medtronic, Inc.	ATS Medical Inc.

Guggenheim Securities calculated, among other things and to the extent publicly available, certain implied change-of-control transaction multiples for the selected precedent merger and acquisition transactions (based on Wall Street equity research consensus estimates, each company’s most recent publicly available financial filings and certain other publicly available information), which are summarized in the table below:

Selected Precedent M&A Transaction Multiples

Precedent M&A Transactions	Transaction Value as a Multiple of
	NTM Revenue		NTM EBITDA
Vascular Solutions Inc.	5.4	x	21.4	x
HeartWare International, Inc.	4.5		NM
LDR Holding Corp.	5.4		NM
Sage Products, LLC	NA		NA
Thoratec Corporation	6.8		27.0
Given Imaging Ltd.	4.1		20.4
MAKO Surgical Corporation	11.4		NM
Conceptus Inc.	6.7		29.1
Healthpoint Biotherapeutics	3.7		16.2
ZOLL Medical Corporation	3.0		NA
SonoSite, Inc.	2.8		17.1
Salient Surgical Technologies, Inc.	NA		NA
AGA Medical Holdings, Inc.	5.3		19.8
Micrus Endovascular Corp.	4.1		18.2
ev3 Inc.	4.7		21.1
ATS Medical Inc.	4.4		NM

Statistical Recap
High	11.4	x	29.1	x
75th Percentile	5.4		21.4
Mean	5.2		21.1
Median	4.6		20.4
25th Percentile	4.1		18.2
Low	2.8		16.2

Allergan US/ZELTIQ Merger(1)
ZELTIQ — Management Projections	5.1	x	49.5	x
ZELTIQ — Wall Street Consensus Forecasts	5.8		102.1

(1)	Assumes 2017E financials.

In performing its selected precedent merger and acquisition transactions analysis:

•	Guggenheim Securities selected a reference range of transaction multiples for purposes of evaluating ZELTIQ on a change-of-control basis as follows: (i) transaction enterprise value/NTM Revenue multiple range of 4.6x – 6.0x, which resulted in a reference range of $50.80 – $65.70 per share (excluding approximately $0.58 per share attributable to the estimated present value of ZELTIQ’s net operating loss carryforwards as of December 31, 2016, as projected by ZELTIQ’s management) for purposes of evaluating ZELTIQ common stock on a change-of-control basis and (ii) transaction enterprise value/NTM EBITDA multiple range of 20.0x – 30.0x, which resulted in a reference range of $23.90 – $35.00 per share for purposes of evaluating ZELTIQ common stock on a change-of-control basis (excluding approximately $0.58 per share attributable to the estimated present value of ZELTIQ’s net operating loss carryforwards as of December 31, 2016, as projected by ZELTIQ’s management).

•	Guggenheim Securities noted that the merger price of $56.50 per share was in line with the foregoing change-of-control transaction reference range based on transaction enterprise value/NTM Revenue multiples and was well above the foregoing change-of-control transaction reference range based on transaction enterprise value/NTM EBITDA multiples.

Discounted Cash Flow Analyses. Guggenheim Securities performed stand-alone discounted cash flow analyses of ZELTIQ based on projected after-tax unlevered free cash flows (including impact of stock-based compensation expenses (treated as cash expenses)) for ZELTIQ and an estimate of its terminal/continuing value at the end of the projection horizon. In performing its discounted cash flow analyses:

•	Guggenheim Securities based its discounted cash flow analyses on the ZELTIQ projections.

•	Guggenheim Securities used a discount rate range of 10.10% – 11.75% based on its estimate of ZELTIQ’s weighted average cost of capital.

•	In calculating ZELTIQ’s terminal/continuing value for purposes of its discounted cash flow analyses, Guggenheim Securities used a reference range of perpetual growth rates of ZELTIQ’s steady-state terminal year normalized after-tax unlevered free cash flow of 2.0% – 3.0%.

•	Guggenheim Securities’ discounted cash flow analyses resulted in an overall reference range of $43.00 – $62.30 per share (excluding approximately $0.58 per share attributable to the estimated present value of ZELTIQ’s net operating loss carryforwards as of December 31, 2016, as projected by ZELTIQ’s management) for purposes of evaluating ZELTIQ common stock on a stand-alone intrinsic-value basis.

•	Guggenheim Securities noted that the merger price of $56.50 per share was above the midpoint of the foregoing discounted cash flow-based reference range based on the discounted cash flow analyses.

Other Financial Reviews and Analyses for Informational Reference Purposes

In order to provide certain context for the financial analyses in connection with its opinion as described above, Guggenheim Securities undertook various additional financial reviews and analyses as summarized below for informational reference purposes. As a general matter, Guggenheim Securities did not consider such additional financial reviews and analyses to be determinative methodologies for purposes of its opinion.

ZELTIQ’s Stock Price Trading History. Guggenheim Securities reviewed ZELTIQ’s stock price trading history over various timeframes and noted, among other things, that ZELTIQ had significantly outperformed ZELTIQ’s peer index over the twelve months prior to the execution of the merger agreement.

Wall Street Equity Research Analyst Stock Price Targets. Guggenheim Securities reviewed selected Wall Street equity research analyst stock price targets for ZELTIQ as published prior to February 10, 2017 (the last practicable trading day prior to our board meeting to consider and approve the merger):

•	Guggenheim Securities noted that such Wall Street equity research analyst stock price targets for ZELTIQ common stock were $35.00 – $55.00 per share or approximately $31.50 – $49.50 per share on a present value basis using an illustrative discount rate 11.1% (which reflected Guggenheim Securities’ estimate of the midpoint of ZELTIQ’s cost of equity). For comparison purposes, Guggenheim Securities noted that the merger price of $56.50 per share was above the foregoing equity research price target range for ZELTIQ.

•	Guggenheim Securities noted that the public market trading price targets published by Wall Street equity research analysts do not necessarily reflect current market trading prices for ZELTIQ common stock, and such estimates are subject to various uncertainties, including ZELTIQ’s future financial performance and future capital markets conditions.

Other Considerations

Except as described in the summary above, ZELTIQ did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing its financial analyses or providing its opinion. The type and amount of consideration payable in the merger were determined through negotiations between ZELTIQ and Allergan US and were approved by our board of directors. The decision to enter into the merger agreement was solely that of our board of directors. Guggenheim Securities’ opinion was just one of the many factors taken into consideration by our board of directors. Consequently, Guggenheim Securities’ financial analyses should not be viewed as determinative of the decision of our board of directors with respect to the fairness, from a financial point of view, of the merger consideration to be paid to holders of ZELTIQ common stock (excluding Allergan US, Merger Sub or any of their respective affiliates).

Pursuant to the terms of Guggenheim Securities’ engagement, letter, ZELTIQ has agreed to pay Guggenheim Securities a cash transaction fee (based on a percentage of the aggregate consideration involved in the merger) upon consummation of the merger, which cash transaction fee is estimated to be approximately $21.8 million. In connection with Guggenheim Securities engagement, a cash milestone fee of $1.0 million became payable upon delivery of Guggenheim Securities’ opinion, which will be credited against the foregoing cash transaction fee. In addition, ZELTIQ has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify Guggenheim Securities against certain liabilities arising out of its engagement

As previously disclosed to our board of directors, during the past two years Guggenheim Securities not been engaged by, provided investment banking or financial advisory services to or received investment banking or financial advisory fees from ZELTIQ or Allegan, except as follows: (i) Guggenheim Securities was engaged as one of ZELTIQ’s financial advisors in connection its exploration of a potential sale transaction in September 2015, for which Guggenheim Securities did not receive any investment banking or financial advisory fees and (ii) Guggenheim Securities acted as financial advisor to an affiliate of Allergan US in connection with its recent acquisition of LifeCell Corporation, for which Guggenheim Securities received agreed upon fees. In addition, Guggenheim Securities acted as financial advisor to AqueSys, Inc. in connection with its acquisition by an affiliate of Allergan US in 2015, for which Guggenheim Securities also received agreed upon fees. Guggenheim Securities may seek to provide ZELTIQ, Allergan US and their respective affiliates with certain financial advisory and investment banking services unrelated to the merger in the future, for which services Guggenheim Securities would expect to receive compensation.

Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for its and their own accounts and the accounts of its and their customers, including: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities and its affiliates and related entities may (i) provide such financial services to ZELTIQ, Allergan US, other participants in the merger or their respective affiliates, subsidiaries, investment funds and portfolio companies, for which services Guggenheim Securities and any of its affiliates and related entities have received, and may receive, compensation and (ii) directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to debt and equity securities, loans and derivative products of or relating to ZELTIQ, Allergan US, other participants in the merger and their respective affiliates, subsidiaries, investment funds and portfolio companies. Furthermore, Guggenheim Securities or its affiliates and related entities and its or their respective directors, officers, employees, consultants and agents may have investments in ZELTIQ, Allergan US, other participants in the merger and their respective affiliates, subsidiaries, investment funds and portfolio companies.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to ZELTIQ, Allergan US, other participants in the merger or their respective affiliates, subsidiaries, investment funds and portfolio companies and the merger that differ from the views of Guggenheim Securities’ investment banking personnel.

Certain Financial Forecasts Utilized by ZELTIQ in Connection with the Merger

We do not, as a matter of course, publicly disclose forecasts or projections as to future performance, earnings or other results other than our annual guidance due to the inherent unpredictability of the underlying long term assumptions, estimates and projections. Our management prepared and provided to our board of directors updated forward-looking financial information for the years 2017 through 2026 for use in connection with the evaluation of the proposed merger and the merger consideration in comparison to our strategic alternatives, which were based on our most recent 10-year strategic plan dated February 8, 2017 (the “10-year Strategic Plan”). These internal financial forecasts for the years 2017 through 2026 (the “financial forecasts”) were reviewed by our board of directors and authorized by the board for use by our financial advisor, Guggenheim Securities.

The information set forth below is included solely to give ZELTIQ’s stockholders access to relevant portions of such financial projections and is not included in this proxy statement in order to influence any stockholder of ZELTIQ’s to vote in favor of the merger or for any other purpose, including whether or not to seek appraisal rights with respect to a stockholder’s shares of ZELTIQ’s common stock.

The financial forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles. In addition, the financial forecasts were not prepared with the assistance of or reviewed, compiled or examined by independent accountants. The financial forecasts do not comply with U.S. generally accepted accounting principles (“GAAP”). The financial forecasts may differ from published analyst estimates and forecasts and do not take into account any events or circumstances after the date they were prepared, including the announcement of the merger.

The financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond our management’s control. Important factors that may affect actual results and result in such forecasts not being achieved include: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement and the inability to complete the merger due to the failure to obtain stockholder approval for the merger or the failure to satisfy other conditions to completion of the merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction, and risks and uncertainties pertaining to our business, including the risks and uncertainties detailed in our public periodic filings with the SEC. In addition, the financial forecasts may be affected by our ability to achieve strategic goals, objectives and targets over the applicable period. These assumptions upon which the financial forecasts were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which we operate, and the risk and uncertainties described under “Caution Regarding Forward-Looking Statements”, all of which are difficult or impossible to predict accurately and many of which are beyond our control and, upon consummation of the merger, will be beyond the control of Allergan US and the surviving corporation. The financial forecasts also reflect assumptions as to certain business decisions that are subject to change.

The financial forecasts were developed by ZELTIQ on a standalone basis without giving effect to the transactions contemplated by the merger agreement, and therefore the financial forecasts do not give effect to the merger and the other transactions contemplated by the merger agreement or any changes to ZELTIQ’s operations or strategy that may be implemented after the consummation of the merger, including any costs incurred in connection with the merger and the other transactions contemplated by the merger agreement. Furthermore, the financial forecasts do not take into account the effect of any failure of the transactions contemplated by the merger agreement to be completed and should not be viewed as accurate or continuing in that context.

Accordingly, there can be no assurance that the financial forecasts will be realized, and actual results may vary materially from those shown. The inclusion of the financial forecasts in this proxy statement should not be regarded as an indication that any of ZELTIQ, Guggenheim Securities, Allergan US and Merger Sub or their respective affiliates, officers, directors, advisors or other representatives considered or consider the financial forecasts necessarily predictive of actual future events, and the financial forecasts should not be relied upon as such. None of ZELTIQ, Guggenheim, Allergan US, Merger Sub or their respective affiliates, officers, directors, advisors or other representatives can give any assurance that actual results will not differ from the financial forecasts, and ZELTIQ undertakes no obligation to update or otherwise revise or reconcile the financial forecasts to reflect circumstances existing after the date such financial forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the financial forecasts are shown to be in error. None of ZELTIQ, or, to the knowledge of ZELTIQ, Allergan US and Merger Sub, intends to make publicly available any update or other revisions to the financial forecasts. None of ZELTIQ or its respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of ZELTIQ compared to the information contained in the financial forecasts or that forecasted results will be achieved. ZELTIQ has made no representation to Allergan US or Merger Sub, in the merger agreement or otherwise, concerning the financial forecasts.

The financial forecasts includes certain non-GAAP financial measures, including Adjusted EBITDA, EBITDA, EBIT and unlevered free cash flow (in each case, as defined below). Certain of the financial projections set forth herein may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by ZELTIQ may not be comparable to similarly titled amounts used by other companies.

In light of the foregoing factors and the uncertainties inherent in these projections, stockholders of ZELTIQ are cautioned not to place undue, if any, reliance on these projections.

ZELTIQ Projected Financial Information(1)

	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E
	(Dollars in millions)
Revenue	$471	$587	$718	$847	$975	$1,096	$1,207	$1,293	$1,358	$1,395
Adj. EBITDA(2)	$72	$105	$142	$186	$232	$279	$334	$371	$401	$414
(-) Stock Based Compensation Expense	(23)	(28)	(34)	(40)	(46)	(51)	(56)	(59)	(61)	(62)

EBITDA	$49	$77	$108	$145	$186	$228	$278	$312	$340	$352
(-) D&A	(6)	(8)	(9)	(10)	(11)	(12)	(13)	(13)	(13)	(13)

EBIT	$43	$69	$99	$135	$175	$216	$265	$299	$327	$340
(-) Taxes	(16)	(21)	(28)	(38)	(45)	(56)	(69)	(48)	(52)	(54)
(+) D&A	6	8	9	10	11	12	13	13	13	13
(-) Capital Expenditures	(8)	(8)	(12)	(8)	(8)	(9)	(9)	(10)	(10)	(11)
(-) Increase in Working Capital	(13)	(13)	(14)	(14)	(14)	(13)	(12)	(9)	(7)	(4)

Unlevered Free Cash Flow(3)	$11	$35	$53	$85	$118	$150	$188	$245	$270	$283

(1)	Earnings (including the impact of stock based compensation expenses (treated as cash expense)) before interest, taxes, depreciation and amortization (“EBITDA”), earnings before interest and taxes (“EBIT”), and adjusted EBITDA (“Adjusted EBITDA”) are non-GAAP financial measures and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity.
(2)	Adjusted EBITDA includes add back of stock based compensation.
(3)	Free cash flows include impact of stock based compensation expenses (treated as cash expense).

Vote Required and Recommendation of the Board of Directors

At a special meeting of our board of directors held on February 9, 2017, our board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated thereby, determined that it was advisable and in the best interests of ZELTIQ and its stockholders that ZELTIQ enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement, directed that the merger agreement be submitted to a vote for adoption at the Special Meeting, and unanimously recommended that our stockholders adopt the merger agreement and thereby approve the merger.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of ZELTIQ common stock at the close of business on the record date. Abstentions and broker non-votes, if any, will have the same effect as “against” votes with respect to the proposal to adopt the merger agreement.

Our board of directors recommends that the ZELTIQ stockholders vote “FOR” the adoption of the merger agreement, and thereby the approve the merger.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors in favor of the merger, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger. Stockholders should take these benefits into account in deciding whether to vote for adoption of the merger agreement and thereby approve the merger. As described in more detail below, these interests include:

•	each unvested ZELTIQ stock option (including those held by our executive officers) will be converted into an option to acquire Allergan plc ordinary shares;

•	each vested ZELTIQ stock option (including vested ZELTIQ stock options held by executive officers and unvested ZELTIQ stock options held by directors, that will, based on their terms, vest upon the merger) will be converted into the right to receive the excess of $56.50 over the ZELTIQ stock option’s exercise price, less withholding;

•	each unvested restricted stock unit with respect to ZELTIQ common stock (including those held by our executive officers) will be converted into a restricted stock unit with respect to Allergan plc ordinary shares;

•	each vested restricted stock unit with respect to ZELTIQ common stock (including one restricted stock unit award held by an executive officer, and the restricted stock units held by the directors, each of which by its terms vests upon the merger) will be converted into the right to receive $56.50, less withholding;

•	certain executive officers who may be impacted by the excise tax under section 280G of the Internal Revenue Code will be provided with an additional payment such that they will retain their full payments and benefits as if no 280G excise tax had applied; and

•	executive officers may be eligible to receive payments and benefits under individual employment and severance agreements upon certain types of terminations of employment that occur following the merger, but only if their employment is in fact so terminated.

For further information with respect to the arrangements between ZELTIQ and its executive officers, directors and affiliates described in this Item, as well as other arrangements between ZELTIQ and its executive officers, directors, and affiliates, please see our Definitive Proxy Statement filed pursuant to Regulation 14A on April 29, 2016.

Outstanding Shares Held by Executive Officer and Directors

Directors and executive officers will receive the same cash consideration for any shares of ZELTIQ stock on the same terms and conditions as the other stockholders of ZELTIQ. As of March 1, 2017, the executive officers and directors of ZELTIQ beneficially owned, in the aggregate, 1,845,304 shares of ZELTIQ common stock (which, for clarity, excludes shares of ZELTIQ common stock issuable upon the exercise of ZELTIQ stock options and the vesting of ZELTIQ restricted stock units).

The following table sets forth (i) the number of shares of ZELTIQ common stock beneficially owned as of March 1, 2017, by each of our executive officers and directors and (ii) the aggregate merger consideration that would be payable for such shares.

Name	Number of Shares Beneficially Owned	Merger Consideration for Shares Beneficially Owned
Named Executive Officers
Mark J. Foley*	108,478	$6,129,007
Taylor Harris	9,158	$517,427
Patrick F. Williams	10,920	$616,980
Keith J. Sullivan	79,198	$4,474,687
Todd Zavodnick	16,948	$957,562
Sergio Garcia	46,994	$2,655,161
Directors
David J. Endicott, Director	6,892	$389,398
Mary Fisher, Director	8,056	$455,164
D. Keith Grossman, Director	10,517	$594,211
Kevin C. O’Boyle, Director	9,919	$560,424
Andrew N. Schiff, M.D., Director	1,608,813	$90,897,935
All of our current directors and executive officers as a group (14 persons)	1,845,304	$104,259,676

*	Mr. Foley is also a director.

Conversion of ZELTIQ Equity Awards to Allergan Equity Awards and Cash-Out of Certain ZELTIQ Equity Awards

As described above:

•	each unvested ZELTIQ stock option (including those held by our executive officers) will be converted into an option to acquire Allergan plc ordinary shares;

•	each vested ZELTIQ stock option (including vested ZELTIQ stock options held by executive officers and unvested ZELTIQ stock options held by directors, that will, based on their terms, vest upon the merger) will be converted into the right to receive the excess of $56.50 over the ZELTIQ stock option’s exercise price, less withholding;

•	each unvested restricted stock unit with respect to ZELTIQ common stock (including those held by our executive officers) will be converted into a restricted stock unit with respect to Allergan plc ordinary shares; and

•	each vested restricted stock unit with respect to ZELTIQ common stock (including one restricted stock unit award held by an executive officer, and the restricted stock units held by the directors, each of which by its terms vests upon the merger) will be converted into the right to receive $56.50, less withholding.

The tables below sets forth, for each of our executive officers and directors holding ZELTIQ stock options and/or restricted stock units as of March 1, 2017, (i) the aggregate number of shares subject to such stock options and restricted stock units, and the weighted average exercise price of such stock options; and (ii) the value of such stock options and restricted stock units on a pre-tax basis, calculated by (a) in the case of stock options, multiplying the excess of the $56.50 over the respective per share exercise prices of the applicable stock option by the number of shares subject to such stock options and (b) in the case of restricted stock units, multiplying $56.50 by the number of shares subject to such restricted stock units.

Since January 6, 2017 (the period commencing 60 days prior to the filing of this proxy statement), except for 3,000 shares sold by Mr. Brad Hauser and 20,000 shares sold by Mr. Foley pursuant to Rule 10b5-1 trading plans, none of our current executive officers or directors have sold shares of ZELTIQ common stock received upon exercise of ZELTIQ stock options or vesting of ZELTIQ restricted stock units. Our executive officers and directors may exercise their stock options prior to the merger to the extent such stock options are vested in accordance with their terms.

	Vested Options			Unvested Options
Name	Number of Shares Underlying Vested Options	Weighted Average Exercise Price Per Share	Spread Value of Vested Options	Number of Shares Underlying Unvested Options	Weighted- Average Exercise Price Per Share	Spread Value of Unvested Options	Total Option Spread Value
Named Executive Officers
Mark J. Foley	1,521,164	$5.93	$76,927,612	183,851	$30.82	$4,720,511	$81,648,123
Taylor Harris	26,602	$20.81	$949,425	102,041	$25.18	$3,195,425	$4,144,850
Patrick F. Williams	837	$24.37	$26,895	12,591	$26.45	$378,388	$405,283
Keith J. Sullivan	92,875	$6.13	$4,677,671	3,125	$5.95	$157,969	$4,835,640
Todd Zavodnick	—	—	—	16,674	$40.89	$260,281	$260,281
Sergio Garcia	45,827	$10.07	$2,127,540	40,103	$30.80	$1,030,737	$3,158,277
Directors
David J. Endicott	—	—	—	—	—	—	—
Mary Fisher	—	—	—	—	—	—	—
D. Keith Grossman	48,987	$14.38	$2,063,179	—	—	—	$2,063,179
Kevin C. O’Boyle	82,907	$12.25	$3,668,319	—	—	—	$3,668,319
Andrew N. Schiff, M.D.	1,589	$5.06	$81,738	—	—	—	$81,738
All of our current directors and executive officers as a group (14 persons)	1,769,844	$7.09	$87,453,736	449,037	$30.53	$11,659,969	$99,113,705

Name	Number of Company Restricted Stock Units Held	Value of Company Restricted Stock Units ($)
Named Executive Officers
Mark J. Foley	121,952	$6,890,288
Taylor Harris	53,547	$3,025,406
Patrick F. Williams	15,182	$857,783
Keith J. Sullivan	15,000	$847,500
Todd Zavodnick	83,023	$4,690,800
Sergio Garcia(1)	40,243	$2,273,730
Directors
David J. Endicott	9,240	$522,060
Mary Fisher	2,066	$116,729
D. Keith Grossman	3,620	$204,530
Kevin C. O’Boyle	2,066	$116,729
Andrew N. Schiff, M.D.	2,066	$116,729
All of our current directors and executive officers as a group (14 persons)	446,205	$25,210,583

(1)	Includes 14,938 performance stock units.

Existing Offer Letters and Pro Rata Bonus

Each of the executive officers is party to an offer letter (in some cases, as amended) providing that if his employment is terminated by ZELTIQ without “cause” or by the “executive officer” for good reason within three months prior to, or 18 months after, a change in control, he will receive salary continuation and COBRA premium reimbursement for 12 months (24 months in the case of Mr. Foley); a payment equal to his target bonus for the year of termination (two times the target bonus in the case of Mr. Foley); and accelerated vesting of equity awards. Pursuant to the terms of the merger agreement this 18-month protection period is extended to 24 months with respect to the acceleration of the vesting of equity awards. ZELTIQ has entered into agreements with Mr. Zavodnick, Mr. Harris and Mr. Fitzgerald, who may be impacted by the excise tax under section 280G of the Internal Revenue Code, pursuant to which these executives will be provided with an additional payment, such that they will retain their full payments and benefits as if no 280G excise tax had applied. This indemnification does not extend to applicable income and employment taxes on payments due prior to the application of the excise tax. The maximum potential gross-payment is quantified below. The merger constitutes a change in control for purposes of the offer letters. In addition, pursuant to the terms of the merger agreement, each executive will be paid a pro rata portion of the annual incentive payments payable, if any, pursuant to the Company’s Annual Corporate Bonus Plan for the portion of the 2017 bonus period prior to the closing, based on actual achievement of corporate bonus targets through the closing, adjusted to reflect the merger.

Potential for Future Arrangements

To our knowledge, except for certain agreements described in this proxy statement between ZELTIQ and its executive officers and directors, no other employment, equity contribution or other agreement, arrangement or understanding between any executive officer or director of ZELTIQ, on the one hand, and Allergan or its affiliates, on the other hand, existed as of the date of this proxy statement, and the merger is not conditioned upon any executive officer or director of ZELTIQ entering into any such agreement, arrangement or understanding.

Although such arrangements have not, to our knowledge, been discussed as of the date of this proxy statement, it is possible that members of our current management team will enter into new employment or consulting arrangements with Allergan or its affiliates. Such arrangements may include the right to purchase or participate in the equity of Allergan or its affiliates. Any such arrangements with the existing management team are currently expected to be entered into after the completion of the merger and will not become effective until after the merger is completed, if at all. There can be no assurance that the applicable parties will reach an agreement on any terms, or at all.

Compensation Related to Transaction or Subsequent Termination

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of our named executive officers that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. The amounts set forth in the table are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement and in the footnotes to the table. As a result, the actual amounts, if any, that a named executive officer receives may materially differ from the amounts set forth in the table.

The table below assumes that (1) the merger will occur on April 28, 2017, (2) the employment of the named executive officer will be terminated on such date in a manner entitling the named executive officer to receive severance payments and benefits under the terms of the named executive officer’s offer letter, (3) the named executive officer’s base salary rate, target bonus and COBRA premium rate will remain unchanged, (4) no named executive officer receives any additional equity grants or exercises any stock options on or prior to the merger and (5) no named executive officer enters into new agreements or is otherwise legally entitled to, prior to the merger, additional compensation or benefits. The amounts shown in the table do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would vest pursuant to their terms, on or prior to the merger, or the value of payments or benefits that are not based on or otherwise related to the merger. In the footnotes to the amounts shown in the table below, we refer to payments that are conditioned on both the occurrence of the merger as well as the named executive officer’s termination of employment as being payable on a “double-trigger” basis and we refer to payments that are conditioned only upon the occurrence of the merger as being payable on a “single-trigger” basis. The individuals named below represent the named executive officers that would be listed in our annual proxy with respect to the fiscal year ending December 31, 2016. As required by relevant SEC rules, we are also including our current Chief Financial Officer, Mr. Harris, in this table.

Golden Parachute Compensation (1)

Name	Cash ($) (2)	Equity ($)(3)	Perquisites/ Benefits ($) (4)	Tax Reimbursement ($)(5)	Total ($) (6)
Mark Foley	$3,206,667	$11,470,475	$44,595	$0	$14,721,737
Taylor Harris	$812,500	$5,969,472	$27,769	$1,308,384	$8,118,125
Keith J. Sullivan(7)	$0	$0	$0	$0	$0
Todd Zavodnick	$810,000	$4,951,123	$12,896	$828,893	$6,602,912
Sergio Garcia	$600,208	$3,271,934	$16,700	$0	$3,888,842

(1)	The conditions under which each of these payments and benefits are to be provided are set forth in more detail above in the sections entitled, “Conversion of ZELTIQ Equity Awards to Allergan Equity Awards and Cash-Out of Certain ZELTIQ Equity Awards” and “Existing Offer Letters.”
(2)	The amounts listed in this column represent cash severance amounts due under the named executive officer’s offer letter upon a qualifying termination of employment. In addition, these amounts include the following maximum pro rata bonuses that may be paid upon closing, although the actual amount paid will depend on actual performance (adjusted to reflect the merger) and could be less: Mark Foley: $476,667; Taylor Harris: $175,000; Todd Zavodnick: $180,000; and Sergio Garcia: $97,708.
(3)	The amounts listed in this column represent vesting of equity awards upon a qualifying termination pursuant to the terms of the named executive officer’s offer letter. In the case of Mr. Garcia, $843,997 of this amount in this column represents the vesting upon the merger (without a termination of employment being required) of one restricted unit award containing a single trigger vesting provision.
(4)	The amounts listed in this column represent the value of payment of COBRA premiums pursuant to the terms of the named executive officer’s offer letter.
(5)	The amounts listed in this column represent the excise tax gross-up payable if all relevant payments and benefits are provided to the named executive officer.
(6)	The “single trigger” benefit (due upon the closing of the merger without regard to any subsequent termination of employment) is the accelerated vesting and payment with respect to the vesting of the one restricted stock unit award held by Mr. Garcia containing a single trigger vesting provision, as well as the pro rata bonuses described above in footnote 2. The “double trigger” benefits (due upon closing of the merger followed by a qualifying termination of employment) are the severance payments referenced in footnote 2 other than the pro rata bonuses, the vesting referenced in footnote 3 other than the single trigger vesting of one of Mr. Garcia’s restricted stock unit awards, the COBRA premiums referenced in footnote 4 and the gross-up payment referenced in footnote 5. The totals of these amounts are as follows:

Name	Single Trigger ($)	Double Trigger ($)
Mark Foley	$476,667	$14,245,070
Taylor Harris	$175,000	$7,943,125
Keith J. Sullivan	$0	$0
Todd Zavodnick	$180,000	$6,422,912
Sergio Garcia	$941,705	$2,947,137

(7)	The employment of Mr. Sullivan, our former Chief Commercial Officer and President, North America, terminated on January 16, 2017.

Indemnification of Directors and Executive Officers and Insurance

Pursuant to the terms of the merger agreement, members of our board of directors and our executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the merger. For a more detailed description of the provisions of the merger agreement relating to director and officer indemnification, please see “The Merger Agreement—Indemnification and Insurance” (page 65).

Employment Arrangements

All of our executive officers have entered into agreements with us which contain provisions relating to our confidential information and the assignment of inventions. None of our executive officers is employed for a certain term, and employment with us is “at-will” and subject to termination at any time by either party for any reason, with or without cause. We have also entered into offer letters with our executive officers, some of which has been amended from time to time. The following description of the offer letters and arrangements reflect the terms and conditions of the agreements and arrangements as in effect on March 1, 2017.

General Compensation Terms

As of March 1, 2017, the offer letters provided for:

•	In the case of Mr. Foley, an annual base salary of $650,000; a target bonus of 110% of base salary.

•	In the case of Mr. Garcia, an annual base salary of $325,000; a target bonus of 50% of base salary.

•	In the case of Mr. Lamm, an annual base salary of $280,000; a target bonus of 45% of base salary.

•	In the case of Mr. Harris, an annual base salary of $350,000; a target bonus of 60% of base salary.

•	In the case of Mr. Zavodnick, an annual base salary of $350,000; a car allowance of $375 per pay period; a target bonus of 75% of base salary.

•	In the case of Mr. Brad Hauser, an annual base salary of $300,000; a target bonus of 45% of base salary.

•	In the case of Ms. Harrison, an annual base salary of $275,000; a target bonus of 50% of base salary.

•	In the case of Mr. Fitzgerald, an annual base salary of $300,000; a target bonus of 50% of base salary.

•	In the case of Mr. Brent Hauser, an annual base salary of $325,000; a target bonus of 70% of base salary.

Severance Provisions

As of March 1, 2017, the offer letters provided for:

•	On a termination by the company without cause (as defined in the offer letters) other than within three months prior to, or 18 months following, a change in control (as defined in the offer letters), the executive receives (a) 12 months of salary continuation and COBRA (18 months in the case of Mr. Foley and 9 months for Mr. Brad Hauser and Mr. Lamm); and (b) if the Company pays bonuses for the year of termination, 100% of target bonus (150% of target bonus in the case of Mr. Foley and pro rata target bonus for Ms. Harrison, Mr. Brent Hauser, Mr. Brad Hauser and Mr. Lamm).

•	On a termination by the company without cause or by the executive for good reason (as defined in the offer letters) within three months prior to, or 18 months following, a change in control the executive receives (a) 12 months of salary continuation and COBRA (24 months in the case of Mr. Foley); (b) 100% of target bonus (200% of target bonus in the case of Mr. Foley); and (c) accelerated vesting of equity awards.

Former Chief Financial Officer Severance and Consulting Arrangements

On February 25, 2016, ZELTIQ and Mr. Williams entered into a severance and consulting agreement. Pursuant to the terms of Mr. Williams’ severance and consulting agreement, Mr. Williams remained an employee of ZELTIQ until April 17, 2016, and will then serve as a consultant from April 18, 2016 until April 17, 2017, unless terminated earlier. Further, the severance and consulting agreement provides that Mr. Williams will: (a) receive severance of continued payment of his base cash compensation for a period of nine (9) months following April 17, 2018; (b) receive nine (9) months of COBRA health insurance premiums (or a shorter period if Mr. Williams becomes eligible for health insurance benefits through another employer); (c) be a participant in the ZELTIQ 2016 Corporate Bonus Plan for his service while he remains an employee of ZELTIQ, with a target bonus of 60% of his actual annual base cash compensation; and receive a consulting fee equal to $1,000 per month, beginning April 18, 2016, until the earlier of (a) the expiration or termination of the period during which he provides consulting services to ZELTIQ, or (b) the date on which he begins full-time employment with another company.

Former Chief Commercial Officer Severance and Consulting Arrangements

On January 5, 2017, ZELTIQ and Mr. Sullivan entered into a severance and consulting agreement. In accordance with the terms of Mr. Sullivan’s severance and consulting agreement, Mr. Sullivan remained an employee of ZELTIQ until January 16, 2017, and will then serve as a consultant from January 17, 2017, until July 17, 2018, unless terminated earlier. Further, the severance and consulting agreement provides that Mr. Sullivan will: (a) remain eligible to receive a bonus pursuant to the ZELTIQ 2016 Corporate Bonus Plan for his service in 2016, with a target bonus of 75% of his actual 2016 base cash compensation; and (b) receive a consulting fee equal to $37,000 per month, beginning January 17, 2017, until the expiration or termination of the period during which he provides consulting services to ZELTIQ. If Mr. Sullivan breaches the terms of his severance and consulting agreement by competing with ZELTIQ or soliciting ZELTIQ’s customers or employees, Mr. Sullivan will cease to receive such consulting fees, will repay all consulting fees already received and will forfeit any equity awards that vested after January 17, 2017.

Appraisal Rights

If the merger is completed, holders of ZELTIQ common stock will be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law (“Section 262”), provided that they comply with the conditions established by Section 262.

The discussion below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

A record holder of shares of ZELTIQ common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the completion of the merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the adoption of the merger agreement nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery (the “Delaware Court”) of the fair value of his or her shares of ZELTIQ common stock. All references in this summary of appraisal rights to a “stockholder” or “holders of shares of ZELTIQ common stock” are to the record holder or holders of shares of ZELTIQ common stock. Except as set forth herein, stockholders of ZELTIQ will not be entitled to appraisal rights in connection with the merger.

Under Section 262, where a merger is to be submitted for adoption at a meeting of stockholders, such as the Special Meeting, not less than 20 days prior to the meeting a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This proxy statement shall constitute such notice to the record holders of ZELTIQ common stock.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. Those conditions include the following:

•	Stockholders electing to exercise appraisal rights must not vote “for” the adoption of the merger agreement. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights.

•	A written demand for appraisal of shares must be delivered to us before the taking of the vote on the merger agreement at the Special Meeting on [ ], 2017. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder thereby intends to demand appraisal of his or her ZELTIQ common stock. The written demand for appraisal of shares is in addition to and separate from a vote against the adoption of the merger agreement or an abstention from such vote. Merely voting against the adoption of the merger agreement will not preserve your right of appraisal or constitute written demand for appraisal under Delaware law.

•	A demand for appraisal should be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in ZELTIQ common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

•	A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to ZELTIQ Aesthetics, Inc. at 4410 Rosewood Drive, Pleasanton, CA 94588, Attention: Corporate Secretary.

Within ten days after the completion of the merger, the surviving corporation must provide notice of the completion of the merger to all of our stockholders who have complied with Section 262 and have not voted for the adoption of the merger agreement.

Within 120 days after the completion of the merger, either the surviving corporation or any stockholder who has complied with the required conditions of Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of the surviving corporation to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of ZELTIQ common stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

Within 120 days after the completion of the merger, any stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of ZELTIQ common stock not voting in favor of the adoption of the merger agreement and with respect to which demands for appraisal were received by ZELTIQ or the surviving corporation and the number of holders of such shares. Such statement must be mailed within 10 days after the stockholders’ request has been received by the surviving corporation or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the surviving corporation the statement described in this paragraph.

If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Under Section 262, the Delaware Court shall also dismiss the proceedings as to all stockholders who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of ZELTIQ common stock eligible for appraisal or (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million. Where proceedings are not dismissed, the Delaware Court will appraise the shares of ZELTIQ common stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. However, at any time before the entry of judgment in the proceedings, ZELTIQ may pay to each stockholder entitled to appraisal an amount of cash, in which case interest will accrue after such entry of judgment only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court and (2) interest theretofore accrued, unless paid at that time. ZELTIQ is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Although we believe that the $56.50 per share cash consideration payable in the merger is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the consideration they would receive pursuant to the merger agreement. Moreover, we do not anticipate that the surviving corporation will offer more than the $56.50 per share cash consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of ZELTIQ common stock is less than the $56.50 per share merger consideration. In determining “fair value”, the Delaware Court is required to take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be exclusive of any element of value arising from the accomplishment or expectation of the merger. The Delaware Supreme Court has stated that such exclusion is a narrow exclusion that does not encompass known elements of value, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. The Delaware Supreme Court has construed Section 262 to mean that elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.

The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the completion of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the completion of the merger.

At any time within 60 days after the completion of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the $56.50 per share cash consideration offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with the consent of the surviving corporation. If no petition for appraisal is filed with the court within 120 days after the completion of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as the surviving corporation will have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to the surviving corporation a written withdrawal of his or her demand for appraisal and acceptance of the merger consideration, except (i) that any such attempt to withdraw made more than 60 days after the completion of the merger will require written approval of the surviving corporation and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just; provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger within 60 days after the effective date of the merger, as set forth in the relevant provisions of Section 262.

Failure by any ZELTIQ stockholder to comply fully with the procedures described above and set forth in Annex C to this proxy statement may result in termination of such stockholder’s appraisal rights. In view of the complexity of exercising your appraisal rights under Delaware law, if you are considering exercising these rights you should consult with your legal counsel.

Delisting and Deregistration of Our Common Stock

If the merger is completed, ZELTIQ common stock will be delisted from the NASDAQ Global Select Market and will be deregistered under the Securities Exchange Act of 1934.

Certain Material U.S. Federal Income Tax Consequences of the Merger

The following summary is a general discussion of certain material U.S. federal income tax consequences to our stockholders who are U.S. persons (as defined below) whose common stock is converted into cash in the merger assuming the merger is consummated as contemplated herein. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, judicial authority, and administrative rulings, each as in effect as of the date hereof. These laws and authorities are subject to differing interpretations or to change, possibly with retroactive effect. Any such change could alter the tax consequences to our stockholders as described herein. No ruling from the Internal Revenue Service has been or will be sought with respect to any aspect of the transactions described herein, and no opinion of counsel will be rendered in connection with the transactions described herein. Accordingly, the discussion below neither binds the Internal Revenue Service (“IRS”) nor precludes it from adopting a contrary position. The tax treatment of the merger to our stockholders will vary depending on their particular situations.

This summary is for the general information of our stockholders only and does not purport to be a complete analysis of all potential tax effects of the merger. Accordingly, our stockholders should consult their own tax advisors with respect to the particular tax consequences to them of the merger, including applicable federal state, local and non-U.S. tax consequences. For example, this summary does not consider the effect of (i) any U.S. federal non-income tax laws, (ii) any applicable state, local, or non-U.S. tax laws, or (iii) the Medicare contribution tax on net investment income or the alternative minimum tax. In addition, this discussion does not address the tax consequences of transactions effectuated prior to, concurrently with, or after the completion of the merger (whether or not such transactions occur in connection with the merger), including, without limitation, any transaction involving the acquisition or disposition of shares of ZELTIQ common stock other than pursuant to the merger, or the tax consequences to holders of options, warrants or similar rights to acquire ZELTIQ common stock issued by ZELTIQ which are assumed, replaced, exercised, or converted, as the case may be, in connection with the merger. In addition, it does not address all aspects of U.S. federal income taxation that may affect particular ZELTIQ stockholders in light of their particular circumstances or to stockholders who are subject to special tax rules, including, without limitation, stockholders who, for U.S. federal income tax purposes:

•	are not “U.S. persons” as defined below;

•	are broker-dealers, traders in securities, financial institutions, mutual funds, regulated investment companies, real estate investment trusts, insurance companies, or tax-exempt entities;

•	hold their shares as part of an integrated investment (including a hedge or as part of a hedging, “straddle,” pledge against currency risk, “constructive” sale or “conversion” transaction or other risk reduction transaction) consisting of shares of ZELTIQ common stock and one or more other positions;

•	hold common stock which constitutes “qualified small business stock” for purposes of Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code;

•	do not hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment);

•	have a functional currency other than the U.S. dollar;

•	hold their shares through individual retirement or other tax-deferred accounts;

•	acquired their shares in a transaction subject to the gain rollover provisions of Section 1045 of the Code;

•	acquired their shares pursuant to the exercise of a compensatory option or in other compensatory transactions;

•	acquired their shares pursuant to the exercise of warrants or conversion rights under convertible instruments; or

•	are partnerships or other entities or arrangements treated as partnerships or disregarded entities for U.S. federal income tax purposes, S corporations or other pass-through entities (including hybrid entities).

For purposes of this discussion, a “U.S. person” is a beneficial owner of ZELTIQ common stock that is:

•	an individual who is a citizen or resident of the United States or someone treated as a U.S. citizen or resident for U.S. federal income tax purposes;

•	a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if its administration is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust, or a trust in existence on August 20, 1996, that has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.

IN VIEW OF THE FOREGOING AND BECAUSE THE FOLLOWING DISCUSSION IS INTENDED AS A GENERAL SUMMARY ONLY, EACH STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER’S OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES, AND ANY TAX REPORTING REQUIREMENTS OF THE MERGER AND RELATED TRANSACTIONS IN LIGHT OF SUCH STOCKHOLDER’S OWN TAX SITUATION.

In General

The conversion of ZELTIQ common stock into cash in the merger will be a taxable transaction. Generally, this means that our stockholders will recognize gain or loss equal to the difference between (1) the amount of cash they receive in the merger, and (2) their adjusted tax basis in their ZELTIQ common stock. For this purpose, ZELTIQ stockholders who acquired different blocks of shares of ZELTIQ common stock at different times for different prices must calculate gain or loss separately for each identifiable block of shares of ZELTIQ common stock surrendered in the exchange.

Subject to various exceptions, a stockholder’s gain or loss on the disposition of ZELTIQ common stock will be characterized as capital gain or loss and will generally be long-term capital gain or loss if the holder has held their ZELTIQ common stock for more than one year as of the effective time of the merger. If a stockholder’s holding period for any ZELTIQ common stock is one year or less at the effective time of the merger, any gain or loss with respect to such ZELTIQ common stock will be treated as short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate stockholders generally are currently taxable at preferential rates relative to the rates applicable to other forms of income. Capital losses are subject to limitations on deductibility.

Appraisal or Dissenter’s Rights

A ZELTIQ stockholder who exercises appraisal or dissenters’ rights for such stockholder’s ZELTIQ common stock with respect to the merger and receives payment for such stock in cash will generally recognize capital gain or loss, measured by the difference between the cash received and such stockholder’s tax basis in its ZELTIQ common stock. Stockholders who exercise appraisal or dissenters’ rights are urged to consult their own tax advisors. Interest, if any, awarded in an appraisal proceeding by a court would be included in such stockholder’s income as ordinary income for U.S. federal income tax purposes.

Backup Withholding and Information Reporting

A ZELTIQ stockholder may be subject to backup withholding with respect to certain reportable payments including taxable proceeds received in exchange for the stockholder’s shares of ZELTIQ common stock in the merger. Backup withholding will generally not apply, however, to a ZELTIQ stockholder who furnishes the paying agent with a correct taxpayer identification number on IRS Form W-9 (if such stockholder is a U.S. person as defined in the instructions thereto) or the appropriate IRS Form W-8 (if the stockholder is not such a U.S. person) or otherwise establishes a basis for exemption from backup withholding. Each ZELTIQ stockholder and, if applicable, each other payee, should properly complete and sign the IRS Form W-9 included with the letter of transmittal (or the applicable IRS Form W-8) to provide the information and certification(s) necessary to avoid the imposition of backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying representative. ZELTIQ stockholders who fail to provide their correct taxpayer identification numbers and the appropriate certifications, or to establish an exemption as described above, will be subject to backup withholding on cash they receive in the merger and may be subject to penalties imposed by the IRS. ZELTIQ stockholders should consult their tax advisors as to their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption. If the paying representative withholds on a payment to a stockholder, the affected stockholder should contact its tax advisor regarding whether and how any refund, credit or other tax benefit might be recognized with respect to any such withheld amounts.

THE FOREGOING DISCUSSION IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, THE DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, A STOCKHOLDER’S INDIVIDUAL CIRCUMSTANCES OR TO CERTAIN TYPES OF STOCKHOLDERS MENTIONED ABOVE. MOREOVER, THE DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY NON-U.S., STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER.

Antitrust Matters

Under the HSR Act and the rules that have been promulgated under the HSR Act, certain acquisitions may not be completed until information has been furnished to the Antitrust Division of the U.S. Department of Justice (“DOJ”) and to the Federal Trade Commission (“FTC”) and applicable waiting period requirements have been satisfied or early termination of the waiting period has been granted. The merger of ZELTIQ with Merger Sub and the conversion of shares of ZELTIQ stock into the right to receive the merger consideration are subject to the provisions of the HSR Act. The merger therefore cannot be completed until the expiration or early termination of the waiting period following the filing of Hart-Scott-Rodino Notification and Report Forms by the ultimate parent entity of Allergan US and ZELTIQ. Both Allergan US and ZELTIQ have caused the required notification and report forms to be filed. The merger agreement provides that Allergan US and ZELTIQ will use reasonable best efforts to complete the merger as soon as reasonably practicable, including using reasonable best efforts to obtain regulatory clearance, provided, however, that Allergan US and Merger Sub are not obligated to offer, accept or agree to, and ZELTIQ will not offer, accept or agree to without Merger Sub’s prior written consent, (a) divest or hold separate any assets or (b) take or commit to take any action that restricts, prohibits, or limits Allergan US’s ownership or operation (or that of any of its subsidiaries or affiliates) of all or any portion of the parties’ business or assets, or (c) to litigate or participate in the litigation of any action brought by a governmental body.

At any time before or after the completion of the merger, notwithstanding that the applicable waiting period has ended or approval has been granted, the FTC, the DOJ, a state, foreign country, or private individual could take action to enjoin the merger under the antitrust laws as it deems necessary or desirable. We cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, that we will prevail.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement. The merger agreement is included as Annex A to this proxy statement. We encourage you to read it carefully and in its entirety. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about ZELTIQ. Such information can be found elsewhere in this proxy statement and in the other public filings ZELTIQ makes with the SEC, which are available without charge at www.sec.gov.

The representations, warranties and covenants contained in the merger agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of affairs of ZELTIQ without considering the entirety of public disclosure about ZELTIQ as set forth in ZELTIQ’s SEC filings. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in this proxy statement or in other public disclosures by ZELTIQ.

The Merger

Subject to the terms and conditions of the merger agreement and in accordance with the Delaware General Corporation Law (“DGCL”), at the effective time of the merger, ZELTIQ and Allergan US will consummate the merger, whereby Merger Sub will be merged with and into ZELTIQ. The separate existence of Merger Sub will cease and ZELTIQ will continue as the surviving corporation. As the surviving corporation, ZELTIQ will continue to exist following the merger as a wholly owned subsidiary of Allergan US.

Closing and Effective Time of Merger

Unless the merger agreement will have been terminated (as described under “The Merger Agreement—Termination of the Merger Agreement”) and unless otherwise mutually agreed in writing between ZELTIQ, Allergan US and Merger Sub, subject to satisfaction or waiver (to the extent permitted by applicable law) of the conditions to closing (described under “The Merger Agreement—Conditions to the Merger”), the consummation of the merger (which we refer to as the “closing”) will take place on the second business day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions to closing (other than any such conditions that by their nature are to be satisfied by actions taken at the closing).

The merger will become effective upon the date and time the certificate of merger is filed with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by ZELTIQ, Allergan US and Merger Sub and specified in the certificate of merger, which we refer to as the “effective time” of the merger). We expect to complete the merger as soon as practicable after our stockholders adopt and approve the merger agreement and all other conditions to closing have been satisfied or waived.

Unless otherwise determined by Allergan US prior to the effective time of the merger, the Certificate of Incorporation of the surviving corporation will be amended and restated as of the effective time of the merger to conform to Exhibit B to the merger agreement, and the bylaws of the surviving corporation will be amended and restated as of the effective time of the merger to conform to the bylaws of Merger Sub as in effect immediately prior to the effective time of the merger agreement. The directors of Merger Sub and the officers of Merger Sub immediately prior to the effective time will be the directors and officers, respectively, of the surviving corporation immediately after the effective time of the merger agreement.

Merger Consideration

At the effective time of the merger, each share of ZELTIQ common stock then outstanding will be converted automatically into the right to receive the merger consideration of $56.50 per share in cash, without interest, upon the surrender of the stock certificates or book-entry shares, as applicable, subject to any withholding of taxes required by applicable law, other than the following shares:

•	shares of ZELTIQ common stock then held by ZELTIQ (or held in its treasury), which will be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor;

•	shares of ZELTIQ common stock then held by Allergan US, Merger Sub or any other wholly owned subsidiary of Allergan US, which will be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor; and

•	shares owned by stockholders who have properly exercised and perfected and have neither effectively withdrawn nor lost their right to appraisal and payment under Section 262 of the DGCL, which will be treated as described in further detail in this proxy statement under “The Merger—Appraisal Rights.”

Subject to the above exceptions, from and after the effective time of the merger, each holder of ZELTIQ common stock outstanding immediately prior to the effective of the merger will cease to have any rights with respect to such shares, except as otherwise provided in the merger agreement or by applicable law, and such shares will no longer be outstanding and will automatically be canceled.

Payment for Shares of Common Stock

Prior to the effective time of the merger, Allergan US will designate a bank or trust company reasonably acceptable to ZELTIQ to act as paying agent for the holders of shares of ZELTIQ common stock. At or prior to the effective time of the merger, Allergan US will deposit, or will cause to be deposited, with such paying agent cash sufficient to pay the aggregate merger consideration payable to ZELTIQ’s stockholders.

Promptly after the effective time of the merger (but in no event later than five (5) business days thereafter), the surviving corporation will cause the paying agent to mail to all record holders of ZELTIQ common stock whose shares were converted into the right to receive the merger consideration, a letter of transmittal and instructions for use in effecting the surrender of the stock certificates or book-entry shares pursuant to such letter of transmittal. Upon surrender to the paying agent of certificates or book-entry shares representing shares of ZELTIQ common stock, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such certificates or book-entry shares will be entitled to receive in exchange therefor the merger consideration for each share of ZELTIQ common stock evidenced by such certificates or book-entry shares. No interest will accrue or be paid on the merger consideration payable upon the surrender of any certificates or book-entry shares for the benefit of the holder thereof. Each of the surviving corporation, Allergan US and Merger Sub will be entitled to deduct and withhold (or cause the paying agent to deduct and withhold) from the merger consideration payable to any holder of ZELTIQ common stock or any other consideration otherwise payable pursuant to the merger agreement such amounts as it is required by any legal requirement to deduct and withhold with respect to taxes.

At the close of business on the date of the effective time of the merger, the stock transfer books of ZELTIQ with respect to the shares of ZELTIQ common stock will be closed and thereafter there will be no further registration of transfers of shares of ZELTIQ.

You should not send your stock certificate with the enclosed proxy card, and you should not forward your stock certificate to the paying agent without a letter of transmittal.

Treatment of Equity Awards

Effective as of immediately prior to the effective time of the merger, each outstanding and unexercised vested stock option under ZELTIQ’s 2005 Stock Option Plan, 2011 Equity Incentive Plan and 2012 Stock Plan (collectively, the “Stock Plans”) will be canceled and converted into the right to receive cash from the surviving corporation equal to the number of shares subject to such option multiplied by the excess, if any, of the merger consideration over the exercise price of such option, without interest and subject to all applicable tax withholding. Effective as of immediately prior to the effective time of the merger, each outstanding vested restricted stock unit under the Stock Plans will be canceled and converted into the right to receive cash from the surviving corporation equal to the number of shares subject to such restricted stock unit multiplied by the merger consideration, without interest and subject to all applicable tax withholding. At the effective time of the merger, each outstanding and unvested stock option and each outstanding restricted stock unit under the Stock Plans will be converted into a corresponding option to purchase ordinary shares of Allergan plc (“Allergan Common Stock”) or a corresponding award of restricted stock units with respect to Allergan Common Stock, as the case may be, on the same terms and conditions as were applicable under such ZELTIQ option or ZELTIQ restricted stock unit (but taking into account any changes thereto, including any acceleration or vesting thereof, provided for in the relevant Stock Plan, or in the related award document (including any employment agreement or retention policy) by reason of the merger), as adjusted based on an exchange ratio. The “exchange ratio” is the fraction having a numerator of $56.50 and having a denominator equal to the volume weighted average price of Allergan plc ordinary shares for the a ten (10) trading day period, starting with the opening of trading on the twelfth (12th) trading day prior to the closing date and ending with the closing of trading on the third to last trading day prior to the closing date, rounding the result to the nearest 1/10,000 of share of Allergan plc ordinary shares. Effective as of immediately prior to the effective time of the merger, each outstanding performance stock unit under the Stock Plans will vest with respect to the maximum number of shares thereunder and will be canceled and converted into the right to receive cash from the surviving corporation equal to the maximum number of shares subject to such performance stock unit multiplied by the merger consideration, without interest and subject to all applicable tax withholding. ZELTIQ will terminate its Employee Stock Purchase Plan effective as of the effective time of the merger and, if the effective time of the merger is after the start of a new offering period but before the end of such new offering period, ZELTIQ will not give effect to such new offering period.

The effect of the merger upon our other employee benefit plans is more fully described under “The Merger Agreement—Employee Benefits” beginning on page 65.

Representations and Warranties

In the merger agreement, ZELTIQ made representations and warranties relating to, among other things:

•	the corporate organization, good standing and qualification of ZELTIQ and its subsidiaries;

•	the organizational documents of ZELTIQ and its subsidiaries;

•	ZELTIQ’s capital structure;

•	ZELTIQ’s financial statements and filings with the SEC;

•	the absence of certain changes since September 30, 2016;

•	title to assets owned by ZELTIQ and its subsidiaries;

•	real property owned or leased by ZELTIQ and its subsidiaries;

•	intellectual property and information technology systems;

•	material contracts;

•	the absence of undisclosed liabilities;

•	compliance with legal requirements by ZELTIQ and its subsidiaries, including those related to conflict minerals;

•	regulatory matters;

•	certain business practices of ZELTIQ and its subsidiaries;

•	compliance with and possession of governmental authorizations by ZELTIQ and its subsidiaries;

•	tax matters;

•	employee benefits and other employee matters, including benefit plans;

•	environmental matters;

•	insurance coverage;

•	the absence of legal proceedings involving ZELTIQ and its subsidiaries;

•	ZELTIQ’s corporate power and authority to enter into the merger agreement;

•	the due execution and delivery by ZELTIQ of the merger agreement and the enforceability of the merger agreement against ZELTIQ;

•	the inapplicability of Section 203 of the DGCL and other takeover statutes;

•	the stockholder vote required to approve the merger agreement and the transactions contemplated thereby;

•	the absence of conflicts with ZELTIQ’s organizational documents, applicable law or contracts to which ZELTIQ or any of its subsidiaries is a party;

•	the fairness opinion delivered to ZELTIQ’s board of directors by Guggenheim Securities, LLC as financial advisor to ZELTIQ’s board of directors; and

•	the absence of any undisclosed fees owed to brokers, finders, investment bankers, financial advisors or other persons in connection with the merger.

In the merger agreement, Allergan US and Merger Sub each made representations and warranties relating to, among other things:

•	the corporate organization, good standing and qualification of Allergan US and Merger Sub;

•	ownership and operations of Merger Sub since its formation;

•	Allergan US’s and Merger Sub’s corporate power and authority to enter into the merger agreement;

•	the due execution and delivery by Allergan US and Merger Sub of the merger agreement and the enforceability of the merger agreement against Allergan US and Merger Sub;

•	the absence of conflicts with the organizational documents of Allergan US or Merger Sub, applicable law or contracts to which Allergan US or Merger Sub is a party, including that no vote of Allergan US’s stockholders is necessary to approve the merger agreement or the transactions contemplated thereby;

•	the accuracy of the information supplied by Allergan US or Merger Sub for inclusion in this proxy statement;

•	the absence of legal proceedings involving Allergan US or Merger Sub;

•	sufficiency of funds to consummate the transactions contemplated by the merger agreement;

•	Allergan US’s and Merger Sub’s ownership of our common stock; and

•	the absence of any undisclosed fees owed to brokers, finders, investment bankers, financial advisors or other persons in connection with the merger.

Many of ZELTIQ’s representations and warranties are qualified by a Material Adverse Effect standard. For purposes of the merger agreement, “Material Adverse Effect” is defined to mean: an effect, change, event, occurrence, violation, inaccuracy, circumstance or other matter that had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets, financial condition or results of operations of ZELTIQ and its subsidiaries taken as a whole or (ii) the ability of ZELTIQ to consummate the transactions contemplated by the merger agreement in a timely manner; provided, however, that none of the following will be deemed in and of themselves, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there is, or would reasonably likely to be, a Material Adverse Effect on ZELTIQ and its subsidiaries:

•	any change in the market price or trading volume of ZELTIQ’s stock;

•	any event, violation, inaccuracy, circumstance or other matter directly resulting from the announcement or pendency of the transactions contemplated by the merger agreement, including the merger (other than for purposes of any representation or warranty made by ZELTIQ relating to the absence of conflicts with ZELTIQ’s organizational documents, applicable law or contracts to which ZELTIQ or any of its subsidiaries is a party);

•	any event, circumstance, change or effect in the industries in which ZELTIQ and its subsidiaries operate or in the economy generally or other general business, financial or market conditions, except to the extent that ZELTIQ and its subsidiaries are adversely affected disproportionately relative to the other participants in such industries or the economy generally, as applicable;

•	any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency;

•	any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to any act of terrorism, war, national or international calamity or any other similar event, except to the extent that such event, circumstance, change or effect disproportionately affects ZELTIQ and its subsidiaries relative to other participants in the industries in which ZELTIQ and its subsidiaries operate or the economy generally, as applicable;

•	the failure of ZELTIQ to meet internal or analysts’ expectations or projections or the results of operations of ZELTIQ;

•	any adverse effect arising from or otherwise relating to any action taken by ZELTIQ at the written direction of Allergan US or any action specifically required to be taken by ZELTIQ, or the failure of ZELTIQ to take any action that ZELTIQ is specifically prohibited by the terms of the merger agreement from taking to the extent Allergan US fails to give its consent thereto after a written request therefor;

•	any event, circumstance, change or effect directly resulting or directly arising from Allergan US’s or Merger Sub’s breach of the merger agreement; or

•	any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to any change in, or any compliance with or action taken for the purpose of complying with, any legal requirement or United States generally accepted accounting principles (“GAAP”) (or interpretations of any legal requirement or GAAP).

Conduct of Business Prior to Closing

ZELTIQ agreed in the merger agreement that ZELTIQ will, until the effective time of the merger:

•	except as required or expressly contemplated under the merger agreement or as required to comply with applicable law or upon written consent of Allergan US, which consent may not be unreasonably withheld, delayed or conditioned, ensure that ZELTIQ and its subsidiaries will conduct in all material respects its business and operations in the ordinary course;

•	promptly notify Allergan US of any knowledge of any notice from any person alleging that the consent of such person is or may be required in connection with any of the transactions contemplated by the merger agreement and any legal proceeding commenced, or, to its knowledge threatened, relating to or involving ZELTIQ or its subsidiaries that relates to the consummation of the transactions contemplated by the merger agreement; and

•	acting in the ordinary course of business, use commercially reasonable efforts to preserve intact the material components of its current business organization (including that of its subsidiaries), including keeping available the services of current officers and key employees, and use commercially reasonable efforts to maintain their respective relations and good will with all material suppliers, material customers, governmental bodies and other material business relations.

ZELTIQ also agreed that, until the effective time of the merger, except as required or otherwise expressly contemplated under the merger agreement or as required to comply with applicable legal requirements, with the written consent of Allergan US (which consent will not be unreasonably withheld, delayed or conditioned) or as set forth in the disclosure schedule that ZELTIQ delivered to Allergan US in connection with the execution of the merger agreement, ZELTIQ or its subsidiaries will not:

•	establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including ZELTIQ common stock);

•	repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any ZELTIQ common stock), or any rights, warrants or options to acquire any shares of its capital stock, other than: (A) repurchases or reacquisitions of shares of ZELTIQ common stock outstanding as of the date of the merger agreement pursuant to ZELTIQ’s right (under the express terms of written commitments in effect as of the date of the merger agreement) to purchased or reacquired shares of ZELTIQ’s common stock from an any officer, employee, independent contractor, consultant or director of or to ZELTIQ or any of its subsidiaries upon termination of such individual’s employment or engagement by ZELTIQ; (B) repurchases of ZELTIQ stock options, restricted stock units or performance stock units (or shares of capital stock issued upon the exercise or vesting thereof) outstanding on the date of the merger agreement (in cancellation thereof) pursuant to the terms thereof (in effect as of the date of the merger agreement) between ZELTIQ and an employee, consultant or member of ZELTIQ’s board of directors only upon termination of such person’s employment or engagement by ZELTIQ; or (C) in connection with withholding to satisfy the tax obligations with respect to ZELTIQ stock options, restricted stock units or performance stock units in a manner consistent with the historical practices of ZELTIQ;

•	split, combine, subdivide or reclassify any shares of its capital stock (including ZELTIQ common stock) or other equity interests;

•	sell, issue, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, delivery, pledge, transfer, encumbrance or grant by ZELTIQ or its subsidiaries (other than pursuant to agreements in effect as of the date of the merger agreement) of (A) any capital stock, equity interest or other security of ZELTIQ or its subsidiaries, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of ZELTIQ or its subsidiaries, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of ZELTIQ or its subsidiaries (except that ZELTIQ may issue shares of ZELTIQ common stock as required to be issued upon the exercise of ZELTIQ stock options, the vesting of ZELTIQ stock options, restricted stock units or performance stock units outstanding as of the date of the merger agreement, and pursuant to the operation of the Employee Stock Purchase Plan);

•

establish, adopt, terminate or amend any employee plan (or any plan, program, arrangement, practice or agreement that would be an employee plan if it were in existence on the date of the merger agreement), or amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the employee plans (or any plan, program, arrangement, practice or agreement that would be an employee plan if it were in existence on the date of the merger agreement) or grant any employee or director any increase in compensation, bonuses or other benefits, except that ZELTIQ and its subsidiaries: (A) may change the title of its employees in the ordinary course of business and consistent with past practice, provided such changes in title do not involve increases in the applicable employee’s compensation, (B) may provide increases in salary, wages or benefits to non-executive officer employees in the ordinary course of business and consistent with past practice; (C) may amend any employee plans to the extent required by applicable legal requirements; and (D) may make usual and customary annual bonus payments in the ordinary course of business and consistent with past practice in accordance with the bonus plans existing on the date of the merger agreement;

•	enter into (A) any change-in-control agreement with any executive officer, employee, director or independent contractor or (B) other than to establish or amend offer letters that contemplate “at will” employment with non-change-in-control retention benefits consistent with current arrangements for similarly situated employees, any retention agreement with any executive officer, employee, director or independent contractor;

•	enter into (A) any employment, severance or other material agreement with any executive officer or director or (B) any employment or severance agreement with any non-executive officer employee with an annual base salary greater than $250,000 or any consulting agreement with an independent contractor with an annual base compensation greater than $250,000;

•	hire any employee with an annual base salary in excess of $250,000; provided, that nothing contained herein will prohibit ZELTIQ and its subsidiaries from hiring a non-executive employee or entering into a contract for services to be provided by a consultant to replace an employee or consultant of any of ZELTIQ and its subsidiaries whose employment or consulting relationship is terminated for any reason on or after the date of the merger agreement, so long as the terms of the salary, target annual bonus opportunity and other benefits offered to such replacement employee or consultant are substantially similar, or not materially different from, those of the employee or consultant of ZELTIQ or its subsidiaries whose employment or consulting relationship has been terminated;

•	amend or permit the adoption of any amendment to its Certificate of Incorporation or bylaws or other charter or organizational documents;

•	form any subsidiary, acquire any equity interest in any other entity (other than securities in a publicly traded company held for investment by ZELTIQ or its subsidiaries and consisting of less than 1% of the outstanding capital stock of such entity) or enter into any joint venture, partnership, limited liability corporation or similar arrangement;

•	make or authorize any capital expenditure (except that ZELTIQ and its subsidiaries may make any capital expenditure that: (A) is provided for in ZELTIQ’s capital expense budget or forecast included in the disclosure schedule that ZELTIQ delivered to Allergan US in connection with the execution of the merger agreement, which expenditures will be in accordance with the categories set forth in such budget or forecast; or (B) does not exceed $500,000 individually and, when added to all other capital expenditures made in accordance with this provision, does not exceed $1,000,000 in the aggregate);

•	acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish or permit to lapse (other than any patent expiring at the end of its statutory term), transfer, assign, guarantee, exchange or swap, mortgage or otherwise encumber (including pursuant to a sale-leaseback transaction or securitization) or subject to any material encumbrance (other than permitted encumbrances) any material right or other material asset or property (except, in the case of any of the foregoing, (A) entering into non-exclusive license agreements, clinical trial agreements and material transfer agreements in the ordinary course of business, (B) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of ZELTIQ and its subsidiaries, as determined by ZELTIQ in the exercise of its reasonable business judgment and (C) as provided for in ZELTIQ’s capital expense budget or forecast included in the disclosure schedule that ZELTIQ delivered to Allergan US in connection with the execution of the merger agreement);

•	lend money or make capital contributions or advances to or make investments in, any person, or incur or guarantee any indebtedness (except for short-term borrowings, of not more than $250,000 in the aggregate, incurred in the ordinary course of business consistent with past practice and advances to employees and consultants for travel and other business related expenses in the ordinary course of business);

•	amend or modify in any material respect, waive any rights under, terminate, replace or release, settle or compromise any material claim, liability or obligation under any material contract or enter into any contract which if entered into prior to the date of the merger agreement would have been a material contract, excluding any non-exclusive license agreements, clinical trial agreements, material transfer agreements, or other supply or distribution agreements entered into following the date of the merger agreement in the ordinary course of business;

•	except as required by applicable legal requirement, (a) make or change any material tax election or change any accounting method or accounting period used for tax purposes (or request such a change); (b) file an amended tax return that could materially increase the taxes payable by any of ZELTIQ and its subsidiaries; (c) enter into a closing agreement with any governmental body regarding any material tax; (d) settle, compromise, or offer to settle or compromise, or consent to any material tax claim or assessment or surrender a right to a material tax refund; or (e) waive or extend the statute of limitations with respect to any material tax other than (1) pursuant to extensions of time to file a tax return obtained in the ordinary course of business or (2) pursuant to an extension granted in the ordinary course of business in connection with an audit of federal, state or local taxes to prevent the assessment or collection of a tax;

•	commence any legal proceeding, except with respect to: (A) routine matters in the ordinary course of business; (B) in such cases where ZELTIQ reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that ZELTIQ consults with Allergan US and considers the views and comments of Allergan US with respect to such legal proceedings prior to commencement thereof); or (C) in connection with a breach of the merger agreement or any other agreements contemplated thereby;

•	settle, release, waive or compromise any legal proceeding or other claim (or threatened legal proceeding or other claim), other than any legal proceeding relating to a breach of the merger agreement or any other agreements contemplated thereby or pursuant to a settlement that does not relate to any of the transactions contemplated by the merger agreement, does not involve any admission of guilt or wrongdoing by ZELTIQ or its subsidiaries and: (A) that results solely in a monetary obligation involving only the payment of monies by ZELTIQ or its subsidiaries of not more than $500,000 in the aggregate; (B) that results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, ZELTIQ or its subsidiaries and the payment of monies by ZELTIQ or its subsidiaries that together with any settlement made under subsection “(A)” are not more than $500,000 in the aggregate (not funded by an indemnity obligation or through insurance policies) or (C) that results in no monetary obligation of, and no other remedy against, ZELTIQ or its subsidiaries or their receipt of payment;

•	enter into any collective bargaining agreement or other agreement with any labor organization (except to the extent required by applicable legal requirements);

•	adopt or implement any stockholder rights plan or similar arrangement;

•	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of ZELTIQ or its subsidiaries;

•	transfer, convey or assign any material ZELTIQ intellectual property, including as among ZELTIQ and its subsidiaries; or

•	authorize any of, or agree or commit to take, any of the actions described above.

Notwithstanding these general prohibitions, ZELTIQ is permitted to make annual equity awards in the ordinary course in March 2017, agree to pay retention bonuses to certain employees, establish a change in control severance plan, and modify outstanding equity awards to provide for accelerated vesting in certain cases of termination following the effective time of the merger.

Proxy Statement, Board Recommendation and Stockholders Meeting

ZELTIQ has agreed to, as promptly as practicable following the date of the merger agreement, establish a record date for, duly call, give notice of, convene and hold the stockholders’ meeting, which is the Special Meeting that is the subject of this proxy statement, to consider and vote upon the adoption of the merger agreement. ZELTIQ will use its reasonable best efforts to hold the stockholders’ meeting as soon as practicable after the SEC confirms that it has no further comments on this proxy statement or that ZELTIQ may commence mailing this proxy statement (or such later date as the parties to the merger agreement will agree).

If, on a date for which the Special Meeting is scheduled, ZELTIQ has not received proxies representing a sufficient number of shares of ZELTIQ Common Stock to obtain the approval of the merger agreement, whether or not a quorum is present, ZELTIQ will have the right to make one or more successive postponements or adjournments of the Special Meeting; provided that the Special Meeting is not postponed or adjourned to a date that is in the aggregate more than 30 days after the date for which the Special Meeting was originally scheduled (other than, following consultation with Allergan US, any adjournments or postponements required by applicable legal requirement, including adjournments or postponements to the extent required under applicable legal requirement to ensure that any required supplement or amendment to this proxy statement is provided or made available to ZELTIQ stockholders or to permit dissemination of information which is material to stockholders voting at the Special Meeting and to give ZELTIQ stockholders sufficient time to evaluate any such supplement or amendment or other information, subject to certain approval by Allergan US).

Except in the circumstances described in this proxy statement under “The Merger Agreement—Ability to Change Board Recommendation/Termination in Connection with a Superior Offer,” ZELTIQ’s board of directors has agreed to recommend to ZELTIQ’s stockholders that they approve the adoption of the merger agreement, include such recommendation in this proxy statement and solicit and use its reasonable best efforts to obtain stockholder approval of the adoption of the merger agreement.

No Solicitation of Other Offers

Under the merger agreement, ZELTIQ agreed to, and will cause its subsidiaries and will direct and use its reasonable best efforts to cause its and its subsidiaries’ directors, officers and employees and its other representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any person or groups that may be ongoing with respect to any acquisition proposal or potential acquisition proposal and immediately terminate access by any such person or group to any physical or electronic data rooms relating to a potential acquisition proposal. ZELTIQ has also agreed that, except as permitted by the merger agreement, ZELTIQ and its subsidiaries will not, and ZELTIQ will direct and use its reasonable best efforts to cause its and its subsidiaries’ directors, officers and employees and its representatives not to:

•	continue any solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to an acquisition proposal;

•	directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of knowingly encouraging or facilitating, an acquisition proposal or any proposal or offer that could reasonably be expected to lead to an acquisition proposal, (C) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an acquisition proposal or any proposal or offer that could reasonably be expected to lead to an acquisition proposal or (D) resolve or agree to do any of the foregoing.

Notwithstanding these restrictions, if at any time prior to the time that ZELTIQ’s stockholders approve the adoption of the merger agreement, ZELTIQ or any of its representatives receives an unsolicited bona fide written acquisition proposal from any person or group of persons, which acquisition proposal was made or renewed on or after the date of the merger agreement and did not result from any breach of the no solicitation restrictions summarized above, ZELTIQ and its representatives may contact such person or group of persons solely to clarify the terms and conditions of such proposal and, if ZELTIQ’s board of directors determines in good faith, after consultation with financial advisors and outside legal counsel, that such acquisition proposal constitutes or would reasonably be expected to lead to a superior offer (as described below), and failure to do so would reasonably constitute a breach of the fiduciary duties of ZELTIQ’s board of directors to ZELTIQ’s stockholders under applicable legal requirements, ZELTIQ and its representatives may:

•	furnish, pursuant to (but only pursuant to) an acceptable confidentiality agreement (provided that such confidentiality agreement contains provisions that are no less favorable in the aggregate to ZELTIQ than those contained in the confidentiality agreement between ZELTIQ and an affiliate of Allergan US, dated February 9, 2017, and does not prohibit ZELTIQ from providing any information to Allergan US in accordance with this provision), information (including non-public information) with respect to ZELTIQ and its subsidiaries to the person or group of persons who has made such acquisition proposal; provided that ZELTIQ will concurrently provide to Allergan US any non-public information concerning ZELTIQ and its subsidiaries that is provided to any person given such access which was not previously provided to Allergan US or its representatives; and

•	engage in or otherwise participate in discussions or negotiations with the person or group of persons making such acquisition proposal.

ZELTIQ must also promptly (and in any event within 36 hours) notify Allergan US if any inquiries, proposals or offers with respect to an acquisition proposal are received by ZELTIQ or any of its representatives, provide to Allergan US the identity of the person making such inquiry, proposal, offer or request, and a copy of the material written materials related thereto (or, if oral, a written summary of the material terms and conditions of such inquiry, proposal, offer or request), keep Allergan US reasonably informed of any material developments, discussions or negotiations regarding any acquisition proposal, including by providing prompt (and in any event within 36 hours) notice of all material amendments or modifications thereto and all material written materials subsequently provided in connection therewith, and upon the request of Allergan US, inform Allergan US of the status of such acquisition proposal.

The merger agreement defines an “acquisition proposal” as any proposal, offer or inquiry (whether or not written) from any person (other than Allergan US and its affiliates) or “group,” within the meaning of Section 23(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) acquisition, transfer, lease or license of assets of ZELTIQ and its subsidiaries equal to 20% or more of ZELTIQ’s assets or to which 20% or more of ZELTIQ’s revenues or earnings are attributable, (ii) issuance or acquisition of 20% or more of ZELTIQ’s outstanding common stock (or the issuance or acquisition of other securities convertible into or exchangeable for shares of ZELTIQ common stock representing 20% or more of the outstanding ZELTIQ common stock), (iii) recapitalization, tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of ZELTIQ’s outstanding common stock or (iv) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving ZELTIQ that if consummated would result in any person beneficially owning 20% or more of ZELTIQ’s outstanding common stock or (e) joint venture, liquidation, dissolution or similar transaction that involves 20% or more of the consolidated assets, revenues or earnings of ZELTIQ, in each case other than the transactions contemplated by the merger agreement.

The merger agreement defines a “superior offer” as a bona fide written acquisition proposal that ZELTIQ board of directors determines, in its good faith judgment, after consultation with our outside legal counsel and our financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the person making the proposal and other aspects of the acquisition proposal that our board of directors deems relevant, and if consummated, would result in a transaction more favorable to ZELTIQ’s stockholders (solely in their capacity as such) from a financial point of view than the transaction contemplated by the merger agreement. For purposes of the definition of “superior offer,” the references to “20%” in the definition of acquisition proposal will be deemed to be references to “80%.”

In addition to the rights described above, ZELTIQ may terminate the merger agreement, pay a termination fee and enter into a definitive agreement with respect to a superior offer under certain circumstances. See “The Merger Agreement—Ability to Change Board Recommendation/Termination in Connection with a Superior Offer.”

Ability to Change Board Recommendation/Termination in Connection with a Superior Offer

ZELTIQ’s board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, and in the best interest of, ZELTIQ and its stockholders, (ii) approved the execution, delivery and performance by ZELTIQ of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, and (iii) resolved to recommend that the stockholders of ZELTIQ approve the adoption of the merger agreement. The merger agreement provides that ZELTIQ’s board of directors, or any committee thereof, will not:

•	withdraw (or modify in a manner adverse to Allergan US or Merger Sub), or publicly propose to withdraw (or modify in a manner adverse to Allergan US or Merger Sub), the board’s recommendation with respect to the merger agreement;

•	approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any acquisition proposal;

•	fail to include the board’s recommendation with respect to the merger agreement in this proxy statement (where any action referred to in the first three bullets is referred to as an “adverse recommendation change”); or

•	approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow ZELTIQ or any of its subsidiaries to execute or enter into any contract with respect to any acquisition proposal, or requiring, or reasonably expected to cause, ZELTIQ to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the transactions contemplated by the merger agreement.

However, at any time prior to ZELTIQ stockholder approval of the adoption of the merger agreement being obtained, if ZELTIQ has received a bona fide written acquisition proposal (which did not arise out of a breach of the non-solicitation provisions) from any person that has not been withdrawn and after consultation with outside legal counsel and financial advisors, ZELTIQ’s board of directors determined, in good faith, that such acquisition proposal is a superior offer, ZELTIQ’s board of directors may, make an adverse recommendation change or ZELTIQ may terminate the merger agreement to enter into a specified agreement with respect to such superior offer, if and only if:

•	ZELTIQ’s board of directors determines in good faith, after consultation with ZELTIQ’s outside legal counsel, that the failure to do so would reasonably constitute a breach of fiduciary duties of ZELTIQ’s board of directors to ZELTIQ’s stockholders under applicable law;

•	ZELTIQ provides Allergan US prior written notice of its intention to take such action at least four business days prior to taking such action; and

•

ZELTIQ provides to Allergan US a summary of the material terms and conditions of the acquisition proposal and copies of all material written materials related thereto and gives Allergan US the four business days after the such notice to propose revisions to the terms of the merger agreement or make another proposal so that such acquisition proposal would cease to constitute a superior offer, and will have negotiated in good faith with Allergan US with respect to such proposed revisions or other proposal, if any; and

•	after considering the results of such negotiations and giving effect to the proposals made by Allergan US, if any, after consultation with outside legal counsel and financial advisors, ZELTIQ’s board of directors will have determined, in good faith, that such acquisition proposal is a superior offer and that the failure to make an adverse recommendation change or terminate the merger agreement would reasonably constitute a breach of fiduciary duties of the board of directors of ZELTIQ to ZELTIQ’s stockholders under applicable law.

In addition, ZELTIQ’s board of directors may make an adverse recommendation change in response to a change in circumstance, if and only if:

•	ZELTIQ’s board of directors determines in good faith, after consultation with ZELTIQ’s outside legal counsel, that the failure to do so would reasonably constitute a breach of fiduciary duties of ZELTIQ’s board of directors to ZELTIQ’s stockholders under applicable law;

•	ZELTIQ provides Allergan US prior written notice of its intention to take such action at least four business days prior to taking such action;

•	ZELTIQ specifies the change in circumstance in reasonable detail and gives Allergan US the four business days after the such notice to propose revisions to the terms of the merger agreement or make another proposal so that such change in circumstance would no longer necessitate an adverse change recommendation, and will have negotiated in good faith with Allergan US with respect to such proposed revisions or other proposal, if any; and

•	after considering the results of such negotiations and giving effect to the proposals made by Allergan US, if any, after consultation with outside legal counsel, ZELTIQ’s board of directors will have determined, in good faith, that the failure to make an adverse recommendation change would reasonably constitute a breach of fiduciary duties of the board of directors of ZELTIQ to ZELTIQ’s stockholders under applicable law.

Any material amendment to any acquisition proposal or material change to the facts and circumstances relating to such change in circumstances will require giving a new notice to Allergan US and the commencement of a new three business day notice period, during which ZELTIQ must again comply with the requirements summarized above.

In addition, if ZELTIQ’s board of directors decides to terminate the merger agreement with Allergan US following receipt of a superior offer upon the terms summarized above, ZELTIQ must pay the applicable termination fee as described in further detail under “The Merger Agreement—Termination Fees” beginning on page 69.

Agreements to Use Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, including with respect to antitrust laws, which are discussed further below, ZELTIQ and Allergan US have agreed to use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the merger and make effective the other transactions contemplated by the merger agreement. Each party to the merger agreement agreed to (i) make all filings (if any) and give all notices required to be made and given by such party in connection with the merger and the other transactions contemplated by the merger agreement; (ii) use commercially reasonable efforts to obtain each consent required to be obtained pursuant to any applicable legal requirement or material contract by such party in connection with the transactions contemplated by the merger agreement; and (iii) use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the merger brought by any third person against such party.

With regards to antitrust laws, subject to the terms and conditions set forth in the merger agreement, ZELTIQ and Allergan US have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other parties to the merger agreement in doing, all things necessary, proper or advisable under applicable antitrust laws to consummate and make effective the transactions contemplated by the merger agreement as soon as reasonably practicable, including:

•	the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from governmental bodies and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any governmental body in connection with any antitrust law;

•	the obtaining of all necessary consents, authorizations, approvals or waivers from third parties; and

•	the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the merger agreement.

Each of the parties to the merger agreement will, and will cause their respective affiliates, if applicable, to

•	make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the transactions contemplated by the merger agreement as soon as practicable and advisable, but no later than 15 business days after the date of the merger agreement, unless a later date is agreed to in writing by both Allergan US and ZELTIQ;

•	make such pre-filings, filings or notifications as may be required or advisable to be made and seek such consents, approvals or clearances as may be required to be obtained under foreign antitrust laws in those jurisdictions previously identified by Allergan US, as soon as practicable and advisable, but no later than 30 days of the date of the merger agreement, unless a later date is agreed to in writing by both Allergan US and ZELTIQ; and

•	cooperate with each other in determining whether, and promptly preparing and making, any other filings or notifications or other consents required to be made with, or obtained from, any other governmental bodies in connection with the transactions contemplated by the merger agreement;

provided that Allergan US on behalf of the parties will control and lead all substantive communications and make in good faith final determinations as to the appropriate strategy relating to antitrust laws in consultation and cooperation with ZELTIQ and considering ZELTIQ’s views in good faith.

In addition, the parties to the merger agreement agree to promptly take, and cause their affiliates to take, all advisable actions and steps to cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, as the FTC and the DOJ, or other governmental bodies of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are sought with respect to the transactions contemplated by the merger agreement, so as to obtain such consents, permits, authorizations, waivers, clearances, approvals or termination of the waiting period under the HSR Act or other antitrust laws in the jurisdictions identified by Allergan US. Allergan US did not identify any additional jurisdictions.

Notwithstanding these covenants, Allergan US and its affiliates are not obligated to offer, accept or agree to, and ZELTIQ will not offer, accept or agree to without Merger Sub’s prior written consent, (i) divest, license, dispose of or hold separate any portion of the businesses, operations, assets or product lines of either Allergan and its affiliates or ZELTIQ and its affiliates, (ii) restrict, prohibit or limit the ability of Allergan US or ZELTIQ or their respective affiliates to conduct its respective business or own its respective assets or the ownership or operation of any portion of the business or assets of Allergan US or ZELTIQ or their respective affiliates in any part of the world, (iii) cause Allergan or its affiliates to divest any shares of the surviving corporation or (iv)

impose limitations on the ability of Allegan US or its affiliates effectively to acquire, hold or exercise full rights of ownership of shares of common stock of the surviving corporation. Further, notwithstanding these covenants, Allergan US and its affiliates are not obligated to enter into any settlements, undertakings, consent decrees, stipulations or agreements with any governmental body in connection with the transactions contemplated by the merger agreement or litigate or participate in any litigation, whether judicial or administrative, brought by any governmental body challenging or seeking to restrain, prohibit or place conditions on the consummation of the transactions contemplated by the merger agreement or the ownership or operation by Allergan US, Merger Sub, ZELTIQ or any of their respective affiliates of all or any portion of their respective businesses as presently conducted and as currently proposed to be conducted.

Indemnification and Insurance

The merger agreement provides that the surviving corporation and its subsidiaries will honor and fulfill all rights to indemnification by ZELTIQ in favor of its directors and officers as of the date of the merger agreement as provided in (i) the organizational documents of ZELTIQ (as in effect as of the date of the merger agreement) and (ii) any indemnification agreement between ZELTIQ and its directors and officers (as of the date of the merger agreement), for a period of six years from the effective time of the merger.

From the effective time of the merger and ending on the sixth anniversary of such effective time, the surviving corporation will either (i) maintain in effect the existing directors’ and officers’ liability insurance, covering each person currently covered by such existing policy with respect to their acts and omissions occurring prior to the effective time of the merger (the “existing policy”), on terms with respect to the coverage, deductibles and amounts that are no less favorable than the existing policy or (ii) at or prior to the effective time of the merger, Allergan US or ZELTIQ may purchase a six year “tail” policy on the existing policy, but the surviving corporation will not be obligated to pay annual premiums in excess of 300% of the annual amount paid by ZELTIQ for coverage during its current coverage period.

Employee Benefits

For a period of one year following the effective time of the merger, Allergan US will provide, or cause to be provided, to each employee of ZELTIQ and any of its subsidiaries during their period of active employment by the surviving corporation (or any affiliate thereof) during such one-year period, with (x) base salary, base wages and severance benefits that are substantially comparable in the aggregate to such base salary, base wages and severance benefits provided to such continuing employees immediately prior to the execution of the merger agreement, and (y) other compensation and employee benefits (other than severance benefits) that are not less materially favorable in the aggregate than either (at Allergan US’s discretion) (i) those provided to similarly situated employees of Allergan US and its subsidiaries or (ii) those in effect immediately prior to the effective time of the merger.

Allergan US will, or will cause the surviving corporation to and instruct its affiliates to, as applicable (and without duplication of benefits), assume the liability for any accrued and unused personal, sick or vacation time to which any continuing employee is entitled to immediately prior to the effective time of the merger and, allow such continuing employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of ZELTIQ.

Allergan US has agreed that continuing employees will be eligible to continue to participate in the surviving corporation’s health and welfare benefit plans (to the same extent such continuing employees were eligible to participate under ZELTIQ’s plans immediately prior to the effective time of the merger). If Allergan US or the surviving corporation terminates any such health or welfare benefit plan or migrates the continuing employees to a successor health or welfare benefit plan, then the continuing employees will be eligible to participate in the surviving corporation’s health and welfare benefit plans for similarly situated employees to the extent that coverage is comparable to the employee plan in which such continuing employee participated immediately before the effective time of the merger. In addition, Allergan US will use its reasonable best efforts to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements, to the extent that such conditions, exclusions and waiting periods would not apply under a similar employee benefit plan in which such employees participated immediately prior to such new plan, and (ii) for purposes of eligibility, vesting, deductibles, co-payments and out-of-pocket maximums and allowances (including paid time off), credit continuing employees for previously recognized service and amounts paid immediately prior to the commencement of participation in such new plan.

Other Covenants

The merger agreement contains additional agreements between ZELTIQ and Allergan US relating to, among other things:

•	Allergan US’s access to ZELTIQ’s representatives, personnel, and assets and to all existing books, records, tax returns, work papers and other documents and information relating to ZELTIQ and its subsidiaries between the date of the merger agreement and the earlier of the effective time of the merger and the termination of the merger agreement (subject to applicable legal obligations and restrictions);

•	SEC filings by ZELTIQ;

•	control of securityholder litigation;

•	press releases and other public announcements relating to the merger, the merger agreement, or any of the other transactions contemplated by the merger agreement;

•	actions necessary if state takeover laws are or become applicable to the transactions contemplated by the merger agreement to ensure that the transactions contemplated by the merger agreement may be consummated as promptly as practicable;

•	notice of certain matters;

•	the actions necessary to cause the dispositions of certain common stock and equity-based securities by directors and officers of ZELTIQ pursuant to the merger agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act; and

•	delivery by Allergan US of a written consent as the sole stockholder of Merger Sub, adopting the merger agreement.

Conditions to the Merger

Conditions to Each Party’s Obligations. Each party’s obligation to effect the Merger is subject to the satisfaction, at or prior to the closing of the merger, of each of the following conditions:

•	no restraints will be in effect enjoining or otherwise prohibiting the consummation of the merger;

•	the merger agreement must have been adopted by the affirmative vote of the holders of a majority of all outstanding shares of ZELTIQ common stock;

•	any waiting period (and any extension thereof) applicable to the transactions contemplated by the merger agreement under the HSR Act will have been terminated or will have expired; and

•	no temporary restraining order, preliminary or permanent injunction or other order will have been issued by any court of competent jurisdiction that remains in effect, and no legal requirement or order will have been promulgated, entered, enforced, enacted, issued or deemed applicable to the merger by any governmental body which directly or indirectly prohibits or makes illegal the consummation of the merger.

Conditions to Obligations of Allergan US and Merger Sub. The obligations of Allergan US and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver in writing by Allergan US) at the effective time of the merger of each of the following additional conditions:

•	the representations and warranties of ZELTIQ regarding certain matters relating to ZELTIQ’s capitalization must be accurate in all respects as of the date of the merger agreement and at and as of the closing as if made on and as of the closing, except (other than a result of a willful breach by ZELTIQ) where the failure to be so accurate in all respects would not reasonably be expected to result in additional cost, expense or liability to ZELTIQ, Allergan US and their affiliates, individually or in the aggregate, that is more than $2.5 million;

•	the representations and warranties of ZELTIQ regarding certain matters relating to due organization and subsidiaries of ZELTIQ, ZELTIQ’s capitalization, ZELTIQ’s corporate authority to enter into the merger agreement, the due execution, delivery and enforceability of the merger agreement, the required stockholder vote and financial advisors must be accurate in all material respects as of date of the merger agreement and at and as of the closing as if made on and as of the closing, it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties will be disregarded;

•	the representations and warranties of ZELTIQ regarding certain matters relating to the absence of any Material Adverse Effect on ZELTIQ since September 30, 2016 must be accurate in all respects as of the date of the merger agreement and at and as of the closing as if made on and as of the closing;

•	the representations and warranties of ZELTIQ set forth in the merger agreement other than those listed above must be accurate in all respects as of the date of the merger agreement and at and as of the closing as if made on and as of the closing, except that any inaccuracies will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute a Material Adverse Effect, it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties will be disregarded;

•	ZELTIQ must have complied with or performed in all material respects all covenants and agreements it is required to comply with or perform under the merger agreement at or prior to the effective time of the merger;

•	since the date of the merger agreement, there must not have been any Material Adverse Effect that is continuing as of the effective time of the merger; and

•	ZELTIQ must deliver to Allergan US a certificate signed on behalf of ZELTIQ by a duly authorized executive officer of ZELTIQ, dated as of the closing date, to the effect that certain of the closing conditions have been satisfied.

Conditions to Obligations of ZELTIQ. The obligation of ZELTIQ to consummate the merger is also subject to the satisfaction (or waiver (in writing) by ZELTIQ) at the effective time of the merger of each of the following additional conditions:

•	the representations and warranties made by Allergan US and Merger Sub set forth in the merger agreement must be accurate in all respects as of the date of the merger agreement and at and as of the closing as if made on and as of the closing, except that any inaccuracies will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute a Material Adverse Effect, it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties will be disregarded;

•	Allergan US and Merger Sub must have complied with or performed in all material respects all of the covenants and agreements they are required to comply with or perform under the merger agreement at or prior to the effective time of the merger; and

•	Allergan US must deliver to ZELTIQ a certificate signed on behalf of Allergan US by a duly authorized executive officer of Allergan US, dated as of the closing date, to the effect that certain of the closing conditions have been satisfied.

ZELTIQ and Allergan US can provide no assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so.

Termination of the Merger Agreement

The merger agreement may be terminated prior to the effective time of the merger by mutual written consent of Allergan US and ZELTIQ at any time. Also, either Allergan US or ZELTIQ may terminate the merger agreement prior to the effective time of the merger if:

•	stockholder approval of adoption of the merger agreement will not have been obtained upon a vote taken thereon at the Special Meeting or at any adjournment or postponement thereof (but this right to terminate will not be available to a party if the failure to obtain the stockholder approval is attributable to a failure on the part of such party to perform in any material respect any covenant or obligation in the merger agreement required to be performed by such party);

•	a court of competent jurisdiction or other governmental body will have issued a final and nonappealable decree or ruling, or will have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger or making consummation of the merger illegal (but this right to terminate will not be available to a party if the issuance of such final, non-appealable order is attributable to a failure on the part of such party to perform in any material respect any covenant or obligation in the merger agreement required to be performed by such party at or prior to the effective of the merger); or

•	the effective time of the merger has not occurred on or prior to the close of business on November 13, 2017 (the “End Date”). However, the End Date may be extended up to two times by Allergan US, in each case for a period not to exceed 90 days, by written notice to ZELTIQ, if the waiting period under the HSR Act has not expired or been terminated, and all of the other closing conditions have been satisfied or waived (other than those conditions that by their nature cannot be satisfied until the Closing Date).

ZELTIQ can terminate the merger agreement prior to the effective time of the merger if:

•	at any time prior to approval of the adoption of the merger agreement by holders of ZELTIQ common stock at the Special Meeting, to accept a superior offer and enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a superior offer, subject to payment of the related termination fee (as described below); or

•	if a breach of any representation or warranty contained in the merger agreement or failure to perform any covenant or obligation in the merger agreement on the part of Allergan US or Merger Sub will have occurred, in each case if such breach or failure has had or would reasonably be expected to prevent Allergan US or Merger Sub from consummating the transactions contemplated by the merger agreement and such breach or failure cannot be cured by the End Date, or if capable of being cured, will not have been cured within 30 days of the date ZELTIQ gives Allergan US notice of such breach or failure to perform, or, if earlier, by the End Date (so long as ZELTIQ is not then in material breach of any representation, warranty, covenant or obligation under the merger agreement, or, if earlier, by the End Date).

Allergan US can terminate the merger agreement prior to the effective time of the merger if:

•	(i) ZELTIQ’s board of directors will have failed to include their recommendation to ZELTIQ’s stockholders to approve the merger agreement in this proxy statement when mailed, or will have effected an adverse change recommendation; (ii) ZELTIQ’s board of directors will have failed to publicly reaffirm its recommendation of the merger agreement within three business days after Allergan US so requests in writing, provided that, unless an acquisition proposal will have been publicly disclosed, Allergan US may only make such request once every 30 days; (iii) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, ZELTIQ’s board of directors fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within five business days of the commencement of such tender offer or exchange offer; (iv) ZELTIQ’s board of directors or a committee thereof approves, recommends or declares advisable, or allows ZELTIQ or its subsidiaries to execute or enter into, a definitive agreement with respect to an acquisition proposal; or (v) ZELTIQ will have materially breached any of its obligations under the requirements described under “The Merger Agreement— No Solicitation of Other Offers”; or

•	ZELTIQ breaches a representation or warranty contained in the merger agreement or fails to perform any of its covenants or agreements contained in the merger agreement, which breach or failure to perform or comply would give rise to the failure to satisfy certain conditions to completion of the merger, and such breach or failure cannot be cured by the End Date or, if capable of being cured, will not have been cured within 30 days of the date Allergan US gives ZELTIQ notice of such breach or failure to perform, or, if earlier, by the End Date (provided that Allergan US or Merger Sub is not then in material breach of any representation, warranty, covenant or obligation under the merger agreement, or, if earlier, by the End Date).

Fees and Expenses

Except as described below under “The Merger Agreement—Termination Fees”, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the merger is consummated.

Termination Fees

Termination Fee. ZELTIQ will be required to pay Allergan US a termination fee equal to $74 million if the merger agreement is terminated:

•	by ZELTIQ prior to approval of the adoption of the merger agreement by holders of ZELTIQ common stock at the Special Meeting to accept a superior offer and enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a superior offer; or

•	by Allergan US because (i) ZELTIQ’s board of directors failed to include their recommendation to ZELTIQ’s stockholders to approve the merger agreement in this proxy statement when mailed, or effected an adverse change recommendation; (ii) ZELTIQ’s board of directors failed to publicly reaffirm its recommendation of the merger agreement within three business days after Allergan US so requests in writing; (iii) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, ZELTIQ’s board of directors failed to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within five business days of the commencement of such tender offer or exchange offer; (iv) ZELTIQ’s board of directors or a committee thereof approved, recommended or declared advisable, or allowed ZELTIQ or its subsidiaries to execute or enter into, a definitive agreement with respect to an acquisition proposal; or (v) ZELTIQ materially breached any of its obligations under the requirements described under “The Merger Agreement— No Solicitation of Other Offers”; or

•	by either Allergan US or ZELTIQ because (i) the holders of ZELTIQ common stock failed to approve adoption of the merger agreement at the Special Meeting or any adjournment or postponement thereof,

(ii) before obtaining the stockholder approval, the effective time of the merger agreement did not occur on or prior to the End Date, or (iii) before obtaining the stockholder approval, ZELTIQ breached a representation or warranty contained in the merger agreement or failed to perform any of its covenants or agreements contained in the merger agreement, which breach or failure to perform or comply would give rise to the failure to satisfy certain conditions to completion of the merger, and in each such case, (A) any person will have publicly announced an acquisition proposal (or an acquisition proposal will have become publicly known) prior to such termination (unless publicly withdrawn prior to such termination) (B) within 12 months of such termination ZELTIQ entered into a definitive agreement with respect to an acquisition proposal or consummated an acquisition proposal (provided that for purposes of this clause (B) the references to “20%” in the definition of “acquisition proposal” as set forth above under “The Merger Agreement— No Solicitation of Other Offers” will be deemed to be references to “50%”) and (C) such termination is done in circumstances that do not entitle ZELTIQ to the reverse termination fee described below.

The parties have agreed that in no event will ZELTIQ be required to pay the termination fee on more than one occasion. The termination fee, if paid, will be the sole and exclusive remedy of Allergan US, Merger Sub and their respective affiliates against ZELTIQ and any of its former, current or future officers, directors, partners, stockholders, optionholders, managers, members or affiliates for any loss suffered as a result of the failure of merger to be consummated or for a breach or failure to perform under the merger agreement or otherwise in the circumstances in which the termination fee is payable.

Reverse Termination Fee. Allergan US will be required to pay ZELTIQ a reverse termination fee of $75 million if the merger agreement is terminated by either Allergan US or ZELTIQ if (i) the effective time of the merger will not have occurred on or prior to the close of business on the End Date or (ii) a court of competent jurisdiction or other governmental body issued a final and nonappealable decree or ruling, or took any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger or making consummation of the merger illegal (to the extent such restraint arises under the HSR Act), and in each case, all of the closing conditions to the merger have been satisfied or waived other than (A) the condition that there is no restraint on the merger (to the extent that such restraint arises under the HSR Act), or the condition regarding antitrust clearances and (B) any such conditions which by their nature cannot be satisfied until the closing date so long as such conditions would be satisfied if the closing date were the date of termination of the merger agreement. The reverse termination fee, if paid, will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by ZELTIQ, any of its affiliates or any other person in connection with the merger agreement (and the termination hereof), the transactions contemplated by the merger agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of ZELTIQ or any of its affiliates or any other person will be entitled to bring or maintain any claim, action or proceeding against Allergan US or any of its affiliates arising out of or in connection with the merger agreement, any of the transactions contemplated by the merger agreement or any matters forming the basis for such termination.

Effect of Termination

If the merger agreement is terminated by ZELTIQ or Allergan US in accordance with its terms, the merger agreement will be of no force or effect and there will be no liability on the part of any party (or their respective directors, officers, or affiliates) following any such termination.

The parties are entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which they are entitled under the Merger Agreement.

Amendment

The parties may amend the merger agreement by executed written agreement prior to the effective time of the merger with the approval of the respective boards of directors of ZELTIQ and Allergan US at any time, subject to certain exceptions.

PROPOSAL 2 — ADVISORY VOTE ON COMPENSATION

The Advisory Vote on Compensation

Section 14A of the Exchange Act requires that ZELTIQ provide its stockholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the merger-related compensation arrangements for ZELTIQ’s named executive officers, as disclosed in the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger,” beginning on page 39.

Our board of directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement, and to cast a vote either to approve or disapprove, on an advisory basis, the compensation that may be paid or become payable to ZELTIQ’s named executive officers in connection with the merger, through the following resolution:

“RESOLVED, that the stockholders of ZELTIQ approve, on an advisory (non-binding) basis, the compensation to be paid by ZELTIQ to its named executive officers, that is based on, or otherwise relates to, its proposed acquisition by Allergan US, Inc., in the table set forth in the section of the proxy statement for the merger entitled “The Merger — Interests of Our Directors and Executive Officers in the Merger,” and in the related notes and narrative disclosure.”

The advisory vote on the merger-related compensation for ZELTIQ’s named executive officers is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, you may vote for adoption of the resolution to approve, on an advisory basis, the merger-related compensation for ZELTIQ’s named executive officers and vote not to adopt the merger agreement or vice versa. Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only. Because the vote is advisory only, it will not be binding on either ZELTIQ or Allergan US.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares present in person or by proxy at the special meeting and entitled to vote thereon, provided there is a quorum, is required for approval of this proposal on an advisory (non-binding) basis.

Abstentions and broker non-votes, if any, will be counted as present for the purpose of determining the presence of a quorum and abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect in determining whether or not the proposal is approved.

Our board of directors recommends that the ZELTIQ stockholders vote “FOR” the adoption of the resolution to approve, on an advisory (non-binding) basis, the merger-related compensation for ZELTIQ’s named executive officers.

PROPOSAL 3 — AUTHORITY TO ADJOURN THE SPECIAL MEETING

The Adjournment Proposal

If at the Special Meeting of stockholders, the number of shares of ZELTIQ common stock represented and voting in favor of approval of the merger agreement is insufficient to adopt that proposal under the Delaware General Corporation Law, we may move to adjourn the Special Meeting to enable our board of directors to solicit additional proxies in respect of such proposal. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal regarding the adoption of the merger agreement or the proposal to approve, on an advisory basis, the merger-related compensation for ZELTIQ’s named executive officers.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the Special Meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the approval of the merger agreement to defeat that proposal, we could adjourn the Special Meeting without a vote on the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement.

Failure for this proposal to pass will not affect the ability of the holder of any proxy solicited by us to adjourn the Special Meeting in the event insufficient shares of ZELTIQ common stock are represented to establish a quorum, or for any other lawful purpose.

Vote Required and Recommendation of the Board of Directors

Approval of the proposal to adjourn the Special Meeting for the purpose of soliciting proxies, if necessary or appropriate, requires the affirmative vote of the holders of a majority of the shares present in person or by proxy at the Special Meeting and voting on the matter.

Abstentions and broker non-votes, if any, will be counted as present for the purpose of determining the presence of a quorum and abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect in determining whether or not the proposal is approved.

Our board of directors recommends that the ZELTIQ stockholders vote “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of ZELTIQ common stock as of March 1, 2017, by: (1) each ZELTIQ director; (2) each of ZELTIQ’s named executive officers; (3) all ZELTIQ executive officers and directors as a group; and (4) all those known by ZELTIQ to be beneficial owners of more than five percent of ZELTIQ common stock. ZELTIQ does not have any class of equity securities outstanding other than its common stock.

The information in the table below regarding the beneficial owners of 5% or more of our common stock is based on our review of Schedule 13D and Schedule 13G filings with the Securities and Exchange Commission. Each person listed below has sole voting and investment power with respect to the shares beneficially owned, unless otherwise stated.

Name and Address	ZELTIQ Common Stock Direct	Stock options exercisable within 60 days(1)	Restricted Stock Units distributable within 60 days(2)	Total Beneficial Ownership	Percentage of Common Stock Beneficially Owned(3)
5% Holders:
Entities affiliated with Capital World Investors (4)	3,122,044	—	—	3,122,044	7.7%
Entities affiliated with FMR LLC (5)	5,996,556	—	—	5,996,556	14.8%
The Vanguard Group (6)	2,384,670	—	—	2,384,670	5.9%
AllianceBernstein L.P. (7)	2,019,990	—	—	2,019,990	5.0%
BlackRock Inc. (8)	4,084,079	—	—	4,084,079	10.1%
Directors:
Mark J. Foley(9)	108,478	1,528,284	0	1,636,762	3.9%
David J. Endicott	6,892	0	1,585	8,477	*
Mary Fisher	8,056	0	1,033	9,080	*
D. Keith Grossman	10,517	48,987	1,152	60,656	*
Kevin C. O’Boyle	9,919	82,907	1,033	93,859	*
Andrew N. Schiff, M.D. (10)	1,608,813	1,589	1,033	1,611,435	4.0%
Other Named Executive Officers:
Taylor Harris	9,158	28,819	0	37,977	*
Patrick F. Williams (11)	10,920	1,674	0	12,594	*
Todd Zavodnick	16,948	0	0	16,948	*
Keith J. Sullivan (12)	79,198	94,125	10,000	183,323	*
Sergio Garcia	46,994	47,380	0	94,374	*
All executive officers and directors as a group (14 persons)(13)	1,845,304	1,784,548	12,048	3,641,900	8.6%

*	Represents less than 1%
(1)	Represents shares of common stock that the holder may acquire upon the exercise of currently vested options or options that will become vested within 60 days of March 1, 2017.
(2)	Represents shares of common stock that the holder may acquire upon the vesting of restricted stock units that will vest within 60 days after March 1, 2017.
(3)	The percentage of shares beneficially owned is based on 40,415,174 shares of Common Stock outstanding as of March 1, 2017. Shares of Common Stock subject to restricted stock unit awards or options which are currently vested or exercisable or which will become vested or exercisable within 60 days after March 1, 2017, are deemed to be beneficially owned by the person holding such restricted stock units or options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

(4)	Based on a Schedule 13G/A filed with the SEC on February 13, 2017, reporting beneficial ownership as of December 31, 2016. Capital World Investors, a division of Capital Research and Management Company, has sole voting and dispositive power over these shares, and holds more than five percent of the outstanding Common Stock of ZELTIQ on behalf of SMALLCAP World Fund, Inc. Capital World Investors disclaims beneficial ownership of these shares. The address of the principal business office of Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.
(5)	Based on a Schedule 13G/A filed with the SEC on February 14, 2017, reporting beneficial ownership as of December 31, 2016. Each of FMR LLC and Abigale P. Johnson have sole dispositive power over all of these shares, and FMR LLC has sole voting power over 479,708 of these shares. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. The address of the principal business office of FMR LLC and Ms. Johnson is 245 Summer Street, Boston, MA 02210.
(6)	Based on a Schedule 13G filed with the SEC on February 10, 2017, reporting beneficial ownership as of December 31, 2016. The Vanguard Group has sole voting power over 70,068 of these shares, shared voting power over 1,700 of these shares, sole dispositive power over 2,314,625 of these shares, and shared dispositive power over 70,168 of these shares. The address of the principal business office of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(7)	Based on a Schedule 13G filed with the SEC on February 10, 2017, reporting beneficial ownership as of December 31, 2016. AllianceBernstein L.P. has sole voting power over 1,846,739 of these shares, sole dispositive power over 1,976,270 of these shares, and shared dispositive power over 43,720 of these shares. The address of the principal business office of AllianceBernstein L.P. is 1345 Avenue of the Americas, New York NY 10105.
(8)	Based on a Schedule 13G filed with the SEC on February 9, 2017, reporting beneficial ownership as of December 31, 2016. BlackRock Inc. has sole voting power over 4,002,084 of these shares, and sole dispositive power over all of these shares. The address of the principal business office of BlackRock Inc. is 55 East 52nd Street, New York, NY 10055.
(9)	Mr. Foley is also a named executive officer.
(10)	Shares held directly include 1,597,742 shares held by entities affiliated with Aisling Capital III, L.P. Dr. Schiff disclaims any beneficial ownership of these shares held by Aisling except to the extent of any pecuniary interest therein. Also included are 87 shares held in trust for the benefit of Dr. Schiff’s children.
(11)	Mr. Williams ceased to be our Chief Financial Officer on April 18, 2016.
(12)	Mr. Sullivan’s direct ownership includes 5,000 shares acquired by an IRA. Mr. Sullivan ceased to be an executive officer on January 16, 2017.
(13)	Includes amounts set forth in the table above for our named executive officers (other than Mr. Williams and Mr. Sullivan, who are no longer executive officers), and shares beneficially owned by five executive officers who are not named executive officers.

In addition to the amounts set forth in the foregoing table, based on the merger agreement, Allergan US has the right to acquire all of the issued and outstanding shares of our common stock, subject to the terms of the merger agreement. Depending upon the timing of the merger, Allergan US may acquire the shares of common stock within 60 days of the date of the foregoing table. Allergan plc beneficially owns any shares beneficially owned by Allergan US. The address for Allergan US is: 2444 Dupont Drive, Irvine, CA 92612. The address for Allergan plc is: Clonshaugh Business and Technology Park, Coolock, Dublin, D17 E400, Ireland.

MARKET FOR THE COMMON STOCK; DIVIDEND DATA

Our common stock is quoted on the NASDAQ Global Select Market under the ticker symbol “ZLTQ.” This table shows, for the periods indicated, the high and low sales price per share for ZELTIQ common stock as reported by the NASDAQ Global Select Market.

	ZELTIQ Common Stock
	High	Low
Year ending December 31, 2017
First Quarter (through March 7, 2017)	$56.18	$39.12
Year ending December 31, 2016
Fourth Quarter	$46.00	$32.07
Third Quarter	$40.98	$26.92
Second Quarter	$31.37	$23.58
First Quarter	$28.38	$18.41
Year ending December 31, 2015
Fourth Quarter	$36.25	$26.55
Third Quarter	$38.49	$27.40
Second Quarter	$34.32	$25.79
First Quarter	$35.90	$26.15

The high and low sales price per share for ZELTIQ common stock as reported by the NASDAQ Global Select Market on March 7, 2017, the latest practicable trading day before the filing of this proxy statement, were $55.60 and $55.40, respectively.

As of March 3, 2017, our common stock was held of record by 15 stockholders.

We have not declared or paid any cash dividends on our capital stock previously. Historically, we have retained earnings, if any, to support the development of our business. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results and current and anticipated cash needs. Following the merger, our common stock will not be traded on any public market.

OTHER MATTERS

As of the date of this proxy statement, our board of directors is not aware of any matter to be presented for action at the Special Meeting, other than the matters set forth in this proxy statement. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form of proxy confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment.

Adjournments

The Special Meeting may be adjourned without notice, other than by the announcement made at the Special Meeting, by approval of the holders of a majority of the shares of our common stock present, in person or by proxy, and voting on whether to adjourn the Special Meeting. We are soliciting proxies to grant the authority to vote in favor of adjournment of the Special Meeting. In particular, authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes in favor of adoption of the merger agreement. Our board of directors recommends that you vote in favor of the proposal to grant the authority to vote your shares to adjourn the meeting. In addition, if a quorum is not present at the Special Meeting, the Special Meeting may be adjourned by the chairman of the Special Meeting or by the vote of a majority of the shares represented at the Special Meeting, regardless of whether Proposal 3 is approved, but no other business will be transacted at the Special Meeting until a quorum is present.

Stockholder Proposals

ZELTIQ intends to hold an Annual Meeting of Stockholders in 2017 (the “2017 Annual Meeting”) only if the merger is not completed in 2017, and assuming the merger is completed in 2017, there will be no public participation in any future meetings of shareholders. Stockholders who want to make a proposal to be considered for inclusion in the 2017 Annual Meeting proxy materials, must have submitted their proposal in writing by January 4, 2017. However, if our 2017 Annual Meeting is held before May 17, 2017, or after July 16, 2017, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2017 Annual Meeting. To submit a proposal, submit to: Secretary, ZELTIQ Aesthetics, Inc., 4410 Rosewood Drive, Pleasanton, CA 94588. If you wish to submit a proposal that is not to be included in the proxy materials for the 2017 Annual Meeting or nominate a director, you must do so not later than the close of business on March 18, 2017. However, in the event that the date of our 2017 Annual Meeting is before May 17, 2017, or after August 25, 2017, you must submit it not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by us, in accordance with the specific procedural requirements in our bylaws. If you would like a copy of these procedures, please contact our corporate secretary, or access our bylaws on our web site at www.zeltiq.com under Investor Relations – Corporate Governance. Failure to comply with our bylaw procedures and deadlines may preclude presentation of the matter at the annual meeting. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Where You Can Find More Information

ZELTIQ files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC public reference room at the following location: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

Allergan US has supplied all information contained in this proxy statement relating to Allergan US and Merger Sub and ZELTIQ has supplied all information relating to ZELTIQ.

If you have any questions about this proxy statement, the Special Meeting or the acquisition by Allergan US after reading this proxy statement, or if you would like additional copies of this proxy statement, please contact us at:

ZELTIQ Aesthetics, Inc.

4410 Rosewood Drive

Pleasanton, California 94588

Telephone: (925) 474-2500

This proxy statement contains references to the availability of certain information from our website, www.zeltiq.com. By making such references, we do not incorporate into this document the information included on our website.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [    ], 2017. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

Directions to the Special Meeting Location

The Special Meeting will be held at the Rosewood Conference Center, 4400 Rosewood Dr., Pleasanton, CA 94588 at [            ] [    ].m. Pacific Time on [    ], [    ], 2017. Directions to this location are as follows:

From San Francisco, CA: Take Interstate 80 over the Oakland / Bay Bridge, and merge onto Interstate 580 south toward Hayward-Stockton. After approximately 37 miles, take the Hacienda Drive exit (Exit 46), and then turn right onto Hacienda Drive. Go 0.2 miles and turn left onto Owens Drive, and then after 0.2 miles turn left onto Rosewood Drive. After 0.2 miles the Rosewood Conference Center will be on your right.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among:

ZELTIQ AESTHETICS, INC.,

a Delaware corporation;

ALLERGAN HOLDCO US, INC.,

a Delaware corporation; and

BLIZZARD MERGER SUB, INC.,

a Delaware corporation

Dated as of February 13, 2017

A-i

(continued)

A-ii

(continued)

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of February 13, 2017, by and among: Allergan Holdco US, Inc., a Delaware corporation (“Parent”); Blizzard Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and ZELTIQ Aesthetics, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. It is contemplated that Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 1.5, (i) each issued and outstanding Share not owned by Parent, Merger Sub or the Company as of the Effective Time shall be converted into the right to receive the Merger Consideration, in cash, without interest and (ii) the Company shall become a wholly owned Subsidiary of Parent as a result of the Merger.

B. The Board of Directors of the Company has (i) determined that this Agreement and the Transactions, including the Merger, are advisable to, and in the best interest of, the Company and its stockholders, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, and (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement (the “Company Board Recommendation”).

C. The Board of Directors of each of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement.

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. MERGER TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the Surviving Corporation.

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time.

(a) Unless this Agreement shall have been terminated pursuant to Section 7, and unless otherwise mutually agreed in writing between the Company, Parent and Merger Sub, subject to the satisfaction or waiver (to the extent permitted by Legal Requirement) of the conditions set forth in Section 6, the consummation of the Merger (the “Closing”) shall take place at the offices of Cooley LLP, 3175 Hanover St., Palo Alto, CA 94304, at 9:00 a.m., Eastern Time, on the second (2nd) business day after the satisfaction or waiver (to the extent permitted by Legal Requirement) of the conditions set forth in Section 6 (other than any such conditions that by their nature are to be satisfied by actions taken at the Closing). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b) At the Closing, the Company and Merger Sub shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and the Parties shall take all such further actions as may be required by Legal Requirement to make the Merger effective. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the certificate of merger (such date and time, the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B;

(b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c) the directors of Merger Sub and the officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation immediately after the Effective Time until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The Company shall use commercially reasonable efforts to cause each director of the Company immediately prior to the Effective Time to execute and deliver a letter effectuating his or her resignation as a member of the Board of Directors of the Company to be effective as of the Effective Time.

1.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock (“Shares”) then held by the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Shares then held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” above and subject to Section 1.5(b), each Share then outstanding (other than any Dissenting Shares, as defined below) shall be converted automatically into the right to receive $56.50 per share in cash, without interest (the “Merger Consideration”) upon the surrender of the Certificates or Book-Entry Shares, as applicable, in accordance with Section 1.6, subject to any withholding of Taxes required by applicable Legal Requirements in accordance with Section 1.6(e); and

(iv) each share of the common stock, $0.01 par value per share, of Merger Sub then outstanding shall be converted automatically into and become one share of common stock of the Surviving Corporation.

(b) If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

1.6 Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which holders of such Shares shall become entitled pursuant to Section 1.5. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash sufficient to make payment of the cash consideration payable pursuant to Section 1.5 (the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided, that such investments shall be in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months. Any interest and other income resulting from such investment shall be paid solely to Parent.

(b) Promptly after the Effective Time (but in no event later than five (5) business days thereafter), the Surviving Corporation shall cause to be mailed to each Person who was, as of immediately prior to the Effective Time, a holder of record of the Shares whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 1.5 (i) a form of letter of transmittal (which shall be in reasonable and customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares pursuant to such letter of transmittal. Upon surrender to the Paying Agent of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares, and such Certificates and Book-Entry Shares shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the shares of Company Common Stock is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(c) At any time following twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for the Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(d) At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the shares of Company Common Stock shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Legal Requirements, and such Shares shall no longer be outstanding and shall automatically be cancelled.

(e) Each of the Surviving Corporation, Parent and Merger Sub shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from the Merger Consideration payable to any holder of the Shares or any other consideration otherwise payable pursuant to this Agreement such amounts as it is required by any Legal Requirement to deduct and withhold with respect to Taxes. Each such payor shall take all action that may be necessary to ensure that any such amounts so withheld are promptly and properly remitted to the appropriate Governmental Body. If any withholding obligation may be avoided by a payee providing information or documentation to the applicable payor, such payor shall request such information from such payee and use commercially reasonable efforts to avoid such withholding obligation. To the extent that amounts are so withheld and remitted to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or other recipient of consideration hereunder in respect of which such deduction and withholding was made.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 1.6(e)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Section 1.

1.7 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time, and held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 1.6(e)), and such Shares shall not be deemed to be Dissenting Shares. The Company shall give Parent and Merger Sub (a) prompt notice of any written demands for appraisal of any Shares (or written threats thereof), withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, and (b) the right to participate in proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), voluntarily make or agree to make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands, approve any withdrawal of any such demands, or agree to do any of the foregoing. The Company shall provide each of the holders of Company Common Stock with the notice contemplated by Section 262 of the DGCL as part of the Proxy Statement.

1.8 Treatment of Company Options, Company RSUs and Company PSUs.

(a) Effective as of immediately prior to the Effective Time, each then-outstanding and unexercised vested Company Option shall automatically be canceled and converted into the right to receive from the Surviving Corporation an amount of cash from the Surviving Corporation equal to the product of (i) the total number of shares of Company Common Stock then underlying such Company Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option, without any interest thereon and subject to all applicable withholding. In the event that the exercise price of any Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled, without any consideration being payable in respect thereof, and have no further force or effect.

(b) Each unvested Company Option that is outstanding and unexercised immediately prior to the Effective Time shall cease, at the Effective Time, to represent a right to acquire shares of Company Common Stock and shall be converted at the Effective Time, without any action on the part of any holder of any Company Option, into an option (a “Allergan Stock Option”) to purchase Ordinary Shares of Allergan plc (“Allergan Common Stock”), on the same terms and conditions as were applicable under such Company Option (but taking into account any changes thereto, including any acceleration or vesting thereof, provided for in the relevant Company Equity Plan, or in the related award document (including any employment agreement or retention policy) by reason of the Transactions). The number of shares of Allergan Common Stock subject to each such Company Option shall be equal to the number of shares of Company Common Stock subject to each corresponding Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share of Allergan Common Stock), and such Allergan Stock Option shall have an exercise price per share (rounded up to the nearest cent) equal to the per share exercise price specified in the corresponding Company Option immediately prior to the Effective Time divided by the Exchange Ratio; provided, that in the case of any Company Option to which Section 421 of the Code applies as of the Effective Time (after taking into account the effect of any accelerated vesting thereof, if applicable) by reason of its qualification under Section 422 or Section 423 of the Code, the exercise price, the number of shares of Allergan Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; provided, further, that the exercise price, the number of shares of Allergan Common Stock subject to such option and the terms and conditions of each Company Option shall be determined in a manner consistent with the requirements of Section 409A of the Code.

(c) Effective as of immediately prior to the Effective Time, each vested Company RSU that is then outstanding shall automatically be canceled and converted into the right to receive from the Surviving Corporation an amount of cash from the Surviving Corporation equal to the product of (i) the total number of shares of Company Common Stock then underlying such Company RSU multiplied by (ii) the Merger Consideration, without any interest thereon and subject to all applicable withholding.

(d) Each Company RSU that is outstanding immediately prior to the Effective Time shall cease, at the Effective Time, to represent a right with respect to shares of Company Common Stock and shall be converted at the Effective Time, without any action on the part of any holder of any Company RSU, into an award of restricted stock units (a “Allergan RSU”) with respect to Allergan Common Stock, on the same terms and conditions as were applicable under such Company RSU (but taking into account any changes thereto, including any acceleration or vesting thereof, provided for in the relevant Company Equity Plan, or in the related award document (including any employment agreement or retention policy) by reason of the Transactions). The number of shares of Allergan Common Stock subject to each such Allergan RSU shall be equal to the number of shares of Company Common Stock subject to each corresponding Company RSU immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share of Allergan Common Stock; provided, further, that the conversion of the Allergan RSUs set forth herein shall be determined in a manner consistent with the requirements of Section 409A of the Code.

(e) Effective as of immediately prior to the Effective Time, each Company PSU that is then outstanding and unvested shall vest with respect to the maximum number of shares of Company Common Stock that could be earned thereunder and automatically be canceled and converted into the right to receive from the Surviving Corporation an amount of cash from the Surviving Corporation equal to the product of (i) the maximum number of shares of Company Common Stock then underlying such Company PSU multiplied by (ii) the Merger Consideration, without any interest thereon and subject to all applicable withholding.

(f) The Parent shall (i) cause the Surviving Corporation to make the payments contemplated by the foregoing Section 1.8(a), Section 1.8(c) and Section 1.8(e) as promptly as practicable (and in any event within five (5) Business Days) after the Effective Time and (ii) cause the Surviving Corporation to maintain at all times from and after the Effective Time sufficient liquid funds to satisfy its obligations pursuant to Section 1.8(a), Section 1.8(c) and Section 1.8(e).

(g) As soon as practicable following the execution of this Agreement, the Company shall mail to each Person who is a holder of Company Options, Company RSUs or Company PSUs a letter describing the treatment of and payment for such equity awards pursuant to this Section 1.8 and providing instructions for use in obtaining payment therefor.

(h) The Parent and the Company may agree to treat equity compensation held by Company employees subject to non-U.S. Law in a manner other than that contemplated above in this Section 1.8 to the extent necessary to take into account applicable non-U.S. Law or Tax or employment considerations.

1.9 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in Section 2 is subject to (a) exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 2; (b) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent on the face of such exception or disclosure that such exception or disclosure is applicable to qualify such representation and warranty; and (c) disclosure in the Company SEC Documents filed since January 1, 2015 and publicly available prior to the date of this Agreement (other than any information in the “Risk Factors” or “Forward-Looking Statements” sections, or similarly titled captions, of such Company SEC Documents or other forward-looking statements in such Company SEC Documents), provided that this clause (c) shall not be applicable to Section 2.3(a), Section 2.3(b) and Section 2.20:

2.1 Due Organization; Subsidiaries, Etc.

(a) The Company is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used. The Company is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have a Material Adverse Effect.

(b) Part 2.1(b) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Neither the Company nor any of its Subsidiaries owns any capital stock of, or any other equity interest of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(b) of the Company Disclosure Schedule and securities in a publicly traded company held for investment by the Company (provided that such investments were made in accordance with the Company’s investment policy and are not in excess of 1% of the outstanding securities of such company). None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. All the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized, validly issued and are fully paid and nonassessable and not subject to preemptive rights and are wholly owned, directly or indirectly, by the Company free and clear of all Liens. No Subsidiary of the Company owns any shares of Common Stock or other equity interests in the Company.

(c) Each Subsidiary of the Company is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except where the failure to be in good standing does not have a Material Adverse Effect.

2.2 Certificate of Incorporation and Bylaws. The Company has delivered or made available to Parent or Parent’s Representatives accurate and complete copies of the Certificate of Incorporation, and bylaws and other charter and organizational documents of each of the Acquired Corporations, including all amendments thereto, as in effect on the date hereof, which organizational documents are in full force and effect.

2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 500,000,000 shares of Company Common Stock, $0.0001 par value per share, of which 40,214,029 Shares have been issued and are outstanding as of the close of business on the last business day immediately preceding the date of this Agreement; and (ii) 50,000,000 shares of the Company’s preferred stock, $0.01 par value per share, of which no shares have been issued or are outstanding. All of the outstanding Shares have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to preemptive rights.

(b) (i) None of the outstanding Shares are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding Shares are subject to any right of first refusal in favor of the Company; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Company having a right to vote on any matters on which the stockholders of the Company have a right to vote; and (iv) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Shares. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Shares or other securities. The Company Common Stock constitutes the only outstanding class of securities of the Company or its Subsidiaries registered under the Securities Act.

(c) As of the close of business on the last business day immediately preceding the date of this Agreement: (i) 2,656,610 shares of Company Common Stock are subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plans; (ii) 1,383,432 shares of Company Common Stock are subject to issuance pursuant to Company RSUs granted and outstanding under the Company Equity Plans; (iii) 24,938 shares of Company Common Stock are subject to issuance pursuant to Company PSUs granted and outstanding under the Company Equity Plans (assuming maximum levels of performance); (iv) 49,000 shares of Company Common Stock are estimated to be subject to outstanding purchase rights under the ESPP (assuming that the closing price per share of Company Common Stock as reported on the purchase date for the current offering period was equal to the Merger Consideration); (v) 3,512,806 shares of Company Common Stock are reserved for future issuance under Company Equity Plans; and (vi) 328,672 shares of Company Common Stock are reserved for future issuance under the ESPP (including shares estimated in (iv) above). The Company has delivered or made available to Parent or Parent’s Representatives copies of all Company Equity Plans covering the Company Options, Company RSUs and Company PSUs outstanding as of the date of this Agreement, the forms of all stock option agreements evidencing such Company Options, and the forms of agreements evidencing the Company RSUs and Company PSUs. The Company has delivered or made available to Parent or Parent’s Representatives a copy of the ESPP. Other than as set forth in this Section 2.3(c) and Section 2.3(b), there is no issued, reserved for issuance, outstanding or authorized stock option, restricted stock unit award, stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to the Company.

(d) Except as set forth in this Section 2.3, there are no: (i) outstanding shares of capital stock, or other equity interest in, the Company or any Subsidiary; (ii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of capital stock, restricted stock units, stock-based performance units or any other rights that are linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of the Company or any Subsidiary; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any Subsidiary; or (iv) stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or Contracts under which the Company or any Subsidiary is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. No outstanding capital stock of the Company or any of its affiliates is held by any Employee Plan intended to be qualified under Section 401(a) of the Code or related trust.

(e) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, beneficially and of record, free and clear of all Encumbrances and transfer restrictions, except for such Encumbrances and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities laws.

2.4 SEC Filings; Financial Statements.

(a) Since January 1, 2016, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material). No financial statements of any Person other than the Company are required by GAAP to be included in the consolidated financial statements of the Company.

(c) The Company maintains, and at all times since January 1, 2016 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the

Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2015, and such assessment concluded that such controls were effective and the Company’s independent public accountant has issued (and not subsequently withdrawn or qualified) a report concluding that the Company maintained effective internal controls over financial reporting as of December 31, 2015. To the knowledge of the Company, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, since January 1, 2016, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company; (2) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company; or (3) any claim or allegation regarding any of the foregoing.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e) The Company is not a party to nor has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Documents.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(g) The proxy statement relating to the adoption of this Agreement by the Company’s stockholders (as amended and supplemented from time to time, the “Proxy Statement”), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement, at the time of the filing or any supplement or amendment thereto with the SEC and at the time such Proxy Statement or any supplements or amendments thereto are first distributed or disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

2.5 Absence of Changes. Since September 30, 2016, through the date of this Agreement, (a) except for discussions, negotiations and transactions related to this Agreement or other potential strategic transactions, the

Acquired Corporations have operated in all material respects in the ordinary course of business consistent with past practice (b) there has not occurred any event, change, action, failure to act or transaction that, individually or in the aggregate, has had a Material Adverse Effect and (c) except for discussions, negotiations and transactions related to this Agreement or other potential strategic transactions the Acquired Corporations have not taken any actions which, had such actions been taken after the date of this Agreement, would have required the written consent of Parent pursuant to Section 4.2.

2.6 Title to Assets. The Acquired Corporations have good and valid title to all assets owned by them as of the date of this Agreement, including all assets (other than capitalized or operating leases) reflected on the Company’s unaudited balance sheet as of September 30, 2016 included in the last Quarterly Report on Form 10-Q (the “Balance Sheet”) filed by the Company with the SEC but excluding intellectual property which is covered by Section 2.8, except for assets sold or otherwise disposed of in the ordinary course of business since the date of such Balance Sheet and except where such failure would not constitute a Material Adverse Effect.

2.7 Real Property.

(a) The Acquired Corporations do not own and have never owned any real property.

(b) Part 2.7(b) of the Company Disclosure Schedule sets forth a true and complete list of all leases, subleases and other agreements under which any Acquired Corporation uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Leased Real Property”). Except as would not reasonably be expected to have a Material Adverse Effect, the Acquired Corporations hold a valid and existing leasehold interest in the Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. None of the Acquired Corporations have received any written notice regarding any violation or breach or default under any Company Lease that has not since been cured, except for violations or breaches that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

2.8 Intellectual Property; IT Systems.

(a) Part 2.8(a) of the Company Disclosure Schedule identifies as of the date of this Agreement (1) (i) the name of applicant/registrant and current owner, (ii) the jurisdiction of application/issuance/registration and (iii) the application, issuance, publication or registration number for each item of Registered IP (other than domain names) and (2) all domain names owned or purported to be owned by any Acquired Corporation. Each of the patents and patent applications included in the Registered IP that are owned solely by an Acquired Corporation (and each of such Acquired Corporations’ co-owned patents and patent applications) properly identifies by name each and every inventor of the claims thereof as determined in accordance with applicable Legal Requirements of the United States. The Acquired Corporations solely and exclusively own and possess all right, title and interest in and to or have the right to use, pursuant to a valid written agreement, all material Company IP, free and clear of all Encumbrances other than: (x) Permitted Encumbrances and any Encumbrances caused or created by any action or failure to act by any Person other than the Acquired Corporations; and (y) Company IP validly licensed to any Acquired Corporation in the ordinary course or under Contracts disclosed under (or expressly exempted from the disclosure requirements for) the Disclosure Schedule. As of the date of this Agreement, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than initial examination proceedings) is pending or, to the knowledge of the Company, threatened, in which the scope, validity, enforceability or ownership of any Registered IP owned by any Acquired Corporation is being or has been contested or challenged. All Company IP owned or purported to be owned by any Acquired Corporation is (x) subsisting and (y) to the knowledge of the Company, all (i) issued patents, (ii) registered trademarks, and (iii) registered copyrights material to the business of the Acquired Corporations that, in each case, are included in Company IP and that are owned or purported to be owned by an Acquired Corporation (I) are valid and enforceable and in full force and effect and (II) have not lapsed (except for any patents that are owned or purported by to be owned by an Acquired Corporation having lapsed or expired at the end of their statutory term), been abandoned, been disclaimed, been cancelled or been forfeited, except in each case of clauses (x) and (y) for such exceptions as have not resulted in, individually or in the aggregate, a Material Adverse Effect.

(b) Each Company Associate who is or was: (i) an inventor of any invention claimed in any patent or patent application included in the Registered IP, or (ii), an employee of any Acquired Company or individual independent contractor working directly with any Acquired Company and who is or was developer or creator of, any Registered IP (other any patent or patent application) or Trade Secret, that, in each case, is material to the business of the Acquired Corporations and that, in each case, is included in the Company IP owned or purported to be owned by an Acquired Corporation has signed a written agreement containing an assignment of applicable Intellectual Property Rights (or is or was otherwise obligated by applicable law to assign such Intellectual Property Rights) to either an Acquired Corporation or an Entity that has signed a written agreement containing an assignment of such Intellectual Property Rights to an Acquired Corporation and confidentiality provisions protecting the Company IP, which, to the knowledge of the Company, has not been breached by such Company Associate. Each Acquired Corporation has taken commercially reasonable actions to maintain the confidentiality of all Trade Secrets owned by it and that are material to the business of the Acquired Corporations. To the knowledge of the Company, no such Trade Secret has been disclosed to or used by any Person except pursuant to a non-disclosure agreement or other written or otherwise legally enforceable confidentiality obligation.

(c) Except as set forth in Part 2.8(c) of the Company Disclosure Schedule, to the knowledge of the Company, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution was or is being used, directly or indirectly, to create, in whole or in part, Intellectual Property Rights owned or purported to be owned by an Acquired Corporation, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights to such Intellectual Property Rights.

(d) Part 2.8(d) of the Company Disclosure Schedule sets forth each (i) license agreement material to an Acquired Corporation existing as of the date of this Agreement pursuant to which an Acquired Corporation licenses in any Intellectual Property Rights used or held for use by such Acquired Corporation (each an “In-bound License”) or licenses out any Intellectual Property Rights owned by an Acquired Corporation (each an “Out-bound License”) (provided, that, In-bound Licenses shall not include commercially available off-the-shelf software agreements that are generally available, clinical trial agreements and material transfer agreements entered into in the ordinary course of business, and Out-bound Licenses shall not include non-exclusive outbound licenses, clinical trial agreements, material transfer agreements, sponsored research agreements and research collaboration agreements entered into in the ordinary course of business) and (ii) agreement containing a covenant not to sue with respect to any Company IP owned by an Acquired Corporation.

(e) To the knowledge of the Company (i) the operation of the business of the Acquired Corporations as currently conducted does not infringe, misappropriate or otherwise violate any valid and enforceable Intellectual Property Rights owned by any other Person, and (ii) no other Person is infringing, misappropriating or otherwise violating any Intellectual Property Rights owned by an Acquired Corporation. Except as set forth on Part 2.8(e) of the Company Disclosure Schedule, since January 1, 2015, until the date of this Agreement, no Legal Proceeding has been or is pending and served (or, to the knowledge of the Company, is being threatened or is pending and has not been served) against an Acquired Corporation or by an Acquired Corporation relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Rights of another Person or of Intellectual Property Rights owned by an Acquired Corporation. Since January 1, 2015, until the date of this Agreement, the Company has not received any written notice or other written communication alleging any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Rights of another Person by an Acquired Corporation.

(f) None of the Intellectual Property Rights owned or purported to be owned by an Acquired Corporation is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely restricts or, to the knowledge of the Company, would adversely restrict the use, transfer, registration or licensing of any such Intellectual Property Rights by the Acquired Corporations or otherwise adversely affects or would adversely affect the validity, scope, use, registrability, or enforceability of any Intellectual Property Rights owned or purported to be owned by an Acquired Corporation.

(g) The Company IT Systems operate and perform in a manner that permits the Acquired Corporations to conduct their respective businesses as currently conducted in all material respects and, to the knowledge of the Company, no Person has gained unauthorized access to the Company IT Systems or personal information, data or other information in a manner that has, a Material Adverse Effect on the Company. The Acquired Corporations take commercially reasonable actions (including periodic testing and audits), consistent with current industry standards and guidelines and contractual requirements, to protect the confidentiality, integrity and security of the Company IT Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including but not limited to (x) the implementation of commercially reasonable (i) data backup procedures, (ii) disaster avoidance and recovery technologies and procedures, (iii) business continuity procedures and (iv) encryption and other securities protocols, in each case consistent with industry practices and (y) the periodic assessment and testing of such procedures and technologies. Since January 1, 2015, neither the Company nor any of the Acquired Corporations have been notified or been required by Legal Requirements to notify any Persons or any Governmental Authority of any security breach involving Personal Data owned or held for use by the Company or any of the Acquired Corporations.

2.9 Contracts.

(a) Part 2.9(a) of the Company Disclosure Schedule identifies each Company Contract that constitutes a Material Contract as of the date of this Agreement. For purposes of this Agreement, each of the following Company Contracts shall be deemed to constitute a “Material Contract”:

(i) any Company Contract constituting a Company Employee Agreement pursuant to which the Company is or may become obligated to (A) make any severance, termination, tax gross-up or similar payment to any Company Associate or any spouse or heir of any Company Associate except for severance, termination or similar payments required by applicable Legal Requirements that do not exceed $300,000 per beneficiary, (B) make any bonus, deferred compensation or similar payment (other than payments constituting base salary or commissions paid in the ordinary course of business) in excess of $400,000 to any Company Associate or (C) grant or accelerate the vesting of, or otherwise modify, any Company Equity Award other than accelerated vesting provided in Company Equity Plans;

(ii) any Company Contract (A) limiting the freedom or right of an Acquired Corporation (or which, following the consummation of the Merger, could limit or purports to limit the Surviving Corporation, Parent or any of their respective Affiliates) to engage in any line of business, to make use of any Company IP material to the Acquired Corporations or to compete with any other Person in any location or line of business, or (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by an Acquired Corporation or exclusivity obligations or restrictions or otherwise limiting the freedom or right of an Acquired Corporation (or which, following the consummation of the Merger, could limit or purports to limit the Surviving Corporation, Parent or any of their respective Affiliates) to sell, distribute or manufacture any products or services or any technology or other assets to or for any other Person at any price;

(iii) any Company Contract that requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration by or to an Acquired Corporation in an amount having an expected value in excess of $500,000 in the fiscal year ending December 31, 2017 or in any fiscal year thereafter in excess of $1,000,000 in the aggregate and cannot be cancelled by the Acquired Corporation without penalty or further payment without more than ninety (90) days’ notice (other than payments for services rendered to the date), excluding non-exclusive outbound licenses, clinical trial agreements and material transfer agreements entered into in the ordinary course of business;

(iv) any Company Contract relating to Indebtedness of any Acquired Corporation in excess of $500,000 (whether incurred, assumed, guaranteed or secured by any asset);

(v) any Company Contract constituting a joint venture, partnership or limited liability corporation;

(vi) any Company Contract that requires or permits any Acquired Corporation, or any successor, to, or acquirer of any Acquired Corporation, to make any payment to another person as a result of a change of control of any Acquired Corporation (a “Change of Control Payment”) or gives another Person a right to receive or elect to receive a Change of Control Payment or that gives rise to, triggers, or accelerates the rights or obligations of any Acquired Corporation to any Company Associate as a result of a change of control of any Acquired Corporation;

(vii) any Company Contract that prohibits the payment of dividends or distributions in respect of the capital stock of any Acquired Corporation, the pledging of the capital stock or other equity interests of any Acquired Corporation or the issuance of any guaranty by any Acquired Corporation;

(viii) any In-bound License and any Out-bound License and any other agreement by which an Acquired Corporation has engaged a Person (other than any Company Associate or current or former employee) to develop Company IP that is, or that is reasonably expected to be, material to its business;

(ix) any other Company Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(x) any Company Contract with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), holder of 5% or more of Company Common Stock or any of their Affiliates (other than the Company) or immediate family members (other than employee offer letters that can be terminated at will without severance obligations and Company Contracts pursuant to Company Equity Awards);

(xi) any Company Contract for the lease or sublease of any material real property;

(xii) any In-bound License and any Out-bound License that provides for material “earn-outs,” material indemnification obligations outside of the ordinary course of business or other material contingent payments by the Company or any Subsidiary of the Company of more than $500,000 in the fiscal year ending December 31, 2016 or $1,000,000 in the aggregate per license, other than those with respect to which there are no further obligations under such provisions;

(xiii) any settlement, conciliation or similar agreement (A) that is with any Governmental Body, (B) pursuant to which the Company or a Subsidiary of the Company is obligated after the execution date hereof to pay consideration to a Governmental Body or (C) that would reasonably be expected to limit the operation of the Company (or its Subsidiaries or Parent or any of its other Affiliates) in any material respect after the Closing;

(xiv) was entered into after January 1, 2015, or has not yet been consummated, and involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interest of another Person (other than any Company Subsidiary) or any material assets or properties other than investment securities acquired in the ordinary course of business pursuant to the Company’s investment policies; and

(xv) (A) contains a standstill or similar agreement pursuant to which the Company or a Subsidiary of the Company has agreed not to acquire assets or securities of a third party, or (B) contains any “non-solicitation,” “no hire” or similar provision which restrict the Company or a Subsidiary of the Company from soliciting, hiring, engaging, retaining or employing such third party’s current or former employees in a manner or to an extent that would interfere with the business of the Company or a Subsidiary of the Company (except for any such provision in any confidentiality agreement entered into by the Company or a Subsidiary of the Company in the ordinary course of business).

(b) As of the date of this Agreement, the Company has either delivered or made available to Parent or Parent’s Representatives an accurate and complete copy of each Material Contract or has publicly made available such Material Contract in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. Neither the applicable Acquired Corporation nor, to the knowledge of the Company, the other party is in material breach of or material default under any Material Contract and neither the applicable Acquired Corporation, nor, to the knowledge of the Company, the other party has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract. Each Material Contract is, with respect to the applicable Acquired Corporation and, to the knowledge of the Company, the other party, a valid agreement, binding, and in full force and effect. Each Material Contract is enforceable by the applicable Acquired Corporation in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Since January 1, 2015, the Acquired Corporations have not received any written notice regarding any violation or breach or default under any Material Contract that has not since been cured, except for violations or breaches that do not, individually or in the aggregate have a Material Adverse Effect. No Acquired Corporation has waived in writing any rights under any Material Contract, the waiver of which would have, either individually or in the aggregate, a Material Adverse Effect.

2.10 Liabilities. The Acquired Corporations do not have any liabilities of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities disclosed on the Balance Sheet contained in the Company SEC Documents filed prior to the date of this Agreement; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement; (iii) liabilities for performance of obligations of the Acquired Corporations under Contracts binding upon the applicable Acquired Corporation (other than resulting from any breach or acceleration thereof) either delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement or entered into in the ordinary course of business, including non-exclusive outbound licenses, clinical trial agreements, and material transfer agreements; (iv) liabilities incurred in the ordinary course of business since September 30, 2016; and (v) liabilities that individually or in the aggregate have not had a Material Adverse Effect.

2.11 Compliance with Legal Requirements; Conflict Minerals.

(a) Each Acquired Corporation is in material compliance with all applicable Legal Requirements. Since January 1, 2015, each Acquired Corporation has been in compliance with all applicable Legal Requirements, except where the failure to be in compliance has not had a Material Adverse Effect. Since January 1, 2015, no Acquired Corporation has been given written notice of, or been charged with, any unresolved violation of any Legal Requirement, except, in each case, for any such violation that would not, individually or in the aggregate, have a Material Adverse Effect.

(b) No Acquired Corporation has received any written communication from any Governmental Body that alleges that any Acquired Corporation has failed to perform the due diligence or make the reports or disclosures required by Rule 13p-1 under the Exchange Act (the “Conflicts Minerals Rule”) or has submitted any false and misleading statements in its Form SD or Conflict Minerals Report filed with the SEC pursuant to the Conflict Minerals Rule.

2.12 Regulatory Matters.

(a) Except as has not had, individually or in the aggregate, a Material Adverse Effect, (i) each of the Acquired Corporations holds all Governmental Authorizations under the FDCA (including Section 510(k) thereof) and the European Medical Device Directive (“MDD”), and all Governmental Authorizations of any applicable Governmental Body that has regulatory authority over the quality, identity, safety, efficacy, manufacturing, marketing, distribution, sale, pricing, import or export of the products currently sold by the Acquired Corporations (“Company Product”) (any such Governmental Body, a “Company Regulatory Agency”) necessary for the lawful operation of the businesses of the Acquired Corporations in each jurisdiction in which such Acquired Corporation operates (the “Company Regulatory Permits”); (ii) all such Company Regulatory Permits are valid and in full force and effect; and (iii) the Company is in compliance with all terms of all Company Regulatory Permits.

(b) Except as has not had, individually or in the aggregate, a Material Adverse Effect, the businesses of each Acquired Corporation are being conducted in compliance with, and have appropriate internal controls that are reasonably designed to ensure compliance with, as applicable, (i) the FDCA (including all applicable registration and listing requirements set forth in Section 510 of the FDCA (21 U.S.C. § 360) and 21 C.F.R. Part 807); (ii) any applicable comparable foreign Legal Requirements for any Company Products (including the MDD); (iii) Legal Requirements set forth in title XVIII or XIX of the Social Security Act including, without limitation, the mandatory reporting and return of overpayments (42 U.S.C. § 1320a-7k(d)) requirements, (iv) state and provincial anti-kickback, anti-solicitation, patient brokering, patient capping, or fee-splitting laws; (v) if, and to the extent applicable, federal, state or provincial licensing, disclosure and reporting requirements for Company Products; (vi) if, and to the extent applicable, the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act, and any federal, state, or local privacy, security, data breach reporting or other Legal Requirements with respect to the collection, protection, security, confidentiality, use, transfer, and disclosure of all personally identifiable information collected or maintained by or on behalf of each Acquired Corporation (“Personal Data”); (vii) reporting and other requirements relating to financial relationships between health care providers and pharmaceutical manufacturers, including the federal Physician Payments Sunshine Act (42 U.S.C. §1320a-7h), state “sunshine acts” and gift ban or reporting statutes, and the Code on Interactions with health Care Professionals as promulgated by the Pharmaceutical Research and Manufacturers of America; (viii) any Legal Requirement regulating ordering, prescribing, storing or distributing controlled substances or radioactive materials; (ix) any applicable Legal Requirement regulating the handling and disposal of bio-hazards, pharmaceutical or medical waste and (x) the applicable rules and regulations promulgated pursuant to all such applicable Legal Requirements, each as amended from time to time (collectively, “Company Healthcare Laws”). Since January 1, 2015, no Acquired Corporation has received any written notification from any Company Regulatory Agency, including without limitation the FDA and the Department of Health and Human Services or any other “notified body” or “competent authority” or corresponding Company Regulatory Agency in any jurisdiction, of noncompliance by, or liability of the Acquired Corporation under, any Company Healthcare Laws, except where such noncompliance or liability has not had, individually or in the aggregate, a Material Adverse Effect on the Acquired Corporations.

(c) No Acquired Corporation nor to the knowledge of the Company any stockholder, director, officer, employee, agent or contractor of an Acquired Corporation (i) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder; (ii) has been debarred, excluded, or suspended from participating in any federal or state health care program (as such terms are defined by the Social Security Act) or other third party payment program, or from receiving a contract or subcontract paid in whole or in part by federal or state funds; (iii) is or has been a party to any corporate integrity agreement, corporate compliance agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, or similar agreements with or imposed by any Company Regulatory Agency and, to the Company’s knowledge, no such action is currently proposed or pending a corporate integrity agreement, as a result of an alleged violation of any Company Healthcare Law; (iv) has been convicted of any criminal offense under any Company Healthcare Law; (v) is or has been a party to or subject to any criminal, civil or administrative action or proceeding, or to the knowledge of the Company, any threatened action or proceeding, concerning any of the matters described in clauses (i) through (iv) above.

(d) As of the date hereof, no Acquired Corporation (i) is subject to any pending or, to its knowledge, threatened investigation by a Company Regulatory Agency or any unsealed qui tam action, (ii) has received or been served with any search warrant, subpoena or civil investigative demand from any Company Regulatory Agency; (iii) is subject to any statement of deficiencies for which there is not an approved plan of correction, the conditions of which have been or are being fully met; and (iv) is subject to any pending or, to its knowledge, threatened notice or action to suspend, revoke, or modify any Governmental Authorization, and no Acquired Corporation has reason to believe that any such action is likely to occur.

(e) All pre-clinical and clinical investigations conducted or sponsored by each Acquired Corporation are being conducted in compliance with all applicable Legal Requirements administered or issued by the applicable Company Regulatory Agencies, including, without limitation, (i) FDA standards for conducting non-clinical laboratory studies contained in Title 21 Part 58 of the Code of Federal Regulations, (ii) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 Parts 50, 54, 56 and 812 of the Code of Federal Regulations, (iii) any comparable foreign Legal Requirements for any of the foregoing or other Legal Requirements regulating the conduct of pre-clinical and clinical investigations and (iv) federal, state and provincial Laws restricting the collection, use and disclosure of individually identifiable health information and personal information, except, in each case, for such noncompliance that, individually or in the aggregate, has not had a Material Adverse Effect on the Acquired Corporations.

(f) Since January 1, 2015, no Acquired Corporation has received any written notice from the FDA (including any inspection reports on Form 483) or any foreign agency with jurisdiction over the marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of medical devices which would reasonably be expected to lead to the denial, suspension or revocation of any application or grant for marketing approval with respect to any material Company Product currently pending before or previously cleared by the FDA or such other Company Regulatory Agency.

(g) Since January 1, 2015, all reports, documents, claims, permits, notices and Medical Device Reports of adverse events (“MDRs”) required to be filed, maintained or furnished to the FDA or any other Company Regulatory Agency by the Acquired Corporations have been so filed, maintained or furnished in a timely manner, except where failure to file, maintain or furnish such reports, documents, claims, permits, notices or MDRs has not had, individually or in the aggregate, a Material Adverse Effect. All such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing if subject to such a Legal Requirement). None of the Acquired Corporations, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Acquired Corporations, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Company Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other Company Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of the Acquired Corporations, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Company Regulatory Agency to invoke any similar policy. None of the Acquired Corporations, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Acquired Corporations, has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Legal Requirement or authorized by 21 U.S.C. § 335a(b) or any similar Legal Requirement.

(h) As to each Company Product or Company Product candidate subject to the FDCA, the regulations of the FDA promulgated thereunder or similar Legal Requirement in any foreign jurisdiction (including the MDD) that is or has been developed, manufactured, tested, distributed or marketed by or on behalf of the Acquired Corporations, except, as has not had, individually or in the aggregate, a Material Adverse Effect, each such Company Product or Company Product candidate is being or has been developed, manufactured, stored, distributed and marketed in compliance with all applicable Legal Requirements, including those relating to investigational use, marketing approval, current good manufacturing practices, packaging, labeling, advertising, record keeping, reporting, and security. There is no action or proceeding pending or, to the knowledge of the Company, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Company Product or Company Product candidate by the Acquired Corporations of any Legal Requirement, except, as has not had, individually or in the aggregate, a Material Adverse Effect.

(i) Since January 1, 2015, each of the Acquired Corporations have neither voluntarily nor involuntarily initiated, conducted or issued, caused to be initiated, conducted or issued any “Class I” or “Class II” recall or material field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged material lack of safety, efficacy or regulatory compliance of any Company Product or is currently considering initiating, conducting or issuing any “Class I” or “Class II” recall of any Company Product. Since January 1, 2015, the Acquired Corporations have not received any written notice from the FDA or any other Company Regulatory Agency regarding, (i) the recall, market withdrawal or replacement of any Company Product sold or intended to be sold by the Acquired Corporations, (ii) a change in the marketing classification or a material change in the labeling of any such Company Products, or (iii) a termination, enjoinment or suspension of the manufacturing, marketing, or distribution of such Company Products that in each case, has had or would reasonably be expected to have a material impact on the business of the Acquired Corporations.

2.13 Certain Business Practices. Neither the Company, nor any other Acquired Corporation nor to the Company’s knowledge any of their respective directors, employees, representatives or agents (in each case, while acting in the capacity of a director, employee, representative or agent of any Acquired Corporation) has since January 1, 2011: (i) used any funds (whether of an Acquired Corporation or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (iii) violated any applicable provision of any Anti-Corruption Laws or any rules or regulations promulgated thereunder, anti-money laundering laws or any rules or regulations promulgated thereunder or any applicable Legal Requirement of similar effect, (iv) engaged in or otherwise participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other agency of the United States government, except as set forth on Part 2.13 of the Company Disclosure Schedules, or (v) made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature. Since January 1, 2011, the Company has not received any communication from any Governmental Body that alleges any of the foregoing.

2.14 Governmental Authorizations. The Acquired Corporations hold all Governmental Authorizations necessary to enable the Acquired Corporations to conduct its business in the manner in which its business is currently being conducted, except where failure to hold such Governmental Authorizations would not have a Material Adverse Effect. The Governmental Authorizations held by the Acquired Corporations are, in all material respects, valid and in full force and effect. The Acquired Corporations are in compliance with the terms and requirements of such Governmental Authorizations, except where failure to be in compliance would not have a Material Adverse Effect.

2.15 Tax Matters.

(a) (i) Each of the material Tax Returns required to be filed by or on behalf of the Acquired Corporations with any Governmental Body on or before the Closing Date (the “Company Returns”) have been or will be filed on or before the applicable due date (including any extensions of such due date), and have been, or will be when filed, prepared in material compliance with all applicable Legal Requirements and are accurate and complete in all material respects, and (ii) all material Taxes payable by the Acquired Corporations (whether or not shown on the Company Returns to be due) or required to be withheld (including any Taxes required to be withheld from amounts owing to any employee, creditor or third party) on or before the Closing Date (after taking into account all applicable extensions) have been or will be paid or withheld on or before the Closing Date other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of the Acquired Corporations.

(b) The Balance Sheet includes an adequate accrual for all material liabilities for unpaid Taxes with respect to all periods through the date thereof in accordance with GAAP other than any Taxes the non-payment of which would not have a Material Adverse Effect.

(c) As of the date of this Agreement, (i) there are no examinations or audits of any Company Return in progress involving material Taxes and (ii) since September 1, 2011, no written claim has been received by any Acquired Corporation from any Governmental Body in any jurisdiction where an Acquired Corporation does not file Tax Returns that such Acquired Corporation is or may be subject to Taxes in that jurisdiction. The Company has delivered or made available to Parent or Parent’s Representatives accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to Company Returns. As of the date of this Agreement, no extension or waiver of the limitation period applicable to any of the Company Returns has been granted and remains in effect. The Acquired Corporations will not be required to include any item of income in, or to exclude any item of deductions from, taxable income from any taxable period (or portion thereof) ending after the Closing as a result of any (1) change in method of accounting or (2) closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-US law) (a “Closing Agreement”).

(d) As of the date of this Agreement, no Legal Proceeding or notice of a Legal Proceeding involving the IRS or any other Governmental Body is pending or, to the knowledge of the Company, threatened in writing against or with respect to any Acquired Corporation in respect of any material Tax. No deficiency of material Taxes has been asserted in writing as a result of any audit or examination by any Governmental Body that has not been paid, settled, accrued for or been contested in good faith and in accordance with applicable Legal Requirements.

(e) None of the Acquired Corporations has ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company).

(f) None of the Acquired Corporations is a party to any Tax allocation, sharing indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) or has any material liability for the Taxes of any Person (other than the Company and any of the other Acquired Corporations) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), or as a transferee or successor.

(g) None of the Acquired Corporations has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(h) None of the Acquired Corporations has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) No Acquired Corporation has received or applied for a Tax ruling (other than a Tax ruling in connection with an Employee Plan) or entered into a Closing Agreement, in either case that would be binding upon any Acquired Corporation after the Closing.

(j) Shares of the Company do not represent a “United States Real Property Interest”, as defined in Section 897(c) of the Code.

(k) Part 2.15(k) of the Company Disclosure Schedule accurately describes the U.S. federal income tax classification of each of the Acquired Corporations.

2.16 Employee Matters; Benefit Plans.

(a) Except as required by applicable Legal Requirements, the employment of each of the Acquired Corporations’ employees is terminable by the applicable Acquired Corporation at will.

(b) No Acquired Corporation is party to, or has a duty to bargain for or is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor organization representing any of its employees and there are no labor organizations representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of an Acquired Corporation. Since January 1, 2015, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning labor representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting an Acquired Corporation or any of its employees. There is not now pending, and, to the knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding labor representation or union organizing activity or any similar activity or dispute. Since January 1, 2015 there has been no material Legal Proceeding pending or, to the knowledge of the Company, threatened relating to employment, including relating to any Company Employee Agreement, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any current or former Company Associate, including charges of unfair labor practices or harassment complaints. Since January 1, 2015 the Acquired Corporations have been in compliance in all material respects with all applicable Legal Requirements related to employment, including employment practices, wages, hours and other terms and conditions of employment (including the classification and compensation of employees for purposes of the Fair Labor Standards Act and cognate state laws) and other Legal Requirements in respect of any reduction in force, including notice, information and consultation requirements, the lack of compliance with which has not had and would not have a Material Adverse Effect.

(c) Part 2.16(c) of the Company Disclosure Schedule sets forth an accurate and complete list of the material Employee Plans (other than any employment, termination or severance agreement for non-officer employees of any Acquired Corporation and equity grant notices, and related documentation, with respect to employees of the Acquired Corporations and agreements with consultants entered into in the ordinary course of business all forms of which have been provided to Parent). The Company has either delivered or made available to Parent or Parent’s Representatives prior to the execution of this Agreement, with respect to each material Employee Plan, accurate and complete copies of: (i) all material plan documents and all material amendments thereto, and all related trust or other funding documents, and in the case of unwritten material Employee Plans, written descriptions thereof; (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS or the United States Department of Labor (“DOL”); (iii) the most recent annual actuarial valuation, if any, and the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto); (iv) the most recent summary plan descriptions and any material modifications thereto; (v) the most recent nondiscrimination tests required to be performed under the Code (including 401(k) and 401(m) tests) for each Employee Plan; and (vi) all material correspondence to or from the IRS, the DOL, or any other Governmental Body since January 1, 2015 through the date of this Agreement.

(d) Neither an Acquired Corporation nor any other Person that would be or, at any relevant time, would have been considered a single employer with the Company under the Code or ERISA has ever maintained, contributed to, or been required to contribute to a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan” each as defined in Section 4001 of ERISA.

(e) Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, each such Employee Plan has timely adopted all currently effective amendments to the Code, and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such Employee Plan. To the knowledge of the Company, each of the Employee Plans is now and has been operated in compliance in all material respects with its terms and all applicable Legal Requirements, including but not limited to ERISA and the Code. The Acquired Corporations are not nor reasonably could be subject to either a material liability pursuant to Section 502 of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code. Other than routine claims for benefits, as of the date of this Agreement there are no material suits, claims, proceedings, actions, audits or investigations pending, or, to the knowledge of the Company, threatened with respect to any Employee Plan.

(f) Except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Legal Requirement), neither any Acquired Corporation nor any Employee Plan has any present or future obligation to provide post-employment welfare benefits to or make any payment to, or with respect to, any present or former employee, officer or director of an Acquired Corporation pursuant to any retiree medical benefit plan or other retiree welfare plan.

(g) The consummation of the Transactions (including in combination with other events or circumstances) will not (i) entitle any current or former Company Associate to severance pay, unemployment compensation or any other cash payment, in each case, in excess of $300,000 (ii) accelerate the time of payment or vesting, or increase the amount of, compensation or benefits due to any such Company Associate, (iii) directly or indirectly cause the Acquired Corporations to transfer or set aside any material assets to fund any benefits under any Employee Plan, (iv) otherwise give rise to any material liability under any Employee Plan or (v) limit or restrict the right to amend, terminate or transfer any material assets of any Employee Plan on or following the Effective Time.

(h) Each Employee Plan or other Contract that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder, except for any instances of noncompliance that would not reasonably be expected to result in a material liability to the Acquired Corporations. The Acquired Corporations do not have an obligation to gross-up, indemnify or otherwise reimburse any current or former service provider to an Acquired Corporation for any tax incurred by such service provider pursuant to Section 409A of the Code.

(i) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of an Acquired Corporation that, considered individually or considered collectively with any other such Contracts, will give rise to the payment of any material amount in connection with the Merger that would not be deductible pursuant to Section 280G of the Code. The Acquired Corporations are not a party to any Contract that would require, nor do the Acquired Corporations have any obligation (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

2.17 Environmental Matters. Except for those matters that would not have a Material Adverse Effect on the Acquired Corporations, taken as a whole, (a) the Acquired Corporations are, and since January 1, 2015, have been, in compliance in all respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Governmental Authorizations required under Environmental Laws for the operation of their respective business, (b) as of the date hereof, there is no investigation, suit, claim, action or Legal Proceeding relating to or arising under any Environmental Law that is pending or, to the knowledge of the Company, threatened against an Acquired Corporation or any Leased Real Property, (c) as of the date hereof, the Acquired Corporations have not received any written notice, report or other information of or entered into any legally-binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of the respective Acquired Corporations relating to or arising under Environmental Laws, (d) to the knowledge of the Company, (1) no Person has been exposed to any Hazardous Materials at a property or facility of an Acquired Corporation and (2) there are and have been no Hazardous Materials present or Released on, at, under or from any property or facility, including the Leased Real Property, in both cases in a manner and concentration that would reasonably be expected to result in any claim against or liability of an Acquired Corporation under any Environmental Law, and (e) no Acquired Corporation has assumed, undertaken, or otherwise become subject to any liability of another Person relating to Environmental Laws other than any indemnities in Material Contracts or leases for real property.

2.18 Insurance. The Company has delivered or made available to Parent or Parent’s Representatives an accurate and complete copy of all insurance policies and all self-insurance programs and arrangements relating to the business, assets and operations of the Acquired Corporations. All such insurance policies are in full force and effect, no notice of cancellation or modification has been received, all premiums due thereunder have been paid and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder. To the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation and since January 1, 2015, no notice of cancellation, termination or material premium increase has been received with respect to any insurance policy of the Company or its Subsidiaries. There is no claim pending under the Company’s or its Subsidiaries’ insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of any insurance policy of the Company or its Subsidiaries, except for such questions, denial or dispute that would not reasonably be expected to result in a Material Adverse Effect.

2.19 Legal Proceedings; Orders.

(a) As of the date hereof, there is no Legal Proceeding pending and served (or, to the knowledge of the Company, pending and not served or threatened) against an Acquired Corporation or to the knowledge of the Company, against any present or former officer, director or employee of an Acquired Corporation in such individual’s capacity as such, other than any Legal Proceeding that would not, individually or in the aggregate, have a Material Adverse Effect.

(b) As of the date hereof, there is no order, writ, injunction or judgment to which an Acquired Corporation is subject that would, individually or in the aggregate, have a Material Adverse Effect.

(c) To the Company’s knowledge, as of the date hereof, there are no investigations or reviews by any Governmental Body with respect to an Acquired Corporation pending or being threatened.

2.20 Authority; Binding Nature of Agreement. The Company has the corporate power and authority to enter into and deliver and to perform its obligations under this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the Transactions. The Board of Directors of the Company (at a meeting duly called and held) has (a) determined that this Agreement and the Transactions, including the Merger, are advisable to, and in the best interest of, the Company and its stockholders; (b) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger and (c) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement and to include the Company Board Recommendation in the Proxy Statement, which resolutions, subject to Section 5.1, have not been subsequently withdrawn or modified in a manner adverse to Parent. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligations of the Company and is enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.21 Section 203 of the DGCL Not Applicable. As of the date hereof and at all times on or prior to the Effective Time, the Board of Directors of the Company has and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Law are, and will be, to the extent such restrictions can be rendered inapplicable by action of the Board of Directors of the

Company under Legal Requirements, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Transactions. No other Takeover Law or any anti-takeover provision in the Company Certificate of Incorporation or bylaws is, or at the Effective Time will be, applicable in a manner that shall prevent the consummation of the transactions contemplated pursuant to this Agreement, the Merger or any of the other Transactions.

2.22 Merger Approval. Other than the Company Stockholder Approval, no vote of the holders of any class or series of the Company’s capital stock will be required in order to adopt this Agreement and to consummate the Transactions, including the Merger.

2.23 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the HSR Act, if applicable, any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws and the rules and regulations of NASDAQ, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions will not: (a) cause a violation of any of the provisions of the Certificate of Incorporation or bylaws (or similar organizational documents) of the Company; (b) cause a violation by the Company of any Legal Requirement or order applicable to the Company, or to which the Company is subject; or (c) violate, conflict with, result in breach of, or constitute a default or loss of material benefit under, or require any consent, waiver or approval under (or give rise to any right of termination, cancellation, material modification or material acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right under) any Material Contract. Except as may be required by the Exchange Act, the DGCL, the HSR Act and any filing, notification or approval in any foreign jurisdiction required by Antitrust Laws and the rules and regulations of NASDAQ, the Company is not required to give notice to, make any filing with, or obtain any Consent from any Person at any time prior to the Closing in connection with the execution and delivery of this Agreement, or the consummation by the Company of the Merger, except those filings, notifications, approvals, notices or Consents that with or from any Person the failure to make, obtain or receive are not, individually or in the aggregate, have a Material Adverse Effect.

2.24 Fairness Opinion. The Company’s Board of Directors has received the opinion of Guggenheim Securities LLC as financial advisor to the Company, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, limitations and matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent, Merger Sub or any of their respective Affiliates). The Company will make available to Parent solely for informational purposes signed copies of the fairness opinion as soon as possible following the date of this Agreement, and the Company and Parent have been authorized by Guggenheim Securities LLC to permit the inclusion of such opinion in its entirety, in the Proxy Statement, provided that any references or summaries thereof contained in the Proxy Statement are subject to the prior review and consent by Guggenheim Securities LLC.

2.25 Financial Advisor. Except for Guggenheim Securities LLC, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Due Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all

Contracts by which it is bound, except where any such failure would not have a Parent Material Adverse Effect. Parent has either delivered or made available to Company or Company’s Representatives accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of Parent and Merger Sub, including all amendments thereto.

3.2 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and those incident to its formation. Either Parent or a wholly owned subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.

3.3 Authority; Binding Nature of Agreement. Parent and Merger Sub have the corporate power and authority to execute and deliver and perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, is enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.4 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the HSR Act, and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, the execution and delivery of this Agreement by Parent and Merger Sub, and the consummation of the Transactions, will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws or other organizational documents of Parent or Merger Sub; (b) cause a violation by Parent or Merger Sub of any Legal Requirement or order applicable to Parent or Merger Sub, or to which they are subject; or (c) conflict with, result in a breach of, or constitute a default on the part of Parent or Merger Sub under any Contract, except, in the case of clauses “(b)” and “(c)”, for such conflicts, violations, breaches or defaults as would not have a Parent Material Adverse Effect. Except as may be required by the Exchange Act, state takeover laws, the DGCL or the HSR Act and any filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice to, or to obtain any Consent from, any Person at or prior to the Closing in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Merger or the other Transactions, other than such filings, notifications, approvals, notices or Consents that, if not obtained, made or given, would not have a Parent Material Adverse Effect. No vote of Parent’s stockholders is necessary to approve this Agreement or any of the Transactions.

3.5 Disclosure. None of the information with respect to Parent or Merger Sub supplied or to be supplied by or on behalf of Parent or Merger Sub or any of their Subsidiaries specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to information or statements made or incorporated by reference in the Proxy Statement which were not supplied by or on behalf of Parent or Merger Sub or any of their Subsidiaries.

3.6 Absence of Litigation. As of the date hereof, there is no Legal Proceeding pending and served or, to the knowledge of Parent, pending and not served or overtly threatened against Parent or Merger Sub, except as would not and would not reasonably be expected to materially and adversely affect Parent’s or Merger Sub’s ability to consummate the Transactions. To the knowledge of Parent or Merger Sub, as of the date of this Agreement, neither Parent nor Merger Sub is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as would not and would not reasonably be expected to materially and adversely affect Parent’s or Merger Sub’s ability to consummate the Transactions.

3.7 Funds. Parent has available cash resources in an amount sufficient to consummate the Transactions, evidence of which has been delivered to the Company.

3.8 Ownership of Company Common Stock. Neither Parent nor any of Parent’s Affiliates directly or indirectly owns, and at all times for the past three (3) years, neither Parent nor any of Parent’s controlled Affiliates has owned, beneficially or otherwise, any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock. Neither Parent nor Merger Sub has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of the shares of the Company’s capital stock. As of the date hereof, neither Parent nor Merger Sub is an “interested stockholder” of the Company under Section 203(c) of the DGCL.

3.9 Acknowledgement by Parent and Merger Sub.

(a) Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 2, including the Company Disclosure Schedule. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

(b) In connection with the due diligence investigation of the Company by Parent and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Parent and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from the Company and its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Merger Sub will have no claim against the Company, or any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, or any other person with respect thereto unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement. Accordingly, Parent and Merger Sub hereby acknowledge and agree that neither the Company nor any of its respective Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, nor any other person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement.

3.10 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses shall be paid by Parent.

SECTION 4. CERTAIN COVENANTS OF THE COMPANY

4.1 Access and Investigation. During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.1 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Acquired Corporations shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours of the Company to the Company’s Representatives, personnel, and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (b) promptly provide Parent and Parent’s Representatives with all reasonably requested information regarding the business of the Acquired Corporations, including copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request; provided, however, that any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Acquired Corporations and in such a manner as not to unreasonably interfere with the normal operation of the business of the Acquired Corporations. Nothing herein shall require the Acquired Corporations to disclose any information to Parent if such disclosure would, in its reasonable discretion (i) jeopardize any attorney-client or other legal privilege (so long as the Acquired Corporation has reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto) or (ii) contravene any applicable Legal Requirement, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Acquired Corporation or its Affiliates is a party) (so long as the Company has used commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Legal Requirement, agreement or duty (to the extent commercially practicable)); provided, further, that information may be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent the Acquired Corporation determines doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws. With respect to the information disclosed pursuant to this Section 4.1, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Confidentiality Agreement dated February 9, 2017, between the Company and Allergan, Inc. (the “Confidentiality Agreement”).

4.2 Operation of the Acquired Corporations’ Business.

(a) During the Pre-Closing Period: (i) except (x) as required or otherwise expressly contemplated under this Agreement or as required to comply with applicable Legal Requirements, (y) with the written consent of Parent, which consent may not be unreasonably withheld, delayed or conditioned, or (z) as set forth in Part 4.2 of the Company Disclosure Schedule, the Company shall ensure that the each Acquired Corporation conducts in all material respects its business and operations in the ordinary course (provided, however, that no action that is specifically permitted by any of clauses (b)(i) through (b)(xviii) of Section 4.2 shall be deemed a breach of this clause “(a)”); and (ii) the Company shall promptly notify Parent of (A) any knowledge of any notice from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions and (B) any Legal Proceeding commenced, or, to its knowledge threatened, relating to or involving the any Acquired Corporation that relates to the consummation of the Transactions. The Company shall, acting in the ordinary course of business, use commercially reasonable efforts to preserve intact the material components of its current business organization, including keeping available the services of current officers and key employees, and use commercially reasonable efforts to maintain their respective relations and good will with all material suppliers, material customers, Governmental Bodies and other material business relations; provided, however, that the Acquired Corporations shall be under no obligation to put in place any new retention programs or include additional personnel in existing retention programs.

(b) During the Pre-Closing Period, except (x) as required or otherwise expressly contemplated under this Agreement or as required to comply with applicable Legal Requirements, (y) with the written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), or (z) as set forth in Part 4.2 of the Company Disclosure Schedule, the Acquired Corporations shall not:

(i) (1) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Company Common Stock) or (2) repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Company Common Stock), or any rights, warrants or options to acquire any shares of its capital stock, other than: (A) repurchases or reacquisitions of shares of Company Common Stock outstanding as of the date hereof pursuant to the Company’s right (under the express terms of written commitments in effect as of the date hereof) to purchased or reacquired shares of the Company’s Common Stock from a Company Associate upon termination of such associate’s employment or engagement by the Company; (B) repurchases of Company Stock Awards (or shares of capital stock issued upon the exercise or vesting thereof) outstanding on the date hereof (in cancellation thereof) pursuant to the terms of any such Company Stock Award (in effect as of the date hereof) between the Company and an employee, consultant or member of the Board of Directors of the Company only upon termination of such Person’s employment or engagement by the Company; or (C) in connection with withholding to satisfy the Tax obligations with respect to Company Stock Awards in a manner consistent with the historical practices of the Company;

(ii) split, combine, subdivide or reclassify any shares of its capital stock (including the Company Common Stock) or other equity interests;

(iii) sell, issue, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, delivery, pledge, transfer, encumbrance or grant by any Acquired Corporation (other than pursuant to agreements in effect as of the date of this Agreement) of (A) any capital stock, equity interest or other security of any Acquired Corporation, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of any Acquired Corporation, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of any Acquired Corporation (except that the Company may issue shares of Company Common Stock as required to be issued upon the exercise of Company Options, the vesting of Company Stock Awards outstanding as of the date of this Agreement, and pursuant to the operation of the ESPP in accordance with Section 5.4(b));

(iv) except as contemplated by Section 5.4 or Part 4.2(b)(iv) of the Company Disclosure Schedule, establish, adopt, terminate or amend any Employee Plan (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof), or amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Employee Plans (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof) or grant any employee or director any increase in compensation, bonuses or other benefits (except that the Acquired Corporations: (A) may change the title of its employees in the ordinary course of business and consistent with past practice, provided such changes in title do not involve increases in the applicable employee’s compensation), (B) may provide increases in salary, wages or benefits to non-executive officer employees in the ordinary course of business and consistent with past practice; (C) may amend any Employee Plans to the extent required by applicable Legal Requirements; and (D) may make usual and customary annual bonus payments in the ordinary course of business and consistent with past practice in accordance with the bonus plans existing on the date of this Agreement;

(v) (A) enter into (x) any change-in-control agreement with any executive officer, employee, director or independent contractor or (y) other than to establish or amend offer letters that contemplate “at will” employment with non-change-in-control retention benefits consistent with current arrangements for similarly situated employees, any retention agreement with any executive officer, employee, director or independent contractor, (B) enter into (aa) any employment, severance or other material agreement with any executive officer or director or (bb) any employment or severance agreement with any non-executive officer employee with an annual base salary greater than $250,000 or any consulting agreement with an independent contractors with an annual base compensation greater than $250,000 or (C) hire any employee with an annual base salary in excess of $250,000; provided, that nothing contained herein shall prohibit the Acquired Corporations from hiring a non-executive employee or entering into a contract for services to be provided by a consultant to replace an employee or consultant of any of the Acquired Corporations whose employment or consulting relationship is terminated for any reason on or after the date hereof, so long as the terms of the salary, target annual bonus opportunity and other benefits offered to such replacement employee or consultant are substantially similar, or not materially different from, those of the employee or consultant of the Acquired Corporation whose employment or consulting relationship has been terminated;

(vi) amend or permit the adoption of any amendment to its Certificate of Incorporation or bylaws or other charter or organizational documents;

(vii) form any Subsidiary, acquire any equity interest in any other Entity (other than securities in a publicly traded company held for investment by the Acquired Corporations and consisting of less than 1% of the outstanding capital stock of such Entity) or enter into any joint venture, partnership, limited liability corporation or similar arrangement;

(viii) make or authorize any capital expenditure (except that the Acquired Corporations may make any capital expenditure that: (A) is provided for in the Company’s capital expense budget or forecast included in Part 4.2(b)(viii) of the Company Disclosure Schedule, which expenditures shall be in accordance with the categories set forth in such budget or forecast; or (B) does not exceed $500,000 individually and, when added to all other capital expenditures made in accordance with this Section 4.2(b)(viii)(B), does not exceed $1,000,000 in the aggregate);

(ix) acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish or permit to lapse (other than any patent expiring at the end of its statutory term), transfer, assign, guarantee, exchange or swap, mortgage or otherwise encumber (including pursuant to a sale-leaseback transaction or securitization) or subject to any material Encumbrance (other than Permitted Encumbrances) any material right or other material asset or property (except, in the case of any of the foregoing, (A) entering into non-exclusive license agreements, clinical trial agreements and material transfer agreements in the ordinary course of business, (B) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Acquired Corporations, as determined by the Company in the exercise of its reasonable business judgment and (C) as otherwise included in the exceptions to Section 4.2(b)(viii);

(x) lend money or make capital contributions or advances to or make investments in, any Person, or incur or guarantee any Indebtedness (except for short-term borrowings, of not more than $250,000 in the aggregate, incurred in the ordinary course of business consistent with past practice and advances to employees and consultants for travel and other business related expenses in the ordinary course of business);

(xi) amend or modify in any material respect, waive any rights under, terminate, replace or release, settle or compromise any material claim, liability or obligation under any Material Contract or enter into any Contract which if entered into prior to the date hereof would have been a Material Contract, excluding any non-exclusive license agreements, clinical trial agreements, material transfer agreements, or other supply or distribution agreements entered into following the date hereof in the ordinary course of business;

(xii) except as required by applicable Legal Requirement, (a) make or change any material Tax Election or change any accounting method or accounting period used for Tax purposes (or request such a change); (b) file an amended Tax Return that could materially increase the Taxes payable by any of the Acquired Corporations; (c) enter into a Closing Agreement with any Governmental Body regarding any material Tax; (d) settle, compromise, or offer to settle or compromise, or consent to any material Tax claim or assessment or surrender a right to a material Tax refund; or (e) waive or extend the statute of limitations with respect to any material Tax other than (1) pursuant to extensions of time to file a Tax Return obtained in the ordinary course of business or (2) pursuant to an extension granted in the ordinary course of business in connection with an audit of federal, state or local Taxes to prevent the assessment or collection of a Tax;

(xiii) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or any other agreements contemplated hereby;

(xiv) settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than any Legal Proceeding relating to a breach of this Agreement or any other agreements contemplated hereby or pursuant to a settlement that does not relate to any of the Transactions, does not involve any admission of guilt or wrongdoing by the Acquired Corporations and: (A) that results solely in a monetary obligation involving only the payment of monies by the Acquired Corporations of not more than $500,000 in the aggregate; (B) that results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, any Acquired Corporation and the payment of monies by the Acquired Corporations that together with any settlement made under subsection “(A)” are not more than $500,000 in the aggregate (not funded by an indemnity obligation or through insurance policies) or (C) that results in no monetary obligation of, and no other remedy against, any Acquired Corporation or the Acquired Corporation’s receipt of payment.

(xv) enter into any collective bargaining agreement or other agreement with any labor organization (except to the extent required by applicable Legal Requirements);

(xvi) adopt or implement any stockholder rights plan or similar arrangement;

(xvii) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Acquired Corporations; or

(xviii) transfer, convey or assign any material Company IP, including as among the Acquired Corporations;

(xix) authorize any of, or agree or commit to take, any of the actions described in clauses “(i)” through “(xviii)” of this Section 4.2(b).

Notwithstanding the foregoing, nothing contained herein shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Acquired Corporations prior to the Effective Time and nothing contained in this Agreement is intended to give the Acquired Corporations, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations.

4.3 No Solicitation.

(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and (ii) does not prohibit the Company from providing any information to Parent in accordance with this Section 4.3 or otherwise prohibit the Company from complying with its obligations under this Section 4.3.

(b) Except as permitted by this Section 4.3, during the Pre-Closing Period the Company and its Subsidiaries shall not, and the Company shall direct and use its reasonable best efforts to cause its and its

Subsidiaries’ directors, officers and employees and its Representatives not to, (i) continue any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal or (ii) directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with or for the purpose of knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (C) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal or (D) resolve or agree to do any of the foregoing. The Company shall, and shall cause its Subsidiaries and shall direct and use its reasonable best efforts to cause its and its Subsidiaries’ directors, officers and employees and its other Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person or groups that may be ongoing with respect to any Acquisition Proposal or potential Acquisition Proposal and immediately terminate access by any such Person or group to any physical or electronic data rooms relating to a potential Acquisition Proposal. The Company shall promptly after the date hereof request each Person (if any) that has received information from the Company during the past two years pursuant to a confidentiality agreement (other than the Confidentiality Agreement) relating to an Acquisition Proposal or potential Acquisition Proposal to promptly return to the Company or destroy all non-public documents and materials relating to the Acquisition Proposal or to the Company or its Subsidiaries or its or their businesses, operations or affairs heretofore furnished by the Company, its Subsidiaries or any of its or their Representatives to such Person or group or any of its representatives in accordance with the terms of such confidentiality agreement, and shall not waive, terminate or modify without Parent’s prior written consent, any standstill or similar provision in any confidentiality, standstill or other agreement with such Person, except that the Company hereby waives any “don’t ask” or similar provision in any confidentiality agreement that could preclude a Person from seeking a waiver; provided that the Company may waive any standstill or similar provisions to the extent necessary to permit a Person or group to make, on a confidential basis to the Company’s Board of Directors, an Acquisition Proposal, conditioned upon such Person agreeing to disclosure of such Acquisition Proposal to Parent, in each case as contemplated by this Section 4.3 (provided, further, that the Company may only take such action if the Company’s Board of Directors determines in good faith (after consultation with outside legal counsel) that the failure of the Company’s Board of Directors to take such action would be inconsistent with its fiduciary duties under applicable Law).

(c) If at any time on or after the date of this Agreement and prior to the Company Stockholder Approval being obtained the Company or any of its Representatives receives an unsolicited bona fide written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed on or after the date of this Agreement and did not result from any breach of this Section 4.3, (i) the Company and its Representatives may contact such Person or group of Persons solely to clarify the terms and conditions thereof and (ii) if the Company’s Board of Directors determines in good faith, after consultation with financial advisors and outside legal counsel, that (A) such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer and (B) the failure to do so would reasonably constitute a breach of the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Legal Requirements, then the Company and its Representatives may (x) furnish, pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Acquired Corporations to the Person or group of Persons who has made such Acquisition Proposal; provided that the Company shall concurrently provide to Parent any non-public information concerning the Acquired Corporations that is provided to any Person given such access which was not previously provided to Parent or its Representatives, and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal.

(d) Following the date of this Agreement, the Company shall promptly (and in any event within 36 hours) (i) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by the Company or any of its Representatives, (ii) provide to Parent the identity of the Person making such inquiry, proposal, offer or request, and a copy of the material written materials related thereto (or, if oral, a written summary of the material terms and conditions of such inquiry, proposal, offer or request), (iii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal, including by providing prompt (and in any event within 36 hours) notice of all material amendments or modifications thereto and all material written materials subsequently provided in connection therewith, and (iv) upon the request of Parent, inform Parent of the status of such Acquisition Proposal.

(e) Nothing in this Section 4.3 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the stockholders of the Company that is required by applicable Legal Requirements or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that any such disclosure or position described in clause (i) or (ii) shall be deemed to be a Company Adverse Change Recommendation subject to the terms and conditions of this Agreement, unless the Company’s Board of Directors reaffirms the Company Board Recommendation in such disclosure or in connection with such action.

(f) The Company agrees that in the event any Acquired Corporation or any Representative of the Company takes any action which, if taken by the Company, would constitute a breach of this Section 4.3, the Company shall be deemed to be in breach of this Section  4.3.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

5.1 Company Board Recommendation.

(a) The Company hereby represents that its Board of Directors, at a meeting duly called and held, has unanimously made the Company Board Recommendation. Subject to Section 5.1(b), the Company hereby consents to the inclusion of the Company Board Recommendation in the Proxy Statement. During the Pre-Closing Period, neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw (or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or modify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation, (B) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal or (C) fail to include the Company Board Recommendation in the Proxy Statement (any action described in this clause (i) being referred to as a “Company Adverse Change Recommendation”) or (ii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company or any Acquired Corporation to execute or enter into any Contract with respect to any Acquisition Proposal, or requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than an Acceptable Confidentiality Agreement).

(b) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Company Stockholder Approval being obtained:

(i) if the Company has received a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a breach of Section 4.3) from any Person that has not been withdrawn and after consultation with outside legal counsel and financial advisors, the Company’s Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, (x) the Company’s Board of Directors may make a Company Adverse Change Recommendation, or (y) the Company may terminate this Agreement to enter into a Specified Agreement with respect to such Superior Offer, if and only if: (A) the Company’s Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would reasonably constitute a breach of the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse

Change Recommendation or terminate this Agreement pursuant to Section 7.1(f) at least four (4) business days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice shall not constitute a Company Adverse Change Recommendation); and (C) (1) the Company shall have provided to Parent a summary of the material terms and conditions of the Acquisition Proposal and copies of all material written materials related thereto in accordance with Section 4.3(d), (2) the Company shall have given Parent the four (4) business days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer, and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel and financial advisors, the Company’s Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer and that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 7.1(f) would reasonably constitute a breach of fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Legal Requirements. Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) shall not be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 5.1. For the avoidance of doubt, the provisions of this Section 5.1(b)(i) shall also apply to any material amendment to any Acquisition Proposal and require a new Determination Notice, except that the references to four (4) business days shall be deemed to be three (3) business days; and

(ii) other than in connection with an Acquisition Proposal, the Company’s Board of Directors may make a Company Adverse Change Recommendation in response to a Change in Circumstance, if and only if: (A) the Company’s Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would reasonably constitute a breach of the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent a Determination Notice at least four (4) business days prior to making any such Company Adverse Change Recommendation; and (C) (1) the Company shall have specified the Change in Circumstance in reasonable detail, (2) the Company shall have given Parent the four (4) business days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Change in Circumstance would no longer necessitate a Company Adverse Change Recommendation, and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel, the Company’s Board of Directors shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstance would reasonably constitute a breach of fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Legal Requirements. For the avoidance of doubt, the provisions of this Section 5.1(b)(ii) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance and require a new Determination Notice, except that the references to four (4) business days shall be deemed to be three (3) business days.

5.2 SEC Filings; Stockholders’ Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. The Company shall use its reasonable best efforts to ensure that the Proxy Statement complies in all material respects with the applicable provisions of the Exchange Act. Parent shall furnish all information concerning itself and its Affiliates and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement or any other proxy or consent solicitation statement with respect to any meeting of the Company stockholders and shall, as promptly as practicable after receipt thereof, provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement or any other proxy or consent solicitation statement with respect to any meeting of the Company stockholders received from the SEC and advise Parent of any material oral comments with respect to the Proxy Statement or any other proxy or consent solicitation statement with respect to any meeting of the Company stockholders received from the SEC. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to mailing the Proxy Statement or any other proxy or consent solicitation statement with respect to any meeting of the Company stockholders or responding to any comments of the SEC with respect thereto, including any amendments or supplements thereto, the Company shall cooperate and provide Parent a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response) and consider in good faith any comments provided by Parent or any of its Representatives with respect thereto.

(b) If, at any time prior to the receipt of the Company Stockholder Approval, any information relating to the Company or Parent, respectively, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, respectively, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company. Nothing in this Section 5.2(b) shall limit the obligations of any Party under Section 5.2(a). For purposes of this Section 5.2, any information concerning or related to the Company, its affiliates or the Stockholders’ Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent or its Affiliates will be deemed to have been provided by Parent.

(c) As promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Legal Requirement and the Company’s Certificate of Incorporation and Bylaws, establish a record date for, duly call, give notice of, convene and hold the Stockholders’ Meeting. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the stockholders of the Company entitled to vote at the Stockholders’ Meeting and to hold the Stockholders’ Meeting as soon as practicable after the SEC confirms that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement (or such later date as the Parties shall agree). Except in each case to the extent that the Board of Directors of the Company shall have made a Company Adverse Change Recommendation as permitted by Section 5.1, the Company shall, through its Board of Directors, recommend to its stockholders that they give the Company Stockholder Approval, include such recommendation in the Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding the foregoing provisions of this Section 5.2(c), if, on a date for which the Stockholders’ Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Stockholders’ Meeting; provided that the Stockholders’ Meeting is not postponed or adjourned to a date that is in the aggregate more than thirty (30) days after the date for which the Stockholders’ Meeting was originally scheduled (other than, following consultation with Parent, any adjournments or postponements required by applicable Legal Requirement, including adjournments or postponements to the extent required under applicable Legal Requirement to ensure that any required supplement or amendment to the Proxy Statement is provided or made available to the Company stockholders or to permit dissemination of information which is material to stockholders voting at the Stockholders’ Meeting and to give the Company stockholders sufficient time to evaluate any such supplement or amendment or other information, provided that, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, in no event shall the number of days by such the Stockholders’ Meeting is adjourned or postponed exceed thirty (30) days in the aggregate, less the number of days by which the Stockholders’ Meeting has been adjourned or postponed in order to obtain the Company Stockholder Approval). Once the Company has

established a record date for the Stockholders’ Meeting, the Company shall not change such record date or establish a different record date for the Stockholders’ Meeting without the prior written consent of Parent, unless, following consultation with Parent, it is required to do so by applicable Legal Requirement or the Company’s Certificate of Incorporation or Bylaws. Without the prior written consent of Parent, the adoption of this Agreement and the approval of a proposal to adjourn the Stockholders’ Meeting to solicit additional votes if necessary to obtain the Company Stockholder Approval shall be the only matters (other than matters of procedure and matters required by applicable Legal Requirement to be voted on by the Company’s stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Stockholders’ Meeting.

5.3 Filings, Consents and Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Antitrust Laws to consummate and make effective the Transactions as soon as reasonably practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Bodies and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body in connection with any Antitrust Law, (ii) the obtaining of all necessary consents, authorizations, approvals or waivers from third parties and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions.

(b) The Parties agree to promptly take, and cause their Affiliates to take, all advisable actions and steps to cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, as the FTC and the DOJ, or other Governmental Bodies of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are sought with respect to the Transactions, so as to obtain such consents, permits, authorizations, waivers, clearances, approvals or termination of the waiting period under the HSR Act or other Antitrust Laws. Notwithstanding the foregoing or any other provision of this Agreement, in no event shall Merger Sub or Parent be required to offer, accept or agree to, and the Company shall not, without Merger Sub’s prior written consent, offer, accept or agree to (i) divest, license, dispose of or hold separate any portion of the businesses, operations, assets or product lines of Parent, the Company or any of their respective Affiliates (or a combination of the respective businesses, operations, assets or product lines of Parent, the Company or any of their respective Affiliates), (ii) restrict, prohibit or limit the ability of Parent, the Company or any of their respective Affiliates to conduct its business or own its assets, (iii) restrain, prohibit or limit the ownership or operation by Parent, the Company or any of their respective Affiliates of all or any portion of the business or assets of Parent, the Company or any of their respective Affiliates in any part of the world, (iv) cause Parent or any of its Affiliates to divest any shares of the Surviving Corporation Common Stock or (v) impose limitations on the ability of Parent or any of its Affiliates effectively to acquire, hold or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote any shares of capital stock of the Surviving Corporation acquired or owned by Parent or any of its Affiliates on all matters properly presented to the stockholders of the Company. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent, Merger Sub or any of their Affiliates be obligated to (x) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Body in connection with the Transactions or (y) litigate or participate in the litigation of any suit, claim, action, investigation or proceeding, whether judicial or administrative, brought by any Governmental Body challenging or seeking to restrain, prohibit or place conditions on the consummation of the Transactions or the ownership or operation by Parent, Merger Sub, the Company or any of their respective Affiliates of all or any portion of their respective businesses as presently conducted and as currently proposed to be conducted.

(c) Subject to the terms and conditions of this Agreement, each of the Parties shall (and shall cause their respective Affiliates, if applicable, to) (i) make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions as soon as practicable and advisable, but no later than 15 business days of the date hereof, unless a later date is agreed to in writing by both Parent and the Company, (ii) make such pre-filings, filings or notifications as may be required or advisable to be made and seek such consents, approvals or clearances as may be required to be obtained by such Party under foreign Antitrust Laws in those jurisdictions identified by Parent on Part 6.1(c) of the Company Disclosure Schedule,, as soon as practicable and advisable, but no later than 30 days of the date hereof, unless a later date is agreed to in writing by both Parent and the Company and (iii) cooperate with each other in determining whether, and promptly preparing and making, any other filings or notifications or other consents required to be made with, or obtained from, any other Governmental Bodies in connection with the Transactions.

(d) Without limiting the generality of anything contained in this Section 5.3, during the Pre-Closing Period, each Party hereto shall give the other Parties prompt notice of any communication, inquiry, investigation, action or Legal Proceeding from or brought by a Governmental Body or from or brought by a third party before any Governmental Body, in each case, with respect to the Transactions (an “Antitrust Investigation”). In connection with any such Antitrust Investigation, and subject to applicable Laws relating to the exchange of information and agreements to limit disclosure to outside counsel and consultants retained by such counsel and to preserve the attorney-client or other legal privileges, each Party hereto shall use its reasonable best efforts to (i) keep the other Parties informed as to the status of any such Antitrust Investigation, (ii) promptly inform the other Parties of any communication to or from the FTC, DOJ or any other Governmental Body in connection with any such Antitrust Investigation, (iii) promptly furnish to the other Party copies of documents provided to or received from any Governmental Body in connection with any such Antitrust Investigation (including Item “4(c)” and “4(d)” documents” as those terms are used in the rules and regulations under the HSR Act, except that such documents need not be disclosed even to outside counsel or consultants retained by such counsel to the extent such documents discuss deal negotiations, alternative offers, valuation, or similar subjects), (iv) to the extent reasonably practicable, consult in advance and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal or other communication to be made or submitted in connection with any such Antitrust Investigation and (v) except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any such Antitrust Investigation in respect of the Transactions, each Party hereto shall provide advance notice of and permit authorized Representatives of the other Party to be present at each in person meeting relating to any such Antitrust Investigation. Each Party shall supply as promptly as practicable and advisable such information, documentation, other material or testimony that may reasonably be requested by any Governmental Body, including by complying at the earliest reasonably practicable and advisable date with any request for additional information, documents or other materials received by any Party or any of their respective Subsidiaries from any Governmental Body in connection with such applications or filings for the transactions contemplated by this Agreement. Merger Sub shall pay all filing fees under the HSR Act and for any filings required under foreign Antitrust Laws, but the Company shall bear its own costs for the preparation of any such filings. Notwithstanding the foregoing or any other provision of this Agreement, Merger Sub and Parent, on behalf of the Parties, shall control and lead all substantive communications and make in good faith the final determination as to the appropriate strategy relating to the Antitrust Laws, including whether to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, or pull and refile any filing made under the HSR Act, provided that the Merger Sub and Parent shall consult and cooperate with the Company with respect to such substantive communications and strategy, and consider the Company’s views in good faith.

(e) Merger Sub and Parent shall not, before the Closing, authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of a substantial equity interest in or a substantial portion of the assets of any Person or any business or division thereof that has not already been publicly announced as of the day before the date of this Agreement, in each case whether by merger, consolidation, combination, acquisition of stock or assets or formation of a joint venture or otherwise, that, in each case, would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions.

5.4 Company Stock Awards; ESPP.

(a) Prior to the Effective Time, the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Board of Directors of the Company or a committee thereof) that may be necessary (under the Company Equity Plans and award agreements pursuant to which Company Stock Awards are outstanding or otherwise) (i) so that each such Company Stock Award shall be converted effective as of the Effective Time in accordance with Sections 1.8(a), 1.8(b), 1.8(c), 1.8(d) and 1.8(e), (ii) to terminate each Company Equity Plan (except as otherwise agreed by Parent and a holder thereof) effective as of and contingent upon the Effective Time, and (iii) following (and subject to) the conversion described in (i) above, to cause, as of the Effective Time, each unexpired and unexercised Company Option and each unexpired Company RSU and Company PSU then outstanding as of immediately prior to the Effective Time (and each plan, if any, under which any Company Stock Award may be granted except, with respect to any such plan, as otherwise agreed by Parent and a holder thereof) to be cancelled, terminated and extinguished in consideration of the award of the related Allergan Option, Allergan RSU, or cash payment, as applicable, as provided in Section 1.8. The Company and Parent shall cooperate in good faith to make all filings necessary in connection with the foregoing actions.

(b) Prior to the Effective Time, the Company shall take all actions necessary or required under the ESPP and Legal Requirements to, contingent on the Effective Time, (i) if the Closing shall occur prior to the end of the offering period in existence under the ESPP on the date of this Agreement, cause the rights of participants in the ESPP with respect to any such offering period (and purchase period thereunder) then underway under the ESPP to be determined by treating the last business day prior to the Effective Time as the last day of such offering period and purchase period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period and purchase period but otherwise treating such shortened offering period and purchase period as a fully effective and completed offering period and purchase period for all purposes under the ESPP, (ii) ensure that (x) no new participants may commence to participate in the current offering period and (y) existing participants may not increase their rate of contribution with respect to the current offering period and (iii) ensure that, if the Closing shall occur prior to the end of an offering period that began after the date of this Agreement, (x) no purchases shall be effected or permitted with respect to such offering period or purchase period and (y) all accumulated cash balances of each participant under the ESPP shall be refunded to such participants. The Company shall terminate the ESPP in its entirety effective as of the Effective Time. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 5.4(b).

5.5 Employee Benefits. For a period of one (1) year following the Effective Time, Parent shall provide, or cause to be provided, to those employees of the Company who are employed by the Company as of immediately prior to the Effective Time, during their period of active employment by the Surviving Corporation (or any Affiliate thereof) during such one-year period (the “Continuing Employees”) (x) base salary, base wages and severance benefits that are substantially comparable in the aggregate to such base salary, base wages and severance benefits provided to such Continuing Employees immediately prior to the execution of this Agreement, and (y) other compensation (including short-term cash incentive compensation opportunities and commission opportunities and but excluding equity based compensation) and employee benefits (other than severance benefits) that are not less materially favorable in the aggregate than either (at Parent’s discretion) (i) those provided to similarly situated employees of Parent and its Subsidiaries or (ii) those in effect immediately prior to the Effective Time. Without limiting the foregoing:

(a) With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to and instruct its

Affiliates to, as applicable (and without duplication of benefits), assume the liability for such accrued personal, sick or vacation time and, allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of the Company.

(b) Parent agrees that all Continuing Employees shall be eligible to continue to participate in the Surviving Corporation’s health and welfare benefit plans (to the same extent such Continuing Employees were eligible to participate under the Company’s health and welfare benefit plans immediately prior to the Effective Time); provided, however, that (i) nothing in this Section 5.5 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such health or welfare benefit plan or migrate the Continuing Employees to a successor health or welfare benefit plan at any time and (ii) if Parent or the Surviving Corporation terminates any such health or welfare benefit plan or migrates the Continuing Employees to a successor health or welfare benefit plan, then the Continuing Employees shall be eligible to participate in the Surviving Corporation’s health and welfare benefit plans for similarly situated employees to the extent that coverage under such plans is replacing comparable coverage under an Employee Plan in which such Continuing Employee participated immediately before the Effective Time (each, a “New Plan”). To the extent that service is relevant for eligibility, vesting or allowances (including paid time off) under any such New Plan, then Parent shall use its reasonable best efforts to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees, to the extent that such conditions, exclusions and waiting periods would not apply under a similar employee benefit plan in which such employees participated immediately prior to the commencement of participation in such New Plan, and (ii) ensure that such health or welfare benefit plan shall, for purposes of eligibility, vesting, deductibles, co-payments and out-of-pocket maximums and allowances (including paid time off), credit Continuing Employees for service and amounts paid immediately prior to the commencement of participation in such New Plan to the same extent that such service and amounts paid were recognized prior to such commencement of participation under the corresponding health or welfare benefit plan of the Company. Nothing in this Section 5.5 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Surviving Corporation or any other Affiliate of the Surviving Corporation and the employment of each Continuing Employee shall be “at will” employment.

(c) At the request of Parent made at least five business days prior to the Closing Date, the Company shall take all steps necessary to terminate the Company’s 401(k) plan and any and all of the Employee Plans that are intended to be qualified within the meaning of Sections 401(a) and 401(k) of the Code (such plans, the “Company 401(k) Plans”), with such termination to be effective as of the day immediately prior to the Closing Date and reflected in the resolutions of the board of directors of the Company (the form and substance of which resolutions shall be subject to the prior review and approval of Parent). In connection with the termination of the Company 401(k) Plans, Parent shall take any and all actions as may be reasonably required to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning Section 401(a)(31) of the Code), in an amount equal to the full account balance distributed or distributable to such Continuing Employee from each Company 401(k) Plan, including notes evidencing any outstanding loans, from such Company 401(k) Plan to a Parent plan that is qualified within the meaning of Sections 401(a) and 401(k) of the Code.

(d) From and after the Effective Time, Parent shall cause the Surviving Corporation to make the bonus payments set forth on Part 5.5(d) of the Company Disclosure Schedule in accordance with the terms and conditions thereof.

(e) The provisions of this Section 5.5 are solely for the benefit of the Parties to this Agreement, and no provision of this Section 5.5 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of the Agreement or have the right to enforce the provisions hereof.

5.6 Indemnification of Officers and Directors.

(a) All rights to indemnification by the Company existing in favor of those Persons who are directors and officers of the Company as of the date of this Agreement (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the Certificate of Incorporation and bylaws of the Company (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said Indemnified Persons (as set forth on Part 5.6(a) of the Company Disclosure Schedule and in effect as of the date of this Agreement) in the forms made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement, shall survive the Merger and shall be observed by the Surviving Corporation and its Subsidiaries to the fullest extent available under Delaware law for a period of six (6) years from the Effective Time, and any claim made requesting indemnification pursuant to such indemnification rights within such six-year period shall continue to be subject to this Section 5.6(a) and the indemnification rights provided under this Section 5.6(a) until disposition of such claim.

(b) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall either (i) maintain in effect, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (an accurate and complete copy of which has been made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement) for the benefit of the Indemnified Persons who are currently covered by such existing policy with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of the Company (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy or (ii) at or prior to the Effective Time, Parent or the Company shall (through a nationally recognized insurance broker approved by Parent (such approval not to be unreasonably withheld, delayed or conditioned) purchase a six-year “tail” policy for the existing policy effective as of the Effective Time) and if such “tail policy” has been obtained, it shall be deemed to satisfy all obligations to obtain and/or maintain insurance pursuant to this Section 5.6(b); provided, however, that in no event shall the Surviving Corporation be required to expend in any one (1) year an amount in excess of 300% of the annual premium currently payable by the Company with respect to such current policy, it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, Parent shall be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount.

(c) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 5.6.

(d) The provisions of this Section 5.6 shall survive the consummation of the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Unless required by applicable Legal Requirement, this Section 5.6 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

5.7 Securityholder Litigation. The Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any litigation against the Company and/or its directors relating to the Transactions, and the right to consult on the settlement with respect to such litigation, and the Company shall in good faith take such comments into account, and, no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall promptly notify Parent of any such litigation and shall upon the request of Parent keep Parent informed on a current basis with respect to the status thereof.

5.8 Additional Agreements. Without limitation or contravention of the provisions of Section 5.3, and subject to the terms and conditions of this Agreement, Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party to this Agreement shall (i) make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Transactions; (ii) use commercially reasonable efforts to obtain each Consent (if any) required to be obtained pursuant to any applicable Legal Requirement or Material Contract by such Party in connection with the Transactions; and (iii) use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger brought by any third Person against such Party. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

5.9 Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Company Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or any of the other Transactions and shall not issue any such press release, public statement or announcement to Company Associates without the other Party’s written consent. Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party), (b) a Party may, without the prior consent of the other Party hereto but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement; (c) the Company need not consult with Parent in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 4.3(e) or with respect to any Acquisition Proposal or Company Adverse Change Recommendation and (d) Parent need not consult with the Company in connection with issuing any press release or making any public announcement in connection with any publicly announced Acquisition Proposal or Company Adverse Change Recommendation.

5.10 Takeover Laws; Advice of Changes.

(a) If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective Boards of Directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

(b) The Company shall give prompt notice to Parent (and shall subsequently keep the other informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has had any Material Adverse Effect with respect to it or (ii) is reasonably likely to result in any of the conditions set forth in Section 6 not being able to be satisfied prior to the End Date. Parent shall give prompt notice to the Company (and shall subsequently keep the other informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has had a Parent Material Adverse Effect or (ii) is reasonably likely to result in any of the conditions set forth in Section 6 not being able to be satisfied prior to the End Date.

5.11 Section 16 Matters. The Company, and the Company’s Board of Directors, shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares, and

Company Stock Awards in the Transactions by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.12 Merger Sub Stockholder Consent. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

SECTION 6. CONDITIONS PRECEDENT TO THE MERGER

6.1 Conditions to Each Party’s Obligations to Effect the Merger. The obligations of the Parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a) No Restraints. There shall not have been issued by any court of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, nor shall any Legal Requirement or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Body which directly or indirectly prohibits, or makes illegal the consummation of the Merger.

(b) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(c) Required Antitrust Clearances. (i) Any waiting period (and any extension thereof) applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired, and (ii) each other consent, approval or clearance with respect to, or termination or expiration of any applicable waiting period (and any extensions thereof) imposed under, any applicable foreign Antitrust Laws identified in Part 6.1(c) of the Company Disclosure Schedule shall have been obtained, shall have been received, deemed to have been received or shall have terminated or expired, as the case may be.

6.2 Conditions to the Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction (or waiver (in writing) by Parent) at the Effective Time of each of the following additional conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company set forth in Sections 2.3(a), 2.3(c) (first sentence) and 2.3(d) (Capitalization, Etc.) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects at and as of the Closing as if made on and as of the Closing, except (other than a result of a willful breach by the Company) where the failure to be so accurate in all respects would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate that is more than $2,500,000 (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded and (B) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(i)) only as of such date).

(ii) The representations and warranties of the Company set forth in Sections 2.1 (Due Organization; Subsidiaries, Etc.), 2.3 (Capitalization, Etc.) (other than Sections 2.3(a), 2.3(c) (first sentence) and 2.3(d)), 2.20 (Authority; Binding Nature of Agreement), 2.21 (Section 203 of the DGCL Not Applicable), 2.22 (Merger Approval) and 2.25 (Financial Advisor) shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects at and as of the Closing as if made on and as of the Closing (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded, (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded and (C) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(ii)) only as of such date).

(iii) The representations and warranties of the Company set forth in clause “b” of the first sentence of Section 2.5 (Absence of Changes) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects at and as of the Closing as if made on and as of the Closing (it being understood that any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded); and

(iv) The representations and warranties of the Company set forth in this Agreement (other than those referred to in clauses “(i)”, “(ii)” or “(iii)” above) shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects at and as of the Closing as if made on and as of the Closing, except that any inaccuracies in such representations and warranties shall be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded, (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded and (C) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth above) only as of such date).

(b) Performance of Obligations of the Company. The Company shall have complied with or performed in all material respects all of the Company’s covenants and agreements it is required to comply with or perform under this Agreement at or prior to the Effective Time.

(c) No Material Adverse Effect. Since the date hereof, there shall not have been any Material Adverse Effect that shall be continuing as of the Effective Time.

(d) Officer’s Certificate. The Company shall have delivered to Parent a certificate signed on behalf of the Company by a duly authorized executive officer of the Company, date as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied.

6.3 Conditions to the Obligations of the Company to Effect the Merger. The obligation of the Company to consummate the Merger is also subject to the satisfaction (or waiver (in writing) by the Company) at the Effective Time of each of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects at and as of the Closing as if made on and as of the Closing, except that any inaccuracies in such representations and warranties shall be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) all “Parent Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (B) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth above) only as of such date).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have complied with or performed in all material respects all of the covenants and agreements they required to comply with or perform under this Agreement at or prior to the Effective Time.

(c) Officer’s Certificate. Parent shall have delivered to the Company a certificate signed on behalf of Parent by a duly authorized executive officer of Parent, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied.

SECTION 7. TERMINATION

7.1 Termination. This Agreement may be terminated prior to the Effective Time:

(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b) by either Parent or the Company if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Stockholders’ Meeting or at any adjournment or postponement thereof; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b) if the failure to obtain the Company Stockholder Approval is attributable to a failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or making consummation of the Merger illegal, which order, decree, ruling or other action shall be final and nonappealable; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the issuance of such final and nonappealable order, decree, ruling or other action is attributable to a failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Effective Time;

(d) by Parent if, whether or not permitted to do so: (i) the Company’s Board of Directors shall have failed to include the Company Board Recommendation in the Proxy Statement when mailed, or shall have effected a Company Adverse Change Recommendation; (ii) the Board of Directors of the Company shall have failed to publicly reaffirm its recommendation of this Agreement within three (3) business days after Parent so requests in writing, provided that, unless an Acquisition Proposal shall have been publicly disclosed, Parent may only make such request once every thirty (30) days; (iii) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, the Company’s Board of Directors fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within five (5) business days of the commencement of such tender offer or exchange offer; (iv) the Company’s Board of Directors or a committee thereof approves, recommends or declares advisable, or allows any Acquired Corporation to execute or enter into, a definitive agreement with respect to an Acquisition Proposal; or (v) the Company shall have materially breached any of its obligations under Section 4.3;

(e) by either Parent or the Company if the Effective Time shall not have occurred on or prior to the close of business on November 13, 2017 (such date, the “End Date”); provided, however, that the End Date may be extended up to two times by Parent, in each case for a period not to exceed 90 days, by written notice to the Company if on the End Date the conditions set forth in Section 6.1(c) have not been satisfied but all of the other closing conditions set forth in Section 6 have been satisfied or waived (other than those conditions that by their nature cannot be satisfied until the Closing Date);

(f) by the Company, at any time prior to receipt of the Company Stockholder Approval, in order to accept a Superior Offer and enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (a “Specified Agreement”), provided that the Company has complied in all material respects with the requirements of Section 4.3 and Section 5.1(b)(i) and concurrently enters into the Specified Agreement and pays the Termination Fee as provided in Section 7.3(b);

(g) by Parent, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred such that the condition set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied and cannot be cured by the Company by the End Date, or if capable of being cured, shall not have been cured within thirty (30) days of the date Parent gives the Company notice of such breach or failure to perform, or, if earlier, by the End Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if either Parent or Merger Sub is then in material breach of any representation, warranty, covenant or obligation hereunder, or, if earlier, by the End Date; or

(h) by the Company, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Merger Sub shall have occurred, in each case if such breach or failure has had or would reasonably be expected to prevent Parent or Merger Sub from consummating the Transactions and such breach or failure cannot be cured by Parent or Merger Sub, as applicable, by the End Date, or if capable of being cured, shall not have been cured within thirty (30) days of the date the Company gives Parent notice of such breach or failure to perform, or, if earlier, by the End Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(h) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder, or, if earlier, by the End Date.

7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates following any such termination; provided, however, that (a) this Section 7.2, Section 7.3 and Section 8 shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (c) the termination of this Agreement shall not relieve any Party from any liability for common law fraud or willful and material breach of this Agreement prior to the date of termination. Nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 8.5(b) in lieu of terminating this Agreement pursuant to Section 7.1.

7.3 Expenses; Termination Fee.

(a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 7.1(f);

(ii) this Agreement is terminated by Parent pursuant to Section 7.1(d); or

(iii) (A) this Agreement is terminated pursuant to Section 7.1(b), Section 7.1(e) before obtaining the Company Stockholder Approval or Section 7.1(g) before obtaining the Company Stockholder Approval, (B) any Person shall have publicly announced an Acquisition Proposal (or an Acquisition Proposal shall have become publicly known) prior to such termination (unless publicly withdrawn prior to such termination) (C) within twelve (12) months of such termination the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal or consummated an Acquisition Proposal (provided that for purposes of this clause (C) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”) and (D) such termination is done in circumstances that do not entitle the Company to the Reverse Termination Fee;

then, in any such event under clause “(i)”, “(ii)” or “(iii)” of this Section 7.3(b), the Company shall pay to Parent or its designee the Termination Fee by wire transfer of same day funds (x) in the case of Section 7.3(b)(i), on the date that the Specified Agreement is executed (or if the Specified Agreement is executed on a day that is not a business day, the next business day), (y) in the case of Section 7.3(b)(ii), within two (2) business days after such termination or (z) in the case of Section 7.3(b)(iii), concurrently with the applicable event referred to in subclause (iii)(z) above; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein, “Termination Fee” shall mean a cash amount equal to $74,000,000. In the event that Parent or its designee shall receive full payment pursuant to this Section 7.3(b), the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates (collectively, “Parent Related Parties”) or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided, however, that nothing in this Section 7.3(b) shall limit the rights of Parent or Merger Sub under Section 8.5(b).

(c) Parent’s right to receive payment from the Company of the Termination Fee pursuant to Section 7.3(b) and any payments pursuant to Section 7.3(e) shall be the sole and exclusive remedy of the Parent Related Parties against the Company and any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise in the circumstances in which the Termination Fee is payable pursuant to Section 7.3(b), and upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. The Company’s right to receive payment from Parent of the Reverse Termination Fee pursuant to Section 7.3(d) and any payments pursuant to Section 7.3(e) shall be the sole and exclusive remedy of the Company Related Parties against the Parent Related Parties for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, in each case in the circumstances in which the Reverse Termination Fee is payable pursuant to Section 7.3(d), and upon payment of such amount(s), none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(d) If the Company or Parent terminates this Agreement pursuant to (i) Section 7.1(e) or (ii) Section 7.1(c) (to the extent that such restraint arises under the HSR Act), and in the case of (i) or (ii), all of the conditions under Section 6 have been satisfied or waived other than (A) the conditions set forth in Section 6.1(a) (to the extent that such restraint arises under the HSR Act), or Section 6.1(c)(i) and (B) any such conditions which by their nature cannot be satisfied until the Closing Date so long as such conditions would be satisfied if the Closing Date were the date of termination of this Agreement, then Parent shall pay or cause to be paid to the Company a fee of $75,000,000 by wire transfer of same-day funds no later than three Business Days after such termination (the “Reverse Termination Fee”). In the event that the Company or its designee shall receive full payment pursuant to this Section 7.3(d), the receipt of the Reverse Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company, any of its Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Company or any of its Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against Parent or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination.

(e) The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement; accordingly, (i) if the Company fails to timely pay any amount due pursuant to this Section 7.3, and, in order to obtain the payment, Parent commences a Legal Proceeding which results in a judgment against the Company, the Company shall pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received and (ii) if Parent fails to timely pay any amount due pursuant to this Section 7.3, and, in order to obtain the payment, the Company commences a Legal Proceeding which results in a judgment against Parent, Parent shall pay the Company its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

SECTION 8. MISCELLANEOUS PROVISIONS

8.1 Amendment. Prior to the Effective Time, subject to Section 5.5(d), this Agreement may be amended with the approval of the respective Boards of Directors of the Company and Parent at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.2 Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, the Company Disclosure Schedule or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Merger.

8.4 Entire Agreement; Counterparts. This Agreement and the other agreements and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect; provided, further, that, if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

8.5 Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 8.5(c), in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, (it being agreed that the consents to jurisdiction and venue set forth in this Section 8.5(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 8.8. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (i) the Parties shall be entitled to seek an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) the provisions set forth in Section 7.3 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement and (iii) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided, further, however, that Parent or Merger Sub may assign this Agreement to any of their Affiliates (provided that such assignment shall not impede or delay the consummation of the Transactions or otherwise impede the rights of the stockholders of the Company under this Agreement); provided that no such assignment or pledge permitted pursuant to this Section 8.6 shall relieve Parent of its obligations hereunder.

8.7 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (i) if the Effective Time occurs, the right of the holders of the Shares to receive the Merger Consideration in accordance with the terms of this Agreement and the right of the holders of Company Equity Awards to receive the Merger Consideration pursuant to Section 1.8;(ii) the provisions set forth in Section 5.6 of this Agreement; and (iii) the limitations on the liability of the Company Related Parties set forth in Section 7.3(c).

8.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) business days after being sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the business day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

if to Parent or Merger Sub (or following the Effective Time, the Company):

Allergan Holdco US, Inc.
2444 Dupont Drive
Irvine, CA 92612
Attention: Secretary
Facsimile: (714) 246-4246 with a copy to (which shall not constitute notice):
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022

Attention:	Andrew L. Bab
Jennifer L. Chu
Facsimile:	(212) 909-6836
Email:	albab@debevoise.com
jlchu@debevoise.com

if to the Company (prior to the Effective Time):
ZELTIQ Aesthetics, Inc.
4410 Rosewood Drive,
Pleasanton, CA 94588 USA
Attn: Sergio Garcia; Senior Vice President, General Counsel and Secretary
Email: sgarcia@zeltiq.com with a copy to (which shall not constitute notice):
Cooley LLP
3175 Hanover St.
Palo Alto, CA 94304

Attention:	Timothy J. Moore
Barbara L. Borden
Tali Sealman

Facsimile: (650) 849-7400
E-mail: bordenbl@cooley.com; mooretj@cooley.com; tsealman@cooley.com

8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.10 Obligations. Each of Parent and the Company shall ensure that each of its Subsidiaries duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to its Subsidiaries under this Agreement, and each of Parent and the Company, as applicable, shall be jointly and severally liable with its Subsidiaries for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

8.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

ZELTIQ AESTHETICS, INC.
By:	/s/ Mark J. Foley

Name:	Mark J. Foley

Title:	President & CEO

ALLERGAN HOLDCO US, INC.

By:	/s/ Matthew O. Brady

Name:	Matthew O. Brady

Title:	Director/Secretary

BLIZZARD MERGER SUB, INC.

By:	/s/ Kira Schwartz

Name:	Kira Schwartz

Title:	Secretary

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acceptable Confidentiality Agreement. “Acceptable Confidentiality Agreement” is defined in Section 4.3(a) of the Agreement.

Acquired Corporations. “Acquired Corporations” shall mean the Company and each of its Subsidiaries, collectively.

Acquisition Proposal. “Acquisition Proposal” shall mean any proposal, offer or inquiry (whether or not in writing) from any Person (other than Parent and its Affiliates) or “group”, within the meaning of Section 23(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (a) acquisition, transfer, lease or license of assets of the Company and its Subsidiaries equal to 20% or more of the Company’s assets or to which 20% or more of the Company’s revenues or earnings are attributable, (b) issuance or acquisition of 20% or more of the outstanding Company Common Stock (or the issuance or acquisition of other securities convertible into or exchangeable for shares of Company Common Stock representing 20% or more of the outstanding Company Common Stock), (c) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Company Common Stock, (d) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, or similar transaction involving the Company that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Company Common Stock or (e) joint venture, liquidation, dissolution or similar transaction that involves 20% or more of the consolidated assets, revenues or earnings of the Company, in each case other than the Transactions.

Affiliate. “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Allergan Common Stock. “Allergan Common Stock” is defined in Section 1.8(a) of the Agreement.

Allergan RSU. “Allergan RSU” is defined in Section 1.8(b) of the Agreement.

Allergan Stock Option. “Allergan Stock Option” is defined in Section 1.8(a) of the Agreement.

Anti-Corruption Laws. “Anti-Corruption Laws” shall mean the applicable provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act 2010, and the anti-bribery Legal Requirements of the People’s Republic of China or any applicable Legal Requirements of similar effect.

Antitrust Laws. “Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable laws and regulations (including non U.S. laws and regulations) issued by a Governmental Body that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

Balance Sheet. “Balance Sheet” is defined in Section 2.6 of the Agreement.

Book-Entry Shares. “Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.

business day. “business day” shall mean means a day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by Legal Requirements to be closed.

Certificates. “Certificates” is defined in Section 1.6(b) of the Agreement.

Change in Circumstance. “Change in Circumstance” shall mean any material event or development or material change in circumstances with respect to the Company that was (a) neither known to the Company’s Board of Directors nor reasonably foreseeable as of or prior to the date of the Agreement and (b) does not relate to (i) any Acquisition Proposal, (ii) any events, changes or circumstances relating to Parent, Merger Sub or any of their Affiliates or (iii) clearance of the Merger under the Antitrust Laws.

Change of Control Payment. “Change of Control Payment” is defined in Section 2.9(a)(vi) of the Agreement.

Closing. “Closing” is defined in Section 1.3(a) of the Agreement.

Closing Agreement. “Closing Agreement” is defined in Section 2.15(c) of the Agreement.

Closing Date. “Closing Date” is defined in Section 1.3(a) of the Agreement.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

Company. “Company” is defined in the preamble to the Agreement.

Company 401(k) Plans. “Company 401(k) Plans” is defined in Section 5.5(c) of the Agreement.

Company Adverse Change Recommendation. “Company Adverse Change Recommendation” is defined in Section 5.1(a) of the Agreement.

Company Associate. “Company Associate” shall mean each officer or other employee, or individual or Entity who is or was an independent contractor, consultant or director, of or to any of the Acquired Corporations.

Company Board Recommendation. “Company Board Recommendation” is defined in Recital C of the Agreement.

Company Common Stock. “Company Common Stock” shall mean the common stock, $0.001 par value per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract to which an Acquired Corporation is a party.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

Company Employee Agreement. “Company Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) the Company or any Subsidiary and (b) any Company Associate (other than any Company Associate who is part time or paid on an hourly basis), other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of the Company or a Subsidiary to make any severance, termination, change in control or similar payment or to provide any benefit.

Company Equity Award. “Company Equity Award” shall mean Company Stock Awards and any award of compensation (including deferred compensation) that is required under the terms of such existing award to be or may be paid or settled in Company Common Stock.

Company Equity Plans. “Company Equity Plans” shall mean the Company’s 2005 Stock Option Plan, as amended, the Company’s 2016 Executive Performance Award Plan, the Company’s 2011 Equity Incentive Plan, as amended, and the Company’s 2012 Stock Plan, as amended.

Company IP. “Company IP” shall mean (a) all Intellectual Property Rights that are owned by an Acquired Corporation and (b) all Intellectual Property Rights in-licensed by an Acquired Corporation.

Company IT Systems. “Company IT Systems” shall mean hardware, software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned, leased or licensed by the Company or any of the Acquired Corporations.

Company Lease. “Company Lease” shall mean any Company Contract pursuant to which any Acquired Corporation leases or subleases Leased Real Property from another Person.

Company Options. “Company Options” shall mean all options to purchase Shares (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

Company PSUs. “Company PSUs” shall mean all awards of performance share units of the Company (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

Company Related Parties. “Company Related Parties” is defined in Section 7.3(c) of the Agreement.

Company Returns. “Company Returns” is defined in Section 2.15(a) of the Agreement.

Company RSUs. “Company RSUs” shall mean all awards of restricted stock units of the Company (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

Company SEC Documents. “Company SEC Documents” is defined in Section 2.4(a) of the Agreement.

Company Stock Awards. “Company Stock Awards” shall mean all Company Options, Company RSUs and Company PSUs.

Company Stockholder Approval. “Company Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote upon the adoption of the Agreement at the Stockholders’ Meeting.

Conflicts Minerals Rule. “Conflict Minerals Rule” is defined in Section 2.11(b) of the Agreement.

Confidentiality Agreement. “Confidentiality Agreement” is defined in Section 4.1 of the Agreement.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Continuing Employees. “Continuing Employees” is defined in Section 5.5 of the Agreement.

Contract. “Contract” shall mean any written or oral agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, note, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature (except, in each case, ordinary course of business purchase orders).

Determination Notice. “Determination Notice” is defined in Section 5.1(b)(i) of the Agreement.

DGCL. “DGCL” shall mean the Delaware General Corporation Law, as amended.

Dissenting Shares. “Dissenting Shares” is defined in Section 1.7 of the Agreement.

DOJ. “DOJ” shall mean the U.S. Department of Justice.

DOL. “DOL” is defined in Section 2.16(c) of the Agreement.

Effective Time. “Effective Time” is defined in Section 1.3(b) of the Agreement.

Employee Matters. “Employee Matters” is defined in Section 2.16(b) of the Agreement.

Employee Plan. “Employee Plan” shall mean any salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement and each other employee benefit plan or arrangement sponsored, maintained, contributed to or required to be contributed to by any Acquired Corporation for the benefit of any Company Associate or with respect to which any Acquired Corporation has any liability.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

End Date. “End Date” is defined in Section 7.1(e) of the Agreement.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

ESPP. “ESPP” means the Company’s 2011 Employee Stock Purchase Plan.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Exchange Ratio. “Exchange Ratio” means the quotient determined by dividing (x) the Merger Consideration by (y) the VWAP of the Allergan Common Stock, and rounding the result to the nearest 1/10,000 of share of Allergan Common Stock.

FDA. “FDA” shall mean the United States Food and Drug Administration.

FDCA. “FDCA” shall mean the Federal Food, Drug and Cosmetics Act, as amended.

FTC. “FTC” shall mean the U.S. Federal Trade Commission.

GAAP. “GAAP” is defined in Section 2.4(b) of the Agreement.

Good Clinical Practices. “Good Clinical Practices” shall have the meaning set forth in the FDCA.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court, arbitrator or other tribunal.

Hazardous Materials. “Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

In-bound Licenses. “In-bound Licenses” is defined in Section 2.8(d) of the Agreement.

Indebtedness. “Indebtedness” shall mean (a) any indebtedness for borrowed money (including the issuance of any debt security) to any Person other than the Company or any of its Subsidiaries, (b) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person other than the Company and any of its Subsidiaries, (c) any obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases), or (d) any guaranty of any such obligations described in clauses “(a)” through “(c)” of any Person other than the Company or any of its Subsidiaries (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business).

Indemnified Persons. “Indemnified Persons” is defined in Section 5.6(a) of the Agreement.

Indemnifying Parties. “Indemnifying Parties” is defined in Section 5.6(b) of the Agreement.

Intellectual Property Rights. “Intellectual Property Rights” shall mean and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights in trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology (including rights in computer software and firmware) (“Trade Secrets”); (d) patents and industrial property rights; (e) all other intellectual property and proprietary rights; and (f) all registrations, renewals, extensions, combinations, statutory invention registrations, provisionals, continuations, continuations-in-part, divisions, or reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

IRS. “IRS” shall mean the Internal Revenue Service.

knowledge. “knowledge” with respect to an Entity shall mean with respect to any matter in question the actual knowledge of such Entity’s executive officers after due inquiry. With respect to matters involving Intellectual Property, knowledge does not require that any of such Entity’s executive officers conduct or have conducted or obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any Intellectual Property clearance searches, and no knowledge of any third party Intellectual Property that would have been revealed by such inquiries, opinions or searches will be imputed to such executive officers.

Leased Real Property. “Leased Real Property” is defined in Section 2.7(b) of the Agreement.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of NASDAQ).

Material Adverse Effect. An effect, change, event, occurrence, violation, inaccuracy, circumstance or other matter shall be deemed to have a “Material Adverse Effect” on the Acquired Corporations if such effect, change, event, occurrence, violation, inaccuracy, circumstance or other matter (whether or not any such matter, considered together with all other matters, would constitute a breach of the representations, warranties, covenants or agreements of the Company set forth in the Agreement) had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, financial condition or results of operations of the Acquired Corporations taken as a whole or (b) the ability of the Company to consummate the Transactions in a timely manner; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably likely to be, a Material Adverse Effect on the Acquired Corporations for purposes of clause (a) above: (i) any change in the market price or trading volume of the Company’s stock; (ii) any event, violation, inaccuracy, circumstance or other matter directly resulting from the announcement or pendency of the Transactions (other than for purposes of any representation or warranty contained in Section 2.23 but subject to disclosures in Part 2.23 of the Company Disclosure Schedule); (iii) any event, circumstance, change or effect in the industries in which the Acquired Corporations operate or in the economy generally or other general business, financial or market conditions, except to the extent that the

Acquired Corporations are adversely affected disproportionately relative to the other participants in such industries or the economy generally, as applicable; (iv) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency; (v) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to any act of terrorism, war, national or international calamity or any other similar event, except to the extent that such event, circumstance, change or effect disproportionately affects the Acquired Corporations relative to other participants in the industries in which the Acquired Corporations operate or the economy generally, as applicable; (vi) the failure of the Company to meet internal or analysts’ expectations or projections or the results of operations of the Company; (vii) any adverse effect arising from or otherwise relating to any action taken by the Company at the written direction of Parent or any action specifically required to be taken by the Company, or the failure of the Company to take any action that the Company is specifically prohibited by the terms of this Agreement from taking to the extent Parent fails to give its consent thereto after a written request therefor pursuant to Section 4.2; (viii) any event, circumstance, change or effect directly resulting or directly arising from Parent’s or Merger Sub’s breach of this Agreement; or (ix) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to any change in, or any compliance with or action taken for the purpose of complying with, any Legal Requirement or GAAP (or interpretations of any Legal Requirement or GAAP); it being understood that the exceptions in clauses “(i)” and “(vi)” shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clauses “(ii)” through “(v)” or “(vii)” through “(ix)” hereof) is or would be reasonably likely to have, individually or in the aggregate with any other effects, changes, events, occurrences, violations, inaccuracies, circumstances or other matters, a Material Adverse Effect.

Material Contract. “Material Contract” is defined in Section 2.9(a) of the Agreement.

Merger. “Merger” is defined in Recital B of the Agreement.

Merger Consideration. “Merger Consideration” is defined in Section 1.5(a)(iii) of the Agreement.

Merger Sub. “Merger Sub” is defined in the preamble to the Agreement.

NASDAQ. “NASDAQ” shall mean The NASDAQ Global Market.

Out-bound Licenses. “Out-bound Licenses” is defined in Section 2.8(d) of the Agreement.

Parent. “Parent” is defined in the preamble to the Agreement.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any effect, change, event or occurrence that would individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

Parent Related Parties. “Parent Related Parties” is defined in Section 7.3(b) of the Agreement.

Parties. “Parties” shall mean Parent, Merger Sub and the Company.

Paying Agent. “Paying Agent” is defined in Section 1.6(a) of the Agreement.

Payment Fund. “Payment Fund” is defined in Section 1.6(a) of the Agreement.

Permitted Encumbrance. “Permitted Encumbrance” shall mean (a) any Encumbrance that arises out of Taxes not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, (b) any Encumbrance representing the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business), (c) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract, and (d) in the case of real property, Encumbrances that are easements, covenants, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property or that are otherwise set forth on a title report or would be revealed on an accurate survey of such real property.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Data. “Personal Data” is defined in Section 2.12(b) of the Agreement.

Pre-Closing Period. “Pre-Closing Period” is defined in Section 4.1 of the Agreement.

Proxy Statement. “Proxy Statement” is defined in Section 2.4(g).

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered or issued under the authority of any Governmental Body, consisting of all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, registered domain names, and all applications for any of the foregoing.

Release. “Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

Representatives. “Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Shares. “Shares” is defined in Section 1.5(a)(i) of the Agreement.

Specified Agreement. “Specified Agreement” is defined in Section 7.1(e) of the Agreement.

Stockholders’ Meeting. “Stockholders’ Meeting” means the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Superior Offer. “Superior Offer” shall mean a bona fide written Acquisition Proposal that the Board of Directors of the Company determines, in its good faith judgment, after consultation with its outside legal counsel and its financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Company’s Board of Directors deems relevant, and if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the transaction contemplated by this Agreement; provided that for purposes of the definition of “Superior Offer”, the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “80%.”

Surviving Corporation. “Surviving Corporation” is defined in Recital B of the Agreement.

Takeover Laws. “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations.

Tax. “Tax” shall mean any tax (including any income tax, export tax, import tax, franchise tax, capital gains tax, capital stock or equity tax, gross receipts tax, value-added tax, surtax, estimated tax, employment tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, rent tax, real property tax, personal property tax, services tax, business tax, withholding tax social tax or payroll tax), tariff, duty (including any customs duty) or other tax of any kind whatsoever, including any charge or amount (including any fine, penalty, addition or interest) related to any tax, imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, claim for refund, certificate or other document or information (including any amendments thereof or any schedules or attachments thereto) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, reporting, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Termination Fee. “Termination Fee” is defined in Section 7.3(b) of the Agreement.

Trade Secrets. “Trade Secrets” is defined in the definition of Intellectual Property Rights.

Transactions. “Transactions” shall mean (a) the execution and delivery of the Agreement and (b) all of the transactions contemplated by this Agreement, including the Merger.

VWAP of Allergan Common Stock. “VWAP of Allergan Common Stock” means the volume weighted average price of Allergan Common Stock (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) for a ten (10) trading day period, starting with the opening of trading on the twelfth (12th) trading day prior to the Closing Date and ending with the closing of trading on the third to last trading day prior to the Closing Date.

EXHIBIT B

SURVIVING CORPORATION CERTIFICATE OF INCORPORATION

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ZELTIQ AESTHETICS, INC.

ARTICLE ONE

NAME

The name of the corporation is ZELTIQ AESTHETICS, INC. (the “Corporation”). The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of the State of Delaware on March 22, 2005, under the name of Juniper Medical, Inc., as thereafter amended.

ARTICLE TWO

ADDRESS OF REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware and the County of Kent is 160 Greentree Drive, Suite 101, Dover, Delaware 19904. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE THREE

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be authorized under the Delaware General Corporation Law (“DGCL”).

ARTICLE FOUR

CAPITAL STOCK

(a) Designation and Amount. The total number of shares of stock which the Corporation has authority to issue is 1,000 shares, consisting of 1,000 shares of Common Stock, with a par value of $0.01 per share.

(b) Common Stock.

(i) Classes of Common Stock. Of the 1,000 shares of Common Stock which the Corporation is authorized to issue, 1,000 shares shall be Voting Common Stock.

(ii) Rights of the Common Stock. Except as set forth in Article 4(b)(iii) below, the Voting Common Stock shall have the same rights and preferences and shall be treated as one class of Common Stock. The board of directors may declare a dividend upon the Common Stock out of the unrestricted and unreserved surplus of the Corporation. The holders of the Voting Common Stock shall share ratably in any such dividend in proportion to the number of shares of Voting Common Stock held by each such holder. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation shall be distributed ratably among the holders of the Voting Common Stock in proportion to the number of shares held by each such holder.

(iii) Voting Rights. Except as otherwise provided by the DGCL, by this Amended and Restated Certificate of Incorporation or any amendments thereto, all of the voting power of the Corporation shall be vested in the holders of the Voting Common Stock, and each holder of Voting Common Stock shall have one (1) vote for each share of Common Stock held by such holder on all matters voted upon by the stockholders.

ARTICLE FIVE

EXISTENCE

The Corporation is to have perpetual existence.

ARTICLE SIX

BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the bylaws of the Corporation.

ARTICLE SEVEN

MEETINGS OF STOCKHOLDERS

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

ARTICLE EIGHT

INDEMNIFICATION

A director of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment or modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), any person (a “Covered Person”) who was or is a party or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature (a “proceeding”), by reason of the fact that such Covered Person, or a person for whom he or she is the legal representative, is or was, at any time during which this Article Eight is in effect (whether or not such Covered Person continues to serve in such capacity at the time any indemnification or payment of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), a director or officer of the Corporation, or has or had agreed to become a director of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust, nonprofit entity or other enterprise, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, against all liability and loss suffered (including, without limitation, any judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) and expenses (including attorneys’ fees), actually and reasonably incurred by such Covered Person in connection with such proceeding to the fullest extent permitted by law, and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided however, that, except as provided in Section (b) of this Article Eight the Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors. The right to indemnification conferred in this Section (a) of Article Eight and such rights as may be conferred in the bylaws of the Corporation shall include the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred by a Covered Person in defending any such proceeding in advance of its final disposition, in accordance with the bylaws of the Corporation. The rights conferred upon Covered Persons in this Article Eight shall be contract rights that vest at the time of such person’s service to or at the request of the Corporation and such rights shall continue as to a Covered Person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. The Corporation may, by action of the board of directors, provide indemnification to employees and agents of the Corporation with the same (or lesser) scope and effect as the foregoing indemnification of directors and officers.

In accordance with the bylaws of the Corporation, if a claim for indemnification under this Article Eight is not paid in full within sixty (60) days after a written claim has been received by the Corporation, the Covered Person making such claim may at any time thereafter file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.

In accordance with the bylaws of the Corporation, the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred any Covered Person by this Article Eight (i) shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, the bylaws, agreement, vote of stockholders or disinterested directors or otherwise and (ii) cannot be terminated by the Corporation, the board of directors or the stockholders of the Corporation with respect to a Covered Person ’s service occurring prior to the date of such termination.

ARTICLE NINE

AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this          day of                       , 2017.

By:
Name:
Title:

Company Disclosure Schedule omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of such schedules, or any section thereof, to the SEC upon request.

ANNEX B

Guggenheim Securities, LLC

330 Madison Avenue

New York, New York 10017

GuggenheimPartners.com

February 13, 2017

The Board of Directors

ZELTIQ Aesthetics, Inc.

4698 Willow Road

Pleasanton, CA 94588

Members of the Board:

We understand that ZELTIQ Aesthetics, Inc. (“ZELTIQ”), Allergan Holdco US, Inc. (“Allergan”) and Blizzard Merger Sub, Inc., a wholly owned subsidiary of Allergan (“Merger Sub”), intend to enter into an Agreement and Plan of Merger to be dated as of February 13, 2017 (the “Agreement”), pursuant to which Merger Sub will merge (the “Merger”) with and into ZELTIQ, and ZELTIQ will become a wholly owned subsidiary of Allergan. Pursuant to the Agreement, each of the issued and outstanding shares of the common stock, par value $0.001 per share, of ZELTIQ (the “Shares”) (subject to certain exceptions) will be converted into the right to receive $56.50 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have asked us to render our opinion as to whether the Merger Consideration is fair, from a financial point of view, to holders of the Shares (excluding Allergan, Merger Sub or any of their respective affiliates).

In the course of performing our reviews and analyses for rendering our opinion, we have:

•	Reviewed a draft of the Agreement dated as of February 13, 2017;

•	Reviewed certain publicly available business and financial information regarding ZELTIQ;

•	Reviewed certain non-public business and financial information regarding ZELTIQ’s business and prospects, including certain financial projections for ZELTIQ for the years ending December 31, 2017 through December 31, 2026 (the “ZELTIQ Projections”), all as prepared and provided to us by ZELTIQ’s senior management;

•	Discussed with ZELTIQ’s senior management their views of ZELTIQ’s business, operations, historical and projected financial results and future prospects, including the commercial, competitive and regulatory dynamics in the medical device industry;

•	Reviewed the historical prices, trading multiples and trading activity of the Shares;

•	Compared the financial performance of ZELTIQ and the trading multiples and trading activity of the Shares with corresponding data for certain other publicly traded companies that we deemed relevant in evaluating ZELTIQ;

•	Reviewed the valuation and financial metrics of certain mergers and acquisitions that we deemed relevant in evaluating the Merger;

•	Performed discounted cash flow analyses for ZELTIQ based on the ZELTIQ Projections; and

•	Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

The Board of Directors

ZELTIQ Aesthetics, Inc.

February 13, 2017

With respect to the information used in arriving at our opinion:

•	We have relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, the ZELTIQ Projections, any other estimates and any other forward-looking information) furnished by or discussed with ZELTIQ or obtained from public sources, data suppliers and other third parties.

•	We (i) do not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and we have not independently verified, any such information (including, without limitation, the ZELTIQ Projections, any other estimates and any other forward-looking information), (ii) express no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of the ZELTIQ Projections, any other estimates and any other forward-looking information or the assumptions upon which they are based and (iii) have relied upon the assurances of ZELTIQ’s senior management that they are unaware of any facts or circumstances that would make such information (including, without limitation, the ZELTIQ Projections, any other estimates and any other forward-looking information) incomplete, inaccurate or misleading.

•	Specifically, with respect to (i) the ZELTIQ Projections, any other estimates and any other forward-looking information furnished by or discussed with ZELTIQ, (a) we have been advised by ZELTIQ’s senior management, and we have assumed, that the ZELTIQ Projections, any other estimates and any other forward-looking information utilized in our analyses have been reasonably prepared on bases reflecting the best currently available estimates and judgments of ZELTIQ’s senior management as to the expected future performance of ZELTIQ and the corporate income tax rates applicable to the ZELTIQ Projections, such other estimates and such other forward-looking information and (b) we have assumed that the ZELTIQ Projections, such other estimates and such other forward-looking information have been reviewed by ZELTIQ’s Board of Directors with the understanding that such information will be used and relied upon by us in connection with rendering our opinion and (ii) any financial projections, other estimates and/or other forward-looking information obtained by us from public sources, data suppliers and other third parties, we have assumed that such information is reasonable and reliable.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of ZELTIQ or any other entity or the solvency or fair value of ZELTIQ or any other entity, nor have we been furnished with any such appraisals. We are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in our opinion should be construed as constituting advice with respect to such matters; accordingly, we have relied on the assessments of ZELTIQ and its other advisors with respect to such matters. ZELTIQ’s senior management has advised us that the ZELTIQ Projections, all other estimates and all other forward-looking information reflect the current US federal corporate income tax regime pursuant to the Internal Revenue Code of 1986, as amended; at the direction of ZELTIQ’s senior management, we have not considered or analyzed the impacts of any potential or proposed reform thereof in connection with our opinion and analyses. We are not expressing any view or rendering any opinion regarding the tax consequences of the Merger to ZELTIQ or its securityholders.

In rendering our opinion, we have assumed that, in all respects meaningful to our analyses, (i) the final executed form of the Agreement will not differ from the draft that we have reviewed, (ii) each of ZELTIQ, Allergan and Merger Sub will comply with all terms of the Agreement and (iii) the representations and warranties of each of ZELTIQ, Allergan and Merger Sub contained in the Agreement are true and correct and all conditions to the

The Board of Directors

ZELTIQ Aesthetics, Inc.

February 13, 2017

obligations of each party to the Agreement to consummate the Merger will be satisfied without any waiver, amendment or modification thereof. We also have assumed that the Merger will be consummated in a timely manner in accordance with the terms of the Agreement and in compliance with all applicable laws, documents and other requirements, without any delays, limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on ZELTIQ or the Merger in any way meaningful to our analyses or opinion.

In rendering our opinion, we do not express any view or opinion as to the price or range of prices at which the Shares or other securities of ZELTIQ may trade or otherwise be transferable at any time, including subsequent to the announcement or consummation of the Merger.

We have acted as a financial advisor to ZELTIQ in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. A portion of our compensation is payable upon delivery of our opinion and will be credited against the fee payable upon consummation of the Merger. In addition, ZELTIQ has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.

As previously disclosed, during the past two years Guggenheim Securities, LLC (“Guggenheim Securities”) has not been engaged by, provided investment banking or financial advisory services to or received investment banking or financial advisory fees from ZELTIQ or Allegan, except as follows: (i) we were engaged as one of ZELTIQ’s financial advisors in connection its exploration of a potential sale transaction in September 2015, for which we did not receive any investment banking or financial advisory fees and (ii) we acted as financial advisor to an affiliate of Allergan in connection with its recent acquisition of LifeCell Corporation, for which we received an agreed upon fee. In addition, we acted as financial advisor to AqueSys, Inc. in connection with its acquisition by an affiliate of Allergan in 2015, for which we also received agreed upon fees. Guggenheim Securities may seek to provide ZELTIQ, Allergan and their respective affiliates with certain financial advisory and investment banking services unrelated to the Merger in the future, for which services Guggenheim Securities would expect to receive compensation.

Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for our and their own accounts and the accounts of our and their customers, including: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities and its affiliates and related entities may (i) provide such financial services to ZELTIQ, Allergan, other participants in the Merger or their respective affiliates, subsidiaries, investment funds and portfolio companies, for which services Guggenheim Securities and its affiliates and related entities have received, and may receive, compensation and (ii) directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to debt and equity securities, loans and derivative products of or relating to ZELTIQ, Allergan, other participants in the Merger and their respective affiliates, subsidiaries, investment funds and portfolio companies. Furthermore, Guggenheim Securities and its affiliates and related entities and our or their respective directors, officers, employees, consultants and agents may have investments in ZELTIQ, Allergan, other participants in the Merger or their respective affiliates, subsidiaries, investment funds and portfolio companies.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and

The Board of Directors

ZELTIQ Aesthetics, Inc.

February 13, 2017

publish research reports with respect to ZELTIQ, Allergan, other participants in the Merger or their respective affiliates, subsidiaries, investment funds and portfolio companies and the Merger that differ from the views of Guggenheim Securities’ investment banking personnel.

Our opinion has been provided to ZELTIQ’s Board of Directors (in its capacity as such) for its information and assistance in connection with its evaluation of the Merger Consideration. Our opinion may not be disclosed publicly, made available to third parties or reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to holders of the Shares in connection with the Merger.

Our opinion and any materials provided in connection therewith do not constitute a recommendation to ZELTIQ’s Board of Directors with respect to the Merger, nor does our opinion constitute advice or a recommendation to any holder of the Shares as to how to vote or act in connection with the Merger or otherwise. Our opinion does not address ZELTIQ’s underlying business or financial decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for ZELTIQ or the effects of any other transaction in which ZELTIQ might engage. Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration to holders of the Shares (excluding Allergan, Merger Sub or any of their respective affiliates). We do not express any view or opinion as to (i) any other term, aspect or implication of (a) the Merger or the Agreement (including, without limitation, the form or structure of the Merger) or (b) any other agreement, transaction document or instrument contemplated by the Agreement or to be entered into or amended in connection with the Merger or (ii) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities, creditors or other constituencies of ZELTIQ. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of ZELTIQ’s or Allergan’s directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration or otherwise.

Our opinion has been authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, capital markets and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on facts, circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to holders of the Shares (excluding Allergan, Merger Sub or any of their respective affiliates).

Very truly yours,

GUGGENHEIM SECURITIES, LLC

ANNEX C

§ 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)  Appraisal rights shall be perfected as follows:

(1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)  If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)  After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Preliminary Copy

FOLD AND DETACH HERE

ZELTIQ Aesthetics, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF STOCKHOLDERS

[    ]day, [            ], 2017

[    ]:[    ][    ].m. (local time)

Rosewood Conference Center

4400 Rosewood Dr.

Pleasanton, CA 94588

ZELTIQ Aesthetics, Inc.
4410 Rosewood Drive	proxy
Pleasanton, California 94588

This proxy is solicited by the Board of Directors for the Special Meeting of Stockholders to be held on [            ], 2017.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Special Meeting of Stockholders to be held [            ], 2017, and the Proxy Statement and hereby appoints Mark J. Foley, Sergio Garcia and Taylor C. Harris, and each of them, each with the power to appoint his or her substitute and hereby authorizes them, as attorneys-in-fact and proxies of the undersigned, to represent and to vote as designated on the reverse side, all shares of common stock of ZELTIQ Aesthetics, Inc. (the “Company”) held of record by the undersigned on [            ], 2017, at the Special Meeting of Stockholders to be held at the Rosewood Conference Center, 4400 Rosewood Dr., Pleasanton, CA 94588, on [            ], 2017, at [    ]:[    ] [    ].m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, FOR PROPOSAL 2, AND, IF NECESSARY, FOR PROPOSAL 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT.

IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Please view, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – [ ] Use the Internet to vote your proxy until 11:59 p.m. (ET) on [ ], 2017.

PHONE – 1-800-[ ] Use a touch-tone telephone to vote your proxy until 11:59 p.m. (ET) on [ ], 2017.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

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Please detach here

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3.

1.	To adopt the Agreement and Plan of Merger, dated as of February 13, 2017, by and among Allergan Holdco US, Inc., Blizzard Merger Sub, Inc., a wholly-owned subsidiary of Allergan US, Inc., and ZELTIQ Aesthetics, Inc., as it may be amended from time to time (the “merger agreement”).	☐ For	☐ Against	☐ Abstain

2.	To approve, on an advisory basis, the merger-related compensation for ZELTIQ’s named executive officers.	☐ For	☐ Against	☐ Abstain

3.	To vote to adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of adoption of the merger agreement.	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below:    ☐                                                              Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.